     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             STC BROADCASTING, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4833                         75-2676358
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                ROBERT N. SMITH
                            CHIEF EXECUTIVE OFFICER
                        3839 4TH STREET NORTH, SUITE 420
                         ST. PETERSBURG, FLORIDA 33703
                                 (813) 821-7900
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                               JEREMY W. DICKENS
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                       PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                  AGGREGATE OFFERING             AMOUNT OF
           SECURITIES TO BE REGISTERED                     PRICE(A)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------
11% Senior Subordinated Notes due 2007............       $100,000,000                 $30,304
======================================================================================================

(a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JUNE     , 1997
PROSPECTUS

                           OFFER FOR ALL OUTSTANDING
                     11% SENIOR SUBORDINATED NOTES DUE 2007
                                IN EXCHANGE FOR
                     11% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF

                             STC BROADCASTING, INC.

STC Broadcasting, Inc. ("STC" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of registered 11% Senior Subordinated Notes due 2007 (the "New Notes") issued by the Company for each $1,000 principal amount of unregistered 11% Senior Subordinated Notes due 2007 (the "Old Notes") issued by the Company, of which an aggregate principal amount of $100,000,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

Interest on the New Notes will be payable semiannually on March 15 and September 15 of each year, commencing on September 15, 1997. The New Notes will mature on March 15, 2007. Except as described below, the Company may not redeem the New Notes prior to March 15, 2002. On and after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time and from time to time on or prior to March 15, 2000, the Company may, subject to certain requirements, redeem up to 25% of the aggregate principal amount of the New Notes with the net cash proceeds from one or more Public Equity Offerings (as defined) at a redemption price equal to 111% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that after any such redemption, at least 75% of the aggregate principal amount of the New Notes originally issued remain outstanding immediately after each such redemption. The New Notes will not be subject to any sinking fund requirements. Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to March 15, 2002, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest plus the Applicable Premium (as defined) and (ii) if the New Notes are not redeemed or if such Change of Control occurs after March 15, 2002, the Company will be required to offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the repurchase date. See "Description of New Notes."

The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Indenture under which the New Notes will be issued (the "Indenture") will permit the Company and its Subsidiaries (as defined) to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of Notes." The net proceeds from the sale of the Old Notes were used by the Company to repay outstanding indebtedness incurred in connection with the recent acquisition of certain commercial television broadcast station assets (the "Acquisition"). See "The Acquisition" and "Use of Proceeds." As of March 31, 1997, on a pro forma basis after giving effect to the Acquisition and the Original Offering (as defined), there would not have been any Senior Indebtedness outstanding, and the Company would have had no Senior Subordinated Indebtedness outstanding other than the New Notes and no indebtedness subordinated to the New Notes outstanding. See "Description of New Notes -- Ranking and Subordination."

--------------------------------------------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
--------------------------------------------------------------------------------
The Company will accept for exchange any and all Old Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on           , 1997,
unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed, for a period of 90 days after the Expiration Date, to make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

No public market existed for the Old Notes before the Exchange Offer. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the New Notes is currently anticipated. The Company will pay all the expenses incident to the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                THE DATE OF THIS PROSPECTUS IS           , 1997.

                             AVAILABLE INFORMATION

     As a result of the filing under the Securities Act of 1933, as amended (the "Securities Act") of the Registration Statement on Form S-1 with respect to the New Notes (the "Registration Statement"), of which this Prospectus is a part, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file with the Commission and may be examined without charge at the public reference facilities of the Commission described above. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information filed by the Company with the Commission may also be obtained from the web site that the Commission maintains at http://www.sec.gov.

     The Company is required by the Indenture to furnish the holders of the New Notes with copies of the annual reports and of the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, so long as any New Notes are outstanding.

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

     As used in this Prospectus, unless the context otherwise requires, (i) the "Company" or "STC" refers to STC Broadcasting, Inc. and its subsidiaries; (ii) the "Stations" collectively refer to WEYI-TV, Saginaw, Michigan ("WEYI"), WROC-TV, Rochester, New York ("WROC"), KSBW-TV, Salinas, California ("KSBW"), and WTOV-TV, Steubenville, Ohio ("WTOV"); (iii) "Holdings" refers to Sunrise Television Corp., which owns all of the capital stock of the Company; and (iv) "SBP" refers to Smith Broadcasting Partners, L.P. and "SBG" refers to Smith Broadcasting Group, Inc., each an affiliate of Robert N. Smith. SBP and SBG had interests in the Stations prior to the Acquisition and continue to have interests through their indirect ownership in Holdings. In addition, as used in this Prospectus, references to the "Company" in the context of WTOV refers to the Company's 100% non-voting and 99% equity interest in Smith Acquisition Company ("SAC"), which owns and operates WTOV. See "The Acquisition."

     The terms "broadcast cash flow" and "operating cash flow" are referred to in various places in this Prospectus. "Broadcast cash flow" is defined as station operating income (loss) plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights, minus payments on program rights. "Operating cash flow" is defined as station operating income (loss) plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights, minus payments on program rights and corporate expenses. Although broadcast cash flow and operating cash flow are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that broadcast cash flow is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a television broadcast company's operating performance and that operating cash flow is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a television broadcast company's ability to service debt. Neither broadcast cash flow nor operating cash flow should be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability. These terms may not be comparable to other similarly titled items for other companies.

     Designated market area ("DMA") rankings are from the Nielsen Station Index dated November 1996 as estimated by the A.C. Nielsen Company ("Nielsen"). There are 211 generally-recognized television "markets" or DMAs in the United States, which are ranked in size according to various factors based upon actual or potential audience. Unless otherwise indicated herein, (i) market revenue, market revenue share, projected advertising revenue growth and station revenue share data have been obtained from Investing in Television 1993, 1994, 1995 and 1996, BIA Publications, Inc. ("BIA"); (ii) television household data has been obtained from the Nielsen Station Index for November of the appropriate year;
(iii) audience share and audience rankings, except where specifically stated to the contrary, have been derived from Nielsen estimates (November of the appropriate year) of the percentage of persons in the DMA tuned into the relevant station from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.); (iv) general market economic data has been obtained from BIA and the chambers of commerce in each Station's market; (v) the term "station" or "commercial station" means a television broadcast station and does not include public television stations, cable stations or networks (e.g., CNN, TBS or ESPN), or stations that do not meet the minimum Nielsen reporting standards (i.e., weekly cumulative audience share of at least 2.5% for Sunday to Saturday, 7:00 a.m. to 1:00 a.m.); and (vi) the term "independent" describes a commercial television station that is not affiliated with the ABC, CBS, NBC or Fox television networks.

     The year ended December 31, 1996, when used with reference to financial information of the Stations, refers to the period that the Stations were owned by Jupiter/Smith TV Holdings, L.P. ("Jupiter") and operated by SBP during 1996, which period began on January 3 with respect to WEYI, WROC and WTOV and January 17 with respect to KSBW. Management does not consider the results of operations of the Stations from January 1, 1996 to the dates the Stations were acquired to be significant to the combined results of operations of the Stations for the year ended December 31, 1996.

                                    SUMMARY

     The following summary should be read in conjunction with the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus. For additional information relating to certain defined terms and financial reporting periods used herein, as well as the sources for the market and other industry data contained herein, see "Certain Definitions and Market and Industry Data." Unless the context otherwise requires, references herein to the New Notes following the consummation of the Exchange Offer assume that all outstanding Old Notes are tendered and exchanged for New Notes in the Exchange Offer.

                                  THE COMPANY

     The Company currently owns and operates four network-affiliated television broadcast stations located in four distinct and geographically diverse markets, ranging in size from the 62nd to the 139th largest DMAs in the United States. Three of the Stations are network affiliates of NBC (one of which is also a secondary affiliate of ABC) and one Station is a network affiliate of CBS.

     The Company was recently organized by management and Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") with the goal of becoming a leading owner and operator of network-affiliated television broadcast stations, serving select "middle-to-small markets" (i.e., those DMAs ranked from approximately 50 to 150 by Nielsen). Management believes that these markets provide greater opportunity for the Company to successfully apply its business strategy of increasing revenues while controlling operating costs and other expenses. Commercial stations in the Company's target markets generally face limited competition from other over-the-air broadcasters for audience, syndicated programming and advertising revenues.

     For the year ended December 31, 1996 (throughout which the Stations were operated by the Company's current management), the Stations' net revenues and broadcast cash flow increased 14.1% and 78.6%, respectively, from $32.9 million and $8.6 million, respectively, in 1995 to $37.6 million and $15.4 million, respectively, in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In 1996, none of the Stations accounted for more than 30.0% of the Stations' aggregate net revenues. The Company is actively pursuing additional acquisitions of television broadcast stations in other middle-to-small markets that it believes will provide similar opportunities to increase broadcast cash flow.

     The four markets in which the Company currently operates offer geographic diversity that reduces the impact on the Company of changes in respective market economies and provide favorable competitive operating environments. Three of these markets range from the 62nd to the 70th largest markets in the United States based on reported market revenues. In the Wheeling, West Virginia-Steubenville, Ohio DMA, the Company's Station is one of only two commercial television broadcast stations and in the Flint-Saginaw-Bay City, Michigan and Rochester, New York DMAs, the Company's Stations are one of only four commercial television broadcast stations. In the six station Monterey-Salinas, California DMA, the Company's Station effectively has the only over-the-air VHF signal capable of reaching a majority of the households in this market due to the natural barrier formed by the mountains surrounding the Monterey Bay, which tends to interfere with the competing VHF station located in San Jose, California. The Company's Stations are the number one ranked station in the Monterey-Salinas and Wheeling-Steubenville DMAs and the number three ranked station in the Flint-Saginaw-Bay City and Rochester DMAs. The Company believes that the Stations are well positioned to achieve long-term growth in audience share and revenue share because of (i) the limited competition for viewers from other over-the-air television broadcasters in these markets, (ii) the strength of the Company's management and (iii) the Stations' favorable and/or improving rankings within their DMAs. In addition, management believes that the limited number of other television broadcast stations in these markets enables the Company to purchase syndicated programming at favorable rates.

     The following table summarizes certain information regarding each Station and its respective DMA:

                                                                                                   YEAR ENDED DECEMBER 31, 1996
                                                   PRIMARY/      NUMBER OF                         -----------------------------
                                        MARKET     SECONDARY    COMMERCIAL    STATION   STATION         NET             % OF
       STATION/CHANNEL:          DMA    REVENUE     NETWORK     TV STATIONS   RANK IN   AUDIENCE    REVENUES(1)      TOTAL NET
              DMA                RANK    RANK     AFFILIATION     IN DMA        DMA      SHARE     (IN THOUSANDS)     REVENUES
       ----------------          ----   -------   -----------   -----------   -------   --------   --------------   ------------
WEYI/25:
 Flint-Saginaw-Bay City, MI....   62       70        NBC             4           3        13%         $ 8,061          21.5%
WROC/8:
 Rochester, NY.................   74       62        CBS             4           3        18%         $10,994          29.3%
KSBW/8:
 Monterey-Salinas, CA..........  122       69        NBC             6(2)        1        22%         $10,486          27.9%
WTOV/9:
 Wheeling, WV- Steubenville,
   OH..........................  139      160      NBC/ABC           2           1        22%         $ 8,018          21.3%

---------------

(1) Includes trade and barter revenues and net of agency and sales representative commissions.
(2) The Company's Station effectively has the only over-the-air VHF signal capable of reaching a majority of the households in this market. In addition, of the six stations in this DMA, two are Spanish-language stations. See "Business -- The Stations -- KSBW: Monterey-Salinas, California."

                                 BUSINESS STRATEGY

     The Company's business strategy is to acquire and operate television broadcast stations and maximize operating cash flow through both revenue growth and improved cost control. The Company believes that revenue growth and cost control may be achieved simultaneously, principally because many of the costs associated with operating a television station are fixed. The Company's management team has successfully implemented this strategy with other television broadcast stations as well as with the Stations. Key components of the Company's business strategy include:

     Controlling Costs. The Company seeks to selectively reduce costs at acquired stations without adversely affecting growth. Since management assumed operations of the Stations in January 1996, broadcast cash flow margins at the Stations increased from 26.2% for 1995 to 41.0% for 1996, in part due to an approximately $2.2 million reduction in station operating expenses. Broadcast cash flow margins at each of the Stations increased from 1995 to 1996, including significant improvements at WEYI (from 13.0% for 1995 to 45.5% for 1996) and WTOV (from 33.4% for 1995 to 49.0% for 1996). This financial success resulted in part from management's aggressive cost saving initiatives such as the elimination of unnecessary sales expenses. After acquiring a station, management implements a cost control strategy stressing the elimination of unnecessary costs, budgeting, accountability and disciplined credit and collection procedures. Management believes that it has created an operating structure that can profitably accommodate revenue growth. See "Certain Transactions."

     Intensifying Sales Efforts. The Company implements an aggressive approach to sales and marketing designed to increase market revenue share. Management believes that increases in revenue share are not necessarily dependent on increases in audience share. Since management assumed operations of the Stations in January 1996, net revenues of the Stations increased by 14.1% over 1995, due, in part, to newly implemented initiatives such as: (i) the restructuring and expansion of the local sales departments at three of the Stations (including the hiring of new sales management and experienced sales personnel with local market knowledge); (ii) the engagement of a new national sales representative firm for three of the Stations; (iii) the sponsorship and broadcasting of local events and activities, such as highly-rated high school football, offering local advertisers value-added community identity; and (iv) the institution of more efficient sales incentives.

     Building on Local News Franchises. The Company seeks to increase revenues by developing a highly-rated, well-differentiated local news product designed to build viewer loyalty and target specific demographic audiences that appeal to advertisers. Through the implementation of its strategy, management has succeeded in strengthening the top-rated local news positions of KSBW (four times the audience ratings of its nearest news competitor) and WTOV (winner of 10 Associated Press awards in Ohio and West Virginia) in their respective DMAs. At WROC and WEYI, the local news programming has been redirected through several initiatives including: (i) the hiring of a new news director at WROC with prior successful experience redirecting news operations (whose responsibilities also include overseeing the news programming at the other Stations); (ii) the hiring of new, experienced on-air talent (including new anchor teams); (iii) the creation of a new on-air appearance at WROC through improved set lighting, music, graphics and news room production equipment; (iv) the reprogramming of local newscasts to include more exclusive/investigative stories with greater audience appeal; and (v) the careful selection of top-rated syndicated programming that is broadcast just prior to and after the local news.

     Managing Program Selection. Each Station seeks to cost effectively purchase first-run and off-network syndicated programming to target specific demographic audiences. The Stations have been able to purchase syndicated programming at rates that management believes are attractive, in part because of the limited competition for such programming in the Stations' DMAs. WROC, WTOV and KSBW have contracts (expiring in 1999 and 2000) to air highly-rated programming, such as The Oprah Winfrey Show, Jeopardy and Wheel of Fortune. In September 1996, WEYI began airing programming such as Hard Copy and Entertainment Tonight, which had previously been broadcast by a local competitor. Additional highly-rated syndicated programming aired by the Stations includes Rosie O'Donnell on WROC (through September 1997), WTOV and KSBW (beginning in September 1997) and Seinfeld and Mad About You on WTOV.

     Positioning and Branding Stations. The Company seeks to increase revenues by developing and maintaining a unique, local "brand image" for each Station within its respective market with which viewers and advertisers can identify. This strategy integrates local news, programming, promotion and sales efforts for each Station based on its market's demographics, competition, dynamics and opportunities. By covering local events in more of the 12 Ohio Valley counties (including the Wheeling, West Virginia market) than its competitors, WTOV has been able to increase its profile with viewers and advertisers and differentiate itself from its local competitors. KSBW continues to reinforce its identity with viewers as the "Monterey-Salinas" television station with highly-recognized, established on-air talent, as well as comprehensive local news coverage and community involvement. WEYI has benefited from its network affiliation and positioned itself as mid-Michigan's NBC station.

     Pursuing Selective Acquisitions. The Company actively seeks to acquire underperforming television stations that management believes can benefit from its business strategy. Targeted stations generally have one or more of the following characteristics: (i) attractive acquisition terms, which may include station-for-station exchanges; (ii) opportunities to implement effective cost controls; (iii) opportunities for increased advertising revenue; (iv) opportunities for increased audience share through improved newscasts and programming; (v) limited competition from other television broadcasters; and
(vi) market locations that possess attractive projected growth in advertising revenues. The Company generally targets network-affiliated stations, which typically have established audiences for their news, sports and entertainment programming, located in DMAs generally ranked from 50 to 150. Management believes that these stations can achieve operating margins comparable to larger market stations, yet may be purchased for lower multiples of cash flow. The Company believes that because of the limited competition from other television broadcasters in these middle-to-small markets, there is an opportunity for local stations to attract large local audience share and thus compete successfully for advertising revenues with alternative media, such as cable television, radio and newspapers.

                            MANAGEMENT AND OWNERSHIP

     Management, together with Hicks Muse, organized the Company in order to pursue the business strategy described previously. Management and Hicks Muse have combined their efforts in the belief that the ability of the Company's management team to implement successfully its business strategy would be further enhanced by Hicks Muse's extensive experience in the capital markets as well as with other broadcasting ventures.

     The Company's management team, led by Robert N. Smith, President and Chief Executive Officer, has over 17 years of extensive and diverse experience in the television broadcast industry as well as experience in managing within the constraints of leveraged capital structures. Members of the Company's management team have worked together since 1986 and have successfully implemented an operating strategy similar to the Company's at other television stations. The Company's management team assumed the operations of and obtained an ownership interest in the Stations in January 1996. During the year ended December 31, 1996, net revenues and broadcast cash flow of the Stations increased $4.7 million, or 14.1%, and $6.8 million, or 78.6%, respectively. The Company's senior executive officers and other Station general managers have invested approximately $1.9 million in the Company as part of the Acquisition. See "The Acquisition."

     Hicks Muse is a private investment firm with offices in Dallas, New York, St. Louis and Mexico City that specializes in leveraged acquisitions, recapitalizations and other principal investing activities. Hicks Muse (including its predecessor firm) has completed or has pending approximately 90 leveraged acquisitions having a combined transaction value of approximately $19 billion. An affiliate of Hicks Muse is the managing general partner of Sunrise Television Partners, L.P., (the "Partnership"), which controls Holdings. Investment partnerships controlled by Hicks Muse invested approximately $75.0 million (including approximately $68.0 million by affiliates of Hicks Muse) in the Partnership in connection with the Acquisition. See "The Acquisition" and "Certain Transactions."

     Hicks Muse has extensive experience using leveraged acquisition platforms in the radio broadcast and other industries. It is the founder of Chancellor Broadcasting Company ("Chancellor") and Capstar Broadcasting Partners, Inc. ("Capstar"), which have been active acquirors and successful operators of radio broadcast stations. Both Chancellor and Capstar employ acquisition and operating strategies similar to the strategy of the Company. When Hicks Muse formed Chancellor in 1994 and Capstar in 1996, neither company owned or operated any radio stations. On a pro forma basis assuming the consummation of certain pending transactions, Chancellor and Capstar would own and operate, or provide services to, approximately 103 and 120 radio stations, respectively. See "Risk Factors -- Potential Conflicts of Interest" and "Business -- Federal Regulation of Television Broadcasting -- Other Ownership Matters."

                               RECENT DEVELOPMENT

     On May 8, 1997, the Company entered into an agreement and plan of merger (the "WJAC Merger Agreement") with WJAC, Incorporated ("WJAC"), pursuant to which WJAC will become a wholly owned subsidiary of the Company. WJAC, channel 6, is a VHF NBC-affiliated station serving the Johnstown/Altoona, Pennsylvania market, which is the 92nd largest DMA in the United States. The approximate purchase price will be $36.0 million including certain working capital, and the expected closing date will be early in the fourth quarter of 1997. The Company intends to finance this transaction with the proceeds of future debt and/or equity financings. The WJAC Merger Agreement is subject to customary conditions and no assurances can be given as to whether, or on what terms, such transaction or such financings will be consummated by the Company.

     On April 18, 1997, the Company entered into a letter of intent to acquire all of the stock of a company that owns two television broadcast stations for approximately $8.5 million, excluding working capital. The letter of intent is subject to customary conditions and no assurances can be given as to whether, or on what terms, such potential acquisition will be consummated by the Company.

     The Company is in discussions with respect to other possible acquisitions of television broadcast stations, although no agreements have been reached. Consideration for such acquisitions would consist of available cash, plus the proceeds of future debt and/or equity financings. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

The Exchange Offer.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $100 million aggregate principal amount are outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that the New Notes will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of New Notes."

                             Based on an interpretation by the Commission's
                               staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, sold and otherwise transferred by any person receiving the New Notes, whether or not that person is the registered holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person,
                               (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of these New Notes. See "Plan of Distribution."

Registration Rights
  Agreement................  The Old Notes were sold by the Company on March 25,
                               1997, in a private placement in reliance on
                               Section 4(2) of the Securities Act and
                               immediately resold by the initial purchasers thereof in reliance on Rule 144A under the Securities Act (the "Original Offering"). In connection with the Original Offering, the Company entered into an Exchange and Registration Rights Agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement") requiring the Company to make the Exchange Offer. See "The Exchange
                               Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                               York City time,             , 1997, or such later
                               date and time to which it is extended by the Company.

Withdrawal.................  The tender of the Old Notes pursuant to the
                               Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New
  Notes and Old Notes......  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New
                               Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later. No additional interest will be paid on Old Notes tendered and accept for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Certain Conditions to Exchange Offer."

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. Persons holding the Old Notes through the Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder of the Old Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Original Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer,
                               (v) any holder of Old Notes participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes or (iv) the Company so elects.

Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                               Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  U.S. Trust Company of Texas, N.A., is serving as
                               Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Effect of Not Tendering....  Old Notes that are not tendered or that are improperly tendered and not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                                 THE NEW NOTES

Issuer.....................  STC Broadcasting, Inc.

Securities Offered.........  $100,000,000 aggregate principal amount of 11%
                             Senior Subordinated Notes due 2007 (the "New
                             Notes").

Maturity...................  March 15, 2007.

Interest Payment Dates.....  March 15 and September 15 of each year, commencing on September 15, 1997.

Sinking Fund...............  None.

Optional Redemption........  Except as described below, the Company may not redeem the New Notes prior to March 15, 2002. On and after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time and from time to time on or prior to March 15, 2000, the Company may redeem up to 25% of the aggregate principal amount of the New Notes with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 111% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of New Notes would remain outstanding immediately after each such redemption. See "Description of New Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, (i) the
                             Company will have the option, at any time on or prior to March 15, 2002, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest plus the Applicable Premium and (ii) if the Company does not so redeem the New Notes or if a Change of Control occurs after March 15, 2002, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the repurchase date. See "Description of New Notes -- Change of Control."

Ranking....................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness outstanding under the Credit Agreement. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. In addition, the New Notes will be effectively subordinated to all indebtedness of subsidiaries of the Company. As of December 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Original Offering, there would not have been any Senior Indebtedness outstanding and the Company would have had no Senior Subordinated Indebtedness outstanding other than the New Notes and no indebtedness subordinated to the New Notes outstanding. See "Description of New
                             Notes -- Ranking and Subordination."

Restrictive Covenants......  The Indenture will limit, among other things, (i)
                             the incurrence of additional indebtedness by the Company and its Subsidiaries, (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Subsidiaries, (iii) investments, (iv) the sale or swap of assets, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also will prohibit certain restrictions on distributions from Subsidiaries. However, all of those limitations and prohibitions will be subject to a number of important qualifications and exceptions. See "Description of New
                             Notes -- Certain Covenants."

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

     The net proceeds from the Original Offering were used (i) to repay borrowings under the Credit Agreement incurred to finance the Acquisition and
(ii) to pay certain expenses incurred in connection with the Original Offering. The Company will use the remaining net proceeds received from the Original Offering to fund future acquisitions and for working capital and other general corporate purposes.

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the New Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth as of the dates and for the periods indicated (i) summary historical financial information of the Stations and (ii) summary pro forma financial information of the Stations and the Company. The historical financial information for the three years ended December 31, 1996 has been derived from the audited financial statements of the Stations and have been audited by Arthur Andersen LLP, independent auditors, and are included elsewhere herein. Statement of Operations Data below station operating income and related Other Financial Data, as well as Balance Sheet Data, for the Stations for the years ended, or at, December 31, 1994 through December 31, 1995 have not been presented because such information is not meaningful for the following reasons:
(i) during such periods the Stations were owned and/or operated by persons other than the Company and management; (ii) they were not owned or operated as a single unit for any of such periods; and (iii) they were operated as part of larger units, and therefore, allocations of corporate expenses, interest and long term debt cannot appropriately be made to the Stations. The summary pro forma information gives effect to the Acquisition, the Original Offering and the proposed acquisition of WJAC, but does not purport to represent what the Company's results actually would have been if such transactions had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. See "Unaudited Pro Forma Financial Information," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                   HISTORICAL                     PRO FORMA
                                          ----------------------------   ----------------------------
                                                                                        THREE MONTHS
                                            YEARS ENDED DECEMBER 31,      YEAR ENDED        ENDED
                                          ----------------------------   DECEMBER 31,     MARCH 31,
                                           1994      1995     1996(1)     1996(1)(2)     1997(1)(2)
                                          -------   -------   --------   ------------   -------------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues............................  $31,043   $32,905   $ 37,559     $ 47,104       $ 10,667
Station operating expenses..............   19,822    20,729     18,564       24,219          6,193
Amortization of program rights..........    3,123     3,181      3,581        4,446          1,197
Depreciation and amortization...........    3,695     4,119     10,146       18,162          4,539
                                          -------   -------   --------     --------       --------
  Station operating income..............  $ 4,403   $ 4,876      5,268          277         (1,262)
                                          =======   =======
Corporate expenses(3)...................                           840        1,250            312
                                                              --------     --------       --------
  Operating income (loss)...............                         4,428         (973)        (1,574)
Interest expense........................                         6,072       12,917          3,230
Other income(4).........................                         1,552        1,552             60
                                                              --------     --------       --------
Loss before income taxes................                           (92)     (12,338)        (4,744)
Provision for income taxes(5)...........                            --          200             50
                                                              --------     --------       --------
  Net loss..............................                      $    (92)     (12,538)        (4,794)
                                                              ========
Dividends and accretion on Redeemable
  Preferred Stock(6)....................                                      4,332          1,083
                                                                           --------       --------
Loss applicable to common shares........                                   $(16,870)      $ (5,877)
                                                                           ========       ========
OTHER FINANCIAL DATA:
Broadcast cash flow(7)..................  $ 7,822   $ 8,624   $ 15,405     $ 18,420       $  3,303
Broadcast cash flow margin(8)...........     25.2%     26.2%      41.0%        39.1%          31.0%
Operating cash flow(9)..................                      $ 14,565     $ 17,170       $  2,991
Capital expenditures(10)................  $ 1,287   $   750      2,966        3,365            657
Payments for program rights.............    3,399     3,552      3,590        4,128          1,062
Ratio (deficiency) of earnings to fixed
  charges(11)...........................                           1.0x    $(16,670)      $ (5,827)

BALANCE SHEET DATA (AT YEAR END):
Cash and cash equivalents...............                      $  2,753     $     --       $  2,653
Total assets............................                       106,608      225,843        244,100
Total long-term debt, including current
  portion...............................                        65,000      121,300        121,300
Redeemable Preferred Stock(12)..........                            --       28,500         28,861
Partners'/Common stockholder's equity...                        36,313       58,937         57,992
                                    See notes on following page.

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

---------------

 (1) Financial information for 1996 reflects the period that the Stations were owned by Jupiter and operated by management during 1996, which began on January 3 with respect to WEYI, WROC and WTOV and January 17 with respect to KSBW. Management does not consider the results of operations of the Stations from January 1, 1996 to the dates the Stations were acquired to be significant to the results of operations of the Stations for the year ended December 31, 1996.

 (2) Pro forma Statement of Operations Data gives effect to the Acquisition, the Original Offering and the proposed acquisition of WJAC as if such transactions occurred on January 1, 1996. Pro forma Balance Sheet Data gives effect to the Acquisition, the Original Offering and proposed acquisition of WJAC as if such transactions occurred on March 31, 1997.

 (3) Corporate expenses consist primarily of management fees and other corporate expenses, including corporate salaries.

 (4) Other income consists primarily of approximately $1.5 million of nonrecurring revenues for consulting services provided during 1996.

 (5) No provision for income taxes has been reflected for historical 1996 since the Stations operated as partnerships and the net loss of such partnerships was reported by the partners. No pro forma provision for federal income taxes has been reflected due to the pro forma net loss. Pro forma state tax provisions of $200,000 and $50,000 have been reflected for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

 (6) Reflects accrued dividends and accretion on the Redeemable Preferred Stock.

 (7) "Broadcast cash flow" consists of station operating income plus depreciation on property and equipment, amortization of intangible assets and amortization of program rights minus payments on program rights. Broadcast cash flow is not a measure of performance calculated in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

 (8) "Broadcast cash flow margin" is broadcast cash flow divided by net revenues expressed as a percentage.

 (9) "Operating cash flow" consists of station operating income plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights minus payments on program rights and corporate expenses. Operating cash flow is not a measure of performance calculated in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

(10) The Company anticipates capital expenditures to be approximately $2.8 million for 1997, and approximately $1.6 million per year thereafter.

(11) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing charges, the component of rental expense believed by management to be representative of the interest factor thereon and preferred stock dividend requirements and related accretion. If the ratio is less than 1.0x, the deficiency is shown.

(12) Consists of 14% Exchangeable Redeemable Preferred Stock (the "Redeemable Preferred Stock"), mandatorily redeemable in 2008 with an aggregate liquidation preference of $30.0 million. Dividends are cumulative and payable quarterly, which prior to 2002 may, at the option of the Company, be paid in additional shares of Redeemable Preferred Stock. In addition, the Redeemable Preferred Stock is exchangeable at any time, at the option of the Company, for debt of the Company. The Credit Agreement and the Indenture will limit the Company's ability to pay cash dividends prior to 2002 and the Company's ability to exchange the Redeemable Preferred Stock for debt of the Company. See "Description of Redeemable Preferred Stock."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Notes offered hereby.

ABSENCE OF OPERATING HISTORY; RECENT ACQUISITION OF STATIONS

     The Company has been newly formed and has not yet conducted substantial operations; therefore, there are limited historical financial results of the Company for investors to evaluate. While this Prospectus contains historical results of operations of the Stations, the Stations were only under the operating management of certain members of management of the Company since January 1996. Consequently, there is limited information about the performance of the Stations under the Company's management for prospective purchasers of the New Notes to evaluate. In addition, historical and predecessor results of operations are not necessarily indicative of future results. See "Business."

     The Acquisition has been accounted for using the purchase method of accounting and the total purchase price has been allocated to the assets and liabilities acquired, based upon their respective fair values. As a result, the Company will have significant non-cash charges for depreciation and amortization expense related to the fixed assets and goodwill that were acquired in the Acquisition. In addition, the Company has incurred substantial indebtedness in connection with the Acquisition for which it will have significant debt service requirements. For the foregoing reasons, the Company expects that it will report net losses for the foreseeable future.

RISKS RELATED TO THE ABILITY TO IMPLEMENT THE COMPANY'S OPERATING AND ACQUISITION STRATEGY

     No assurances can be given that the Company or its management team will be able to implement successfully the operating strategy described herein, including the ability to identify, negotiate and consummate future acquisitions on favorable terms. While management may have successfully implemented similar operating strategies in the past for particular stations, no assurances can be given as to what degree the Company or its management will be able to implement successfully such strategies for the Company in the future.

     The ability of the Company to implement its operating strategy and to consummate future acquisitions will require significant additional debt and/or equity capital and no assurances can be given as to whether, and on what terms, such additional debt and/or equity capital will be available.

SUBSTANTIAL LEVERAGE AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

     The Company has indebtedness that is substantial in relation to its stockholder's equity. As of March 31, 1997, on a pro forma basis after giving effect to the Acquisition and the Original Offering (but excluding the proposed acquisition of WJAC), the Company would have had approximately $100.0 million of indebtedness outstanding, and there would have been approximately $35.0 million available for future borrowings under the Revolving Credit Facility. See "Capitalization," "Description of the Credit Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." On the same pro forma basis, the Company's earnings would have been insufficient to cover fixed charges by $9.3 million for the year ended December 31, 1996. The Company may incur additional indebtedness in the future, subject to certain limitations to be contained in the Indenture and the Credit Agreement and intends to do so in order to fund future acquisitions as part of its operating strategy. See "Business -- Business Strategy," "Description of New Notes" and "Description of the Credit Agreement."

     The Company's high degree of leverage could have several important consequences to the holders of the New Notes, including, but not limited to, the following: (i) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes, may be limited; and (iii) the Company's leveraged position and the covenants that will be contained in the Indenture and the Credit Agreement could limit the Company's ability to compete, as well as its ability to expand, including through acquisitions, and to make capital improvements.

     The Company's ability to pay interest and principal under the Credit Agreement and the New Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. Based on the current level of operations and anticipated future growth (both internally generated as well as through acquisitions), the Company anticipates that its cash flow from operations, together with borrowings under the Credit Agreement, should be sufficient to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will generate cash flow at or above projected levels or that anticipated future growth can be achieved. If the Company is unable to service its indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, the Company will be forced to pursue one or more alternative strategies, such as restructuring or refinancing its indebtedness, selling assets or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the Federal Communications Commission (the "FCC") could be obtained on a timely basis, or at all, for the transfer of any of the Stations' licenses in connection with a proposed sale of assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Federal Regulation of Television Broadcasting."

SUBORDINATION

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the New Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company (including, without limitation, the Credit Agreement). In addition, the Credit Agreement, but not the New Notes, is secured by all tangible and intangible assets of the Company and its subsidiaries and is unconditionally guaranteed, on a senior basis, by each of the present and future subsidiaries of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company, the assets of the Company will be available to pay obligations on the New Notes only after all Senior Indebtedness (including amounts outstanding under the Credit Agreement) has been so paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of the New Notes, or purchase, redeem or otherwise retire the New Notes, in the event of certain defaults with respect to Senior Indebtedness, including Senior Indebtedness under the Credit Agreement. As of March 31, 1997, on a pro forma basis after giving effect to the Acquisition and the Original Offering, there would not have been any Senior Indebtedness outstanding. Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of New Notes -- Ranking and Subordination," "-- Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" and "Description of the Credit Agreement."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture and the Credit Agreement contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Agreement contains certain other and more restrictive covenants and requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratio and financial condition tests can be effected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement or the Indenture. In the event of an event of default under the Credit Agreement or the Indenture the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Credit Agreement, if the Company were unable to pay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Substantially all the assets of the Company, including the stock of its subsidiaries that will hold the Company's FCC licenses, will be pledged as collateral to secure the Company's obligations under the Credit Agreement. If the indebtedness under the Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the New Notes. See "Description of New Notes -- Certain Covenants" and "Description of the Credit Agreement."

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF ECONOMIC CONDITIONS

     The television industry is affected by prevailing economic conditions. Because the Company relies on sales of advertising time for substantially all its revenues, the Company's operating results are sensitive to general and regional economic conditions. Consequently, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenues of broadcast television stations. The Station's revenues in 1996 were positively affected by significantly increased advertising revenues as a result of the occurrence in that year of both the presidential election and the NBC broadcast of both the United States-based Summer Olympic Games and the Super Bowl. The Company does not expect a similar event or events to positively impact advertising revenues in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

CONTROL OF COMPANY

     All of the common stock of Holdings is owned by the Partnership, whose sole general partner is an affiliate of Hicks Muse. As a result, Hicks Muse is effectively able to elect all of the members of the Board of Directors of Holdings and therefore direct the management and policies of the Company. The interests of Hicks Muse and its affiliates may differ from the interests of holders of the New Notes. See " -- Potential Conflicts of Interest," "The Acquisition," "Securities Ownership of Certain Beneficial Ownership" and "Certain Transactions."

POTENTIAL CONFLICTS OF INTEREST

     Hicks Muse is in the business of making significant investments in existing or newly formed companies and may from time to time acquire and hold controlling or noncontrolling interests in television broadcast assets (other than through the Company), or other businesses that may directly or indirectly compete with the Company, including competition for advertising revenues. Although it currently has no intention to do so, Hicks Muse and its affiliates may from time to time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to the business of the Company and therefore such acquisition opportunities may not be available to the Company. In addition, Hicks Muse may from time to time identify and structure acquisitions for the Company and will receive fees in connection with such transactions. Certain affiliates of Hicks Muse have entered, and in the future may enter, into business relationships with the Company or its subsidiaries. See "Certain Transactions."

     Robert N. Smith (through SBG) currently holds a controlling interest in seven television broadcast stations and has interests in two television cable stations (other than through the Company), none of which are located in markets in which the Company currently competes. The employment agreement among the Company, Holdings and Mr. Smith requires him to devote his best efforts and such time, attention, knowledge and skill to the operation of the Stations as is necessary to manage and supervise the Stations and the Company. In addition, Mr. Smith's employment agreement permits him to invest in, become employed by or otherwise render services to or for (i) another business enterprise (other than the Company) having an interest in or operating a television station within certain excluded markets in which Mr. Smith currently holds an interest in a television station (the "Excluded Markets") and (ii) after an opportunity to acquire or invest shall have been presented to the Company and the Company shall have declined in writing to make such acquisition or investment, up to three additional excluded stations (the "Excluded Stations"). As a result, potential conflicts of interest with the Company could arise in the allocation of his time and resources. See "Management and Directors -- Executive Compensation."

     Pursuant to an employment agreement among the Company, Holdings and David
A. Fitz, Mr. Fitz is required to devote his best efforts and his working time, attention, knowledge and skill solely to the operation of the Stations; provided, however, that Mr. Fitz is permitted to devote reasonable time to advisory services and oversight duties in connection with Mr. Smith's investments in Excluded Markets and any acquisitions or investments in Excluded Stations. In addition, Mr. Fitz's employment agreement permits him to invest in, become employed by or otherwise render services to or for another business enterprise (other than the Company) having an interest in or operating a television station within the Excluded Markets. As a result, potential conflicts of interest with the Company could arise in the allocation of his time and resources. See "Management and Directors -- Executive Compensation."

     The number of television stations the Company may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals under FCC rules. In addition, the FCC's radio/television cross-ownership rule generally prohibits a single individual or entity from having an attributable interest in both a television station and a radio station serving the same market. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The broadcast interests of the Company's officers, directors and majority stockholder are generally attributable to the Company, which may limit the Company from acquiring or owning television stations in certain markets. See
"Summary -- Management and Ownership," "Business -- Federal Regulation of Television Broadcasting -- Television" and "-- Other Ownership Matters."

     As a result of the current or future ownership of television and radio broadcast stations by entities in which Hicks Muse, Mr. Smith and other members of management of the Company have significant equity interests (other than through the Company), regulatory and other restrictions may restrict or prohibit the Company from entering the markets in which those other stations operate or intend to operate. See "Summary -- Management and Ownership."

DEPENDENCE UPON KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers, regional directors and general managers. The loss of the services of its Chief Executive Officer, Robert N. Smith, its President, Sandy DiPasquale, or its Senior Vice President and Chief Financial Officer, David A. Fitz, may have a material adverse effect on the operations of the Company. In connection with the Acquisition, each executive officer entered into five-year employment agreements with Holdings and the Company. See
"-- Potential Conflicts of Interests" and "Management and Directors -- Executive Compensation."

CHANGE OF CONTROL

     Upon a Change of Control, the Company may be required to offer to purchase all of the New Notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the New Notes that the Company might be required to purchase. In the event that the Company were required to purchase New Notes pursuant to a Change of Control Offer (as defined), the Company expects that it would require third party financing. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Credit Agreement will restrict the Company's ability to repurchase the New Notes, including pursuant to a Change of Control Offer. A Change of Control will result in an event of default under the Credit Agreement and may cause the acceleration of other Senior Indebtedness, if any, in which case the subordination provisions of the New Notes would require payment in full of the Credit Agreement and any other such Senior Indebtedness before repurchase of the New Notes. See "Description of New Notes -- Ranking and Subordination" and
" -- Change of Control" and "Description of the Credit Agreement." The inability to repay Senior Indebtedness, if accelerated, and to purchase all of the tendered New Notes, would constitute an event of default under the Indenture.

DEPENDENCE ON NETWORK AFFILIATIONS

     Three of the Stations are affiliated with NBC (one of which is also a secondary affiliate of ABC) and one Station is affiliated with CBS. The television viewership levels for each of the Stations are materially dependent upon programming provided by the network with which each Station is affiliated. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. In addition, the Company received approximately $2.8 million in the year ended December 31, 1996 from revenues from affiliation agreements, which expire between January 2002 and December 2005. Although the Company expects to be able to renew its affiliation agreements, there can be no assurance to that effect. The non-renewal or termination of one or more of these network affiliation agreements may have a material adverse effect on the Company's results of operations. See
"Business -- Network Affiliations."

LABOR RELATIONS

     As of March 31, 1997, approximately 45% of the Company's employees worked under various collective bargaining agreements. While the Company believes that its relations with its employees at all the Stations are good, there can be no assurance that the Stations' collective bargaining agreements will be renewed in the future. A prolonged labor dispute (which could include a work stoppage) could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

COMPETITIVE NATURE AND RISK OF CHANGES IN THE TELEVISION INDUSTRY

     The television industry is highly competitive. The Stations compete for audience and advertising revenues with other television stations (including other network and non-network(independent) television broadcast stations available over-the-air and through local cable systems) as well as with other media such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories and direct mail. During the past decade, the entry of strong independent broadcast stations, new networks such as Fox, the Warner Brothers Network ("WB") and the United Paramount Network ("UPN") and other programming alternatives such as cable television, home satellite delivery, home video and, more recently, direct broadcast satellite ("DBS") television and video signals delivered over telephone lines have subjected, and will continue to subject, traditional network-affiliated television stations to new types of competition. Competition for programming involves negotiating with national program distributors or syndicators for exclusive rights to broadcast first run or rerun packages of programming in each respective market.

     The ability of each of the Stations to generate advertising revenues is dependent, to a significant degree, upon its audience ratings, which, in turn, are dependent on successful programming. There can be no assurance that any of the Stations will be able to maintain or increase the popularity of its programming, audience share or advertising revenues. To the extent certain of the Company's competitors have, or in the future obtain, greater financial resources than the Company, the Company's ability to compete successfully in its broadcasting markets may be impeded. See "Business -- Competition."

     The television industry is subject to technological and regulatory changes that could adversely affect the Company. Video compression technology currently under development, as well as other technological developments, have the potential to provide vastly expanded programming to targeted audiences. Competition in the television industry in the future may come from interactive video and data services that may provide two-way interaction. The Company is unable to predict the effect that these or other technological changes will have on the television industry or the future results of the Company's operations. On April 3, 1997, the FCC adopted a table of digital channel allotments and rules for the implementation of digital television service ("DTV") in the United States, including high-definition television ("HDTV"). The digital table of allotments provides each existing television station licensee or permittee with a second broadcast channel to be used during the transition to DTV, conditioned upon the surrender of one of the channels at the end of the DTV transition period. Implementation of DTV will improve the technical quality of television. Furthermore, the implementing rules permit broadcasters to use their assigned digital spectrum flexibly to provide either standard- or high-definition video signals and additional services, including, for example, data transfer, subscription video, interactive material, and audio signals. However, the digital table of allotments was devised on the basis of certain technical assumptions which have not been subjected to extensive field testing and which, along with specific digital channel assignments, are the subject of petitions for reconsideration of the FCC's April 3, 1997 decision. Conversion to DTV may reduce the geographic reach of the Company's stations or result in increased interference, with, in either case, a corresponding loss of population coverage. DTV implementation will impose additional costs on the Company, primarily due to the capital costs associated with construction of DTV facilities and increased operating costs both during and after the transition period. The FCC has set a target date of 2006 for expiration of the transition period, subject to biennial reviews to evaluate the progress of DTV, including the rate of consumer acceptance.

     Advances in technology and changes in the regulatory climate may increase competition for household audiences, programs and advertisers. The Company cannot predict how the combination of business, regulatory and technological changes will affect the broadcast industry or the Company, including its capital needs, results of operations or business prospects. See "Business -- Federal Regulation of Television Broadcasting."

REGULATORY MATTERS

     The broadcasting industry is subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal, transfer of control or assignment of television station operating licenses. In particular, the Company's television business is dependent upon its continuing ability to hold television broadcast licenses from the FCC, which, generally, prior to the enactment of the Telecommunications Act, had been issued for five-year terms. However, the Telecommunications Act directs the FCC to extend the term of television broadcast licenses to eight years for license applications filed after May 1, 1995. The FCC has issued an order implementing this statutory mandate. The Company's existing television station licenses expire between October 1, 1997 and June 1, 1999. There can be no assurance that any of the Company's television broadcast licenses will be renewed at their expiration dates for their full terms, or at all. The non-renewal or limitation of one or more of the Company's television broadcast licenses would have a material adverse effect on the Company. The Telecommunications Act also addresses a wide variety of matters (including technological changes) that affect the operation and ownership of the Company's television stations. The Telecommunications Act eliminates the restrictions on the number of television stations an entity may own, operate or control nationally and increases the national audience reach limitation to 35%. The FCC has been directed to adopt rules relating to the retention, modification or elimination of local ownership limitations and spectrum flexibility in connection with the issuance of additional licenses for advanced television services, including how to establish and collect fees from broadcasters for the implementation of ancillary and supplementary services. See "Business -- Federal Regulation of Television Broadcasting."

     The FCC has been directed to revise its rules to permit cross-ownership interests between a broadcast network and a cable system, and, if necessary, to revise its rules to ensure carriage, channel positioning and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. The FCC has been directed to review its television ownership rules every two years and currently has several broadcast related rulemaking proceedings underway. There can be no assurance that any such rulemaking or resulting changes would not materially adversely affect the Company and/or increase competition. See "Business -- Federal Regulation of Television Broadcasting" and "Business -- Competition."

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes were issued on March 25, 1997 and the Company is not aware that any active trading market for the Old Notes has developed. The Company does not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. There can be no assurances that a market will develop for the New Notes or as to the liquidity of any market that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may fluctuate significantly depending upon many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market, if any, for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE ACQUISITION

     Holdings and the Company are newly formed corporations organized by Hicks Muse and the Company's management. Holdings owns 100% of the capital stock of the Company. See "Management and Directors," "Certain Transactions" and "Securities Ownership of Certain Beneficial Owners."

     In January 1996, Jupiter acquired the Stations for approximately $105.4 million (including working capital and fees). SBP had an ownership interest in and managed the Stations pursuant to a contract with Jupiter. Robert N. Smith (through SBG), Sandy DiPasquale, John M. Purcell and David A. Fitz are partners in SBP.

     On February 28, 1997, the Company purchased substantially all the assets of the Stations from Jupiter for approximately $157.0 million (the "Acquisition"). Certain members of the Company's management or companies controlled by management received an aggregate of approximately $10.0 million (subject to possible increase after certain post-closing adjustments) of the Acquisition consideration. The Company's senior executive officers and other station general managers have invested $1.9 million in the Company as part of the Acquisition.

     The total cost of the Acquisition (including related fees and expenses) was $167.3 million. The Company financed the Acquisition through (i) $29.8 million in borrowings under the $35.0 million secured revolving credit facility (the "Revolving Credit Facility"), (ii) $60.0 million in borrowings under the secured term loan facility (the "Term Loan," together with the Revolving Credit Facility, the "Credit Agreement"), (iii) proceeds of $28.5 million from the issuance of the Redeemable Preferred Stock ($30.0 million aggregate liquidation preference) and (iv) proceeds of $49.0 million from the issuance of common equity to Holdings. See "Use of Proceeds," "Description of the Credit Agreement" and "Description of Redeemable Preferred Stock."

     The Company acquired WTOV through SAC and has filed an application with the FCC to consolidate SAC with and into the Company after the Offering. The Company owns 100% of the nonvoting stock of SAC, which represents 99% of the equity, and SBG owns 100% of the voting stock of SAC, which represents 1% of the equity. The FCC licenses for the Stations are held by subsidiaries of the Company.

                               RECENT DEVELOPMENT

     On May 8, 1997, the Company entered into the WJAC Merger Agreement with WJAC, pursuant to which WJAC will become a wholly owned subsidiary of the Company. WJAC, channel 6, is a VHF NBC-affiliated station serving the Johnstown/Altoona, Pennsylvania market, which is the 92nd largest DMA in the United States. The approximate purchase price will be $36.0 million including certain working capital, and the expected closing date will be early in the fourth quarter of 1997. The Company intends to finance this transaction with the proceeds of future debt and/or equity financings. The WJAC Merger Agreement is subject to customary conditions and no assurances can be given as to whether, or on what terms, such transaction or such financings will be consummated by the Company.

     On April 18, 1997, the Company entered into a letter of intent to acquire all of the stock of a company that owns two television broadcast stations for approximately $8.5 million, excluding working capital. The letter of intent is subject to customary conditions and no assurances can be given as to whether, or on what terms, such potential acquisition will be consummated by the Company.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the exchange pursuant to the Exchange Offer.

     The net proceeds from the Original Offering (approximately $95.9 million) were used (i) to repay the $60.0 million of borrowings outstanding under the Term Loan and (ii) to repay approximately $30.8 million of borrowings outstanding under the Revolving Credit Facility. See "Capitalization" and "Description of the Credit Agreement."

     The Company will use the remaining net proceeds received from the Original Offering to fund future acquisitions and for working capital and other general corporate purposes. Although the Company is in discussions with potential acquisition candidates, there can be no assurance that such transactions will be consummated on favorable terms or that any acquisition, if completed, will be successful. See "Risk Factors -- Risks Related to the Ability to Implement the Company's Operating and Acquisition Strategy" and "Business -- Business Strategy."

     Pending use, the Company has invested the remaining net proceeds from the sale of the Notes in short-term, interest bearing securities.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1997, the (i) historical capitalization of the Company and (ii) the pro forma consolidated capitalization of the Company after giving effect to the proposed acquisition of WJAC. The information set forth below should be read in conjunction with the "Selected Historical Financial Information," the "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                               AS OF MARCH 31, 1997
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................   $  8,653     $  2,653
                                                              =========    =========
Long-term debt:
  Revolving Credit Facility(1)..............................   $     --       21,300
  11% Senior Subordinated Notes due 2007....................    100,000      100,000
                                                               --------     --------
     Total long-term debt...................................    100,000      121,300
Redeemable Preferred Stock(2)...............................     28,861       28,861
Common stockholders' equity:
  Common stock, par value $.01 per share; 1,000 shares
     issued and outstanding.................................         --           --
  Additional paid-in capital................................     49,012       59,012
  Accumulated deficit.......................................     (1,020)      (1,020)
                                                               --------     --------
     Total common stockholders' equity......................     47,992       57,992
                                                               --------     --------
       Total capitalization.................................   $176,853     $208,153
                                                              =========    =========

---------------

(1) The Revolving Credit Facility, which expires in 2004, provides for borrowings of up to $35.0 million in the aggregate, with permanent quarterly commitment reductions beginning in 2000. See "Description of the Credit Agreement."

(2) Consists of 14% Exchangeable Redeemable Preferred Stock, mandatorily redeemable in 2008 with an aggregate liquidation preference of $30.0 million. Dividends are cumulative and payable quarterly, which prior to 2002 may, at the option of the Company, be paid in additional shares of Redeemable Preferred Stock. In addition, the Redeemable Preferred Stock is exchangeable at any time, at the option of the Company, for debt of the Company. The Credit Agreement and the Indenture limit the Company's ability to pay cash dividends prior to 2002 and the Company's ability to exchange the Redeemable Preferred Stock for debt of the Company. See "Description of Redeemable Preferred Stock."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth the selected historical financial information of the Stations as of the dates and for the periods indicated. The historical financial information for the three years ended December 31, 1996 has been derived from the audited financial statements of the Stations and has been audited by Arthur Andersen LLP, independent auditors, and is included elsewhere herein. The historical financial information for the two years ended December 31, 1993 has been derived from unaudited financial data of the Stations. The unaudited information for the three months ended March 31, 1996 has been derived from the financial records of the Stations for the periods that management owned and operated the Stations, and information for the three months ended March 31, 1997 has been derived from the financial records of the Stations and the Company. Statement of Operations Data below station operating income and related Other Financial Data, as well as Balance Sheet Data, for the Stations for the years ended, or at, December 31, 1992 through December 31, 1995 have not been presented because such information is not meaningful for the following reasons:
(i) during such period the Stations were owned and/or operated by persons other than the Company and management; (ii) they were not owned or operated as a single unit for any of such periods; and (iii) they were operated as part of larger units and therefore, allocations of corporate expenses, interest and long term debt can not appropriately be made to the Stations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                            THREE MONTHS
                                                  YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                      ------------------------------------------------   ------------------
                                       1992      1993      1994      1995     1996(1)    1996(1)   1997(1)
                                      -------   -------   -------   -------   --------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues........................  $27,219   $28,120   $31,043   $32,905   $ 37,559    $7,500   $  8,424
Station operating expenses..........   16,680    17,616    19,822    20,729     18,564     4,412      4,693
Amortization of program rights......    3,375     3,599     3,123     3,181      3,581       861        925
Depreciation and amortization.......    3,398     3,567     3,695     4,119     10,146     2,434      2,939
                                      -------   -------   -------   -------   --------    ------   --------
  Station operating income (loss)...  $ 3,766   $ 3,338   $ 4,403   $ 4,876      5,268    $ (207)  $   (133)
                                      ========  ========  ========  ========
Corporate expenses(2)...............                                               840       165        248
                                                                              --------    ------   --------
  Operating income (loss)...........                                             4,428      (372)      (381)
Interest expense....................                                             6,072     1,457      1,699
Other income(3).....................                                             1,552     1,499         60
                                                                              --------    ------   --------
Loss before income taxes............                                               (92)     (330)    (2,020)
Provision for income taxes(4).......                                                --        --         --
                                                                              --------    ------   --------
  Net loss..........................                                          $    (92)   $ (330)    (2,020)
                                                                              =========  =======
Dividends and accretion on
  Redeemable Preferred Stock(5).....                                                                    361
                                                                                                   --------
Loss applicable to common shares....                                                               $ (2,381)
                                                                                                   =========
OTHER FINANCIAL DATA:
Broadcast cash flow(6)..............  $ 7,150   $ 6,939   $ 7,822   $ 8,624   $ 15,405    $2,232   $  2,802
Broadcast cash flow margin(7).......     26.3%     24.7%     25.2%     26.2%      41.0%     29.8%      33.3%
Operating cash flow(8)..............                                          $ 14,565     2,067   $  2,554
Capital expenditures(9).............  $   498   $ 1,515   $ 1,287   $   750      2,966       387        510
Payments for program rights.........    3,389     3,565     3,399     3,552      3,590       856        929
Ratio of earnings to fixed
  charges(11).......................                                               1.0x   $ (330)  $ (2,381)

BALANCE SHEET DATA (AT YEAR END):
Cash and cash equivalents...........                                          $  2,753             $  8,653
Total assets........................                                           106,608              191,561
Total long-term debt, including
  current portion...................                                            65,000                   --
Senior subordinated debt............                                                --              100,000
Partners' equity....................                                            36,313                   --
Redeemable Preferred Stock..........                                                --               28,861
Stockholders' equity................                                                --               47,992

                          See notes on following page.

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA
---------------

 (1) Financial information for 1996 reflects the period that the Stations were owned by Jupiter during 1996, which began on January 3 with respect to WEYI, WROC and WTOV and January 17 with respect to KSBW. Management does not consider the results of operations of the Stations from January 1, 1996 to the dates the Stations were acquired to be significant to the results of operations of the Stations for the year ended December 31, 1996 or the three months ended March 31, 1996. Information for the three months ended March 31, 1997 include two months of combined results of the Stations and one month of operations of the Company.

 (2) Corporate expenses consist primarily of management fees and other corporate expenses, including corporate salaries.

 (3) Other income consists primarily of approximately $1.5 million of nonrecurring revenues for consulting services provided during 1996.

 (4) No provision for income taxes has been reflected for the 1996 periods since the Stations operated as partnerships and the net loss of such partnerships was reported by the partners. No provision for income taxes has been reflected in the 1997 period due to the anticipated losses for the 10 month period ended December 31, 1997.

 (5) Reflects dividend requirements and accretion on the Redeemable Preferred Stock for the month of March 1997 only.

 (6) "Broadcast cash flow" consists of station operating income (loss) plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights minus payments on program rights. Broadcast cash flow is not a measure of performance calculated in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

 (7) "Broadcast cash flow margin" is broadcast cash flow divided by net revenues expressed as a percentage.

 (8) "Operating cash flow" consists of station operating income (loss) plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights minus payments on program rights, obligations and corporate expenses. Operating cash flow is not a measure of performance calculated in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

 (9) Company anticipates capital expenditures to be approximately $2.8 million for 1997, and approximately $1.6 million per year thereafter.

(10) For purposes of this calculation, net total long-term debt consists of total long-term debt outstanding, including current portion, net of cash and cash equivalents.

(11) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing charges, the component of rental expense believed by management to be representative of the interest factor thereon and preferred stock dividend requirements and related accretion. If the ratio is less than 1.0x, the deficiency is shown.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the year ended December 31, 1996 and the two month period ended February 28, 1997 Financial Statements of the Stations and the March 31, 1997 Financial Statements of the Company, which are included elsewhere in this Prospectus, and has been prepared to illustrate the effects of the transactions described below.

     The following unaudited pro forma statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 gives effect to the Acquisition, the Original Offering, and the proposed acquisition of WJAC, as if such transactions had occurred on January 1, 1996. The Stations historical statement of operations for the year ended December 31, 1996, includes the period that the Stations were owned by Jupiter and operated by SBP during 1996, which period began on January 3 with respect to WEYI, WROC and WTOV and January 17 with respect to KSBW. Management does not consider the results of operations of the Stations from January 1, 1996 to the dates the Stations were acquired to be significant to the results of operations of the Stations for the year ended December 31, 1996. The pro forma unaudited balance sheet as of March 31, 1997 has been prepared as if the acquisition of WJAC had occurred on that date.

     The Acquisition and the proposed acquisition of WJAC will be accounted for using the purchase method of accounting. The total purchase costs of the Acquisition (approximately $167.3 million) has been allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The total purchase costs of the proposed WJAC acquisition (approximately $37.3 million) will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets; however, that allocation is not expected to differ materially from the preliminary allocation.

     The Pro Forma Financial Information is based on the historical financial statements of the Stations and the Company and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statements of operations do not purport to represent what the Station's results of operations actually would have been if the Acquisition, the Original Offering and the proposed acquisition of WJAC had occurred as of the date indicated or what results will be for any future periods. The Pro Forma Financial Information is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                   WJAC       PRO FORMA
                                                   HISTORICAL   HISTORICAL   ADJUSTMENTS          PRO FORMA
                                                   ----------   ----------   -----------          ---------
                                         ASSETS

CURRENT ASSETS:
  Cash, cash equivalents and short-term
    investments..................................   $  8,653     $ 5,517      $(11,517)(a)(b)     $  2,653
  Accounts receivable, net.......................      6,836       1,636           (37)(b)           8,435
  Current portion of program rights..............      3,609         162            --               3,771
  Other current assets...........................        927         301           (33)(b)           1,195
                                                    --------     -------      --------            --------
         TOTAL CURRENT ASSETS....................     20,025       7,616       (11,587)             16,054
                                                    --------     -------      --------            --------
PROPERTY AND EQUIPMENT, net......................     26,767       2,502         4,998(b)(c)        34,267
PROGRAM RIGHTS, net of current portion...........      6,855          89            --               6,944
INTANGIBLE ASSETS, net...........................    129,845          --        46,244(c)          176,089
DEFERRED ACQUISITION AND FINANCING COSTS, net....      8,068          --         1,300(c)            9,368
OTHER ASSETS.....................................         --       1,865          (477)(b)           1,388
                                                    --------     -------      --------            --------
         TOTAL ASSETS............................   $191,560     $12,072      $ 40,468            $244,100
                                                    ========     =======     ==========           ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..........   $  3,859     $   509      $    (33)(b)        $  4,335
  Current portion of program rights payable......      3,603         108            --               3,711
                                                    --------     -------      --------            --------
         TOTAL CURRENT LIABILITIES...............      7,462         617           (33)              8,046
                                                    --------     -------      --------            --------
PROGRAM RIGHTS PAYABLE, net of current portion...      7,245          62            --               7,307
SENIOR SUBORDINATED NOTES........................    100,000          --            --             100,000
LONG-TERM DEBT, net of current portion...........         --          --        21,300(a)           21,300
DEFERRED INCOME TAXES............................         --          --        18,000(c)           18,000
OTHER LIABILITIES................................         --       2,604            --               2,604
                                                    --------     -------      --------            --------
         TOTAL LIABILITIES.......................    114,707       3,283        39,267             157,257
                                                    --------     -------      --------            --------
REDEEMABLE PREFERRED STOCK.......................     28,861          --            --              28,861
COMMON STOCKHOLDERS' EQUITY......................     47,992       8,789         1,211(a)           57,992
                                                    --------     -------      --------            --------
         TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY................................   $191,560     $12,072      $ 40,509            $244,110
                                                    ========     =======     ==========           ========

          See Accompanying Notes to Unaudited Pro Forma Balance Sheet

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Reflects the financing of the proposed WJAC acquisition:

    Sources of Funds for the proposed acquisition of WJAC:
      Revolving Credit Facility.................................  $ 21,300
      Cash and cash equivalents.................................     6,000
      Capital contributed by Holdings...........................    10,000
                                                                  --------
                                                                  $ 37,300
                                                                  =========
    The adjustment to cash consists of:
      Cash and short-term investments not acquired (see (b)
         below).................................................  $ (5,517)
      Cash used in purchase of WJAC.............................    (6,000)
                                                                  --------
                                                                  $(11,517)
                                                                  =========
    The adjustment to common stockholders' equity consists of:
      Equity contributed by Holdings............................  $ 10,000
      Less equity of WJAC at March 31, 1997.....................    (8,789)
                                                                  --------
                                                                  $  1,211
                                                                  =========

(b) This adjustment reflects the elimination of assets that are not being acquired and the elimination of liabilities that are not being assumed in the proposed acquisition of WJAC:

    Assets:
      Cash and short-term investments...........................  $ (5,517)
      Receivables...............................................       (37)
      Prepaids..................................................       (33)
      Property and equipment....................................       (55)
      Other assets..............................................      (477)
    Liabilities:
      Accounts payable and accrued expenses.....................        33
                                                                  --------
    Net assets not being acquired...............................  $ (6,086)
                                                                  --------

(c) Reflects the acquisition of WJAC. The proposed WJAC acquisition will be accounted for using the purchase method of accounting. The Company has not yet determined the final allocation of the purchase price and, accordingly, the amounts shown below may differ from the amounts ultimately determined.

     The preliminary pro forma allocation of the purchase price is as follows:

    Purchase price and estimated acquisition and financing
      costs.....................................................  $ 37,300
    Net assets not being acquired...............................     6,086
                                                                  --------
                                                                    43,386
    Less:
    Elimination of WJAC stockholders' equity....................    (8,789)
    Estimated additional deferred costs.........................    (1,300)
                                                                  --------
    Excess of purchase price over historical amounts to be
      allocated.................................................  $ 33,297
                                                                  =========
    Allocation of excess purchase price based on preliminary
      estimated values:
      Property and equipment....................................  $  5,053
      Intangible assets.........................................    46,244
      Deferred income taxes.....................................   (18,000)
                                                                  --------
                                                                  $ 33,297
                                                                  =========

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                 STATION        WJAC       PRO FORMA
                                                HISTORICAL   HISTORICAL   ADJUSTMENTS        PRO FORMA
                                                ----------   ----------   -----------        ---------
Net revenues..................................   $37,559      $10,882      $ (1,337)(a)      $ 47,104
Station operating expenses....................    18,564        7,150        (1,495)(a)        24,219
Amortization of program rights................     3,581          865            --             4,446
Depreciation and amortization.................    10,146          566         7,450(a)(b)      18,162
                                                 -------      -------      --------          --------
Station operating income......................     5,268        2,301        (7,292)              277
Corporate expenses............................       840           --           410(c)          1,250
                                                 -------      -------      --------          --------
Operating income (loss).......................     4,428        2,301        (7,702)             (973)
Interest expense..............................     6,072           --         6,845(d)         12,917
Other income, net.............................     1,552          280          (280)(e)         1,552
                                                 -------      -------      --------          --------
Income (loss) before income taxes.............       (92)       2,581       (14,827)          (12,338)
Income taxes..................................        --        1,071          (871)(f)           200
                                                 -------      -------      --------          --------
Net income (loss).............................       (92)       1,510       (13,956)          (12,538)
Dividends and accretion on Redeemable
  Preferred Stock.............................        --           --         4,332(g)          4,332
                                                 -------      -------      --------          --------
Income (loss) applicable to common shares.....   $   (92)     $ 1,510      $(18,288)         $(16,870)
                                                ========     ========     ==========         =========

                             STC BROADCASTING, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                             STATION AND
                                               COMPANY        WJAC       PRO FORMA
                                             HISTORICAL    HISTORICAL   ADJUSTMENTS        PRO FORMA
                                             -----------   ----------   -----------        ---------
Net revenues...............................    $ 8,424       $2,769       $    (526)(a)     $ 10,667
Station operating expenses.................      4,693        1,950            (450)(a)        6,193
Amortization of program rights.............        925          272              --            1,197
Depreciation and amortization..............      2,939          147           1,453(a)(b)      4,539
                                               -------       ------       ---------         --------
Station operating income (loss)............       (133)         400          (1,529)          (1,262)
Corporate expenses.........................        248           --              64(c)           312
                                               -------       ------       ---------         --------
Operating income (loss)....................       (381)         400          (1,593)          (1,574)
Interest expense...........................      1,699           --           1,531(d)         3,230
Other income, net..........................         60           82             (82)(e)           60
                                               -------       ------       ---------         --------
Income (loss) before income taxes..........     (2,020)         482          (3,206)          (4,744)
Income taxes...............................         --          174            (124)(f)           50
                                               -------       ------       ---------         --------
Net profit (loss)..........................     (2,020)         308          (3,082)          (4,794)
Dividends and accretion on Redeemable
  Preferred Stock..........................        361           --             722(g)         1,083
                                               -------       ------       ---------         --------
Income (loss) applicable to common shares..    $(2,381)      $  308       $  (3,804)        $ (5,877)
                                             =========      =======      ==========         ========

    See Accompanying Notes to Unaudited Pro Forma Statements of Operations.

                     STC BROADCASTING, INC AND SUBSIDIARIES

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

(a) Reflects the revenues and expenses of certain operations of WJAC which are not being acquired by the Company. A summary of such revenues and expenses follows:

                                                                           THREE MONTHS
                                                        YEAR ENDED             ENDED
                                                     DECEMBER 31, 1996    MARCH 31, 1997
                                                     -----------------    ---------------
Net revenues.......................................             (1,337)              (526)
Station operating expenses.........................             (1,495)              (450)
Depreciation and amortization......................                (74)               (19)

(b) Reflects the incremental change in depreciation and amortization expense due to purchase accounting adjustments to property and equipment and intangible assets consistent with the depreciation and amortization policies utilized by the Company and the incremental change in deferred financing charges and organizational costs.

(c) Reflects the incremental change in management fees and other corporate expenses including corporate salaries.

(d) Reflects incremental interest expense associated with the Notes and the proposed acquisition of WJAC, including related borrowings under the Revolving Credit Facility. The Notes bear interest at 11% per annum and the Revolving Credit Facility bears interest at various options, which approximate 9% per annum for the periods presented.

(e) Reflects reduction in interest earned on marketable securities and cash at WJAC since these assets will not be acquired by Company.

(f) No pro forma federal tax provision has been reflected due to the pro forma federal net loss. A provision of $200,000 and $50,000 have been provided for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, for state income taxes.

(g)  Reflects accrued dividends and accretion on the Redeemable Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The revenues of the Stations are primarily advertising revenues and, to a much lesser extent, compensation paid by the networks to the Stations for broadcast network programming and revenues from tower rentals and commercial production activities. The Stations' primary operating expenses are employee compensation and related benefits, news gathering and film and syndicated programming expenditures and promotional costs. A high proportion of the operating expenses of the Stations are fixed in nature.

     In general, television stations receive revenues from advertising sold for placement within and adjoining its local programming and national network programming. Advertising is sold in time increments and is priced primarily on the basis of a program's popularity within the demographic group an advertiser desires to reach, as measured principally by audience surveys conducted in February, May and November of each year. The ratings of local television stations affiliated with a national television network can be affected by ratings of network programming. In addition, advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the markets served by the television station and the availability of alternative advertising media in the market areas. Advertising rates are highest during the most desirable viewing hours, generally during local news programming, access (the hour before prime time), early fringe (3:00 p.m. to 5:00 p.m.) and prime time.

     Most advertising contracts are short-term and generally run for only a few weeks. A majority of the revenues of the Stations is generated from local advertising, which is sold primarily by a Station's sales staff, and the remainder of the advertising revenues represents national advertising, which is sold by independent national advertising sales representatives. See
"Business -- Advertising Sales." The Stations generally pay commissions to advertising agencies on local and national advertising, and on national advertising the Stations also pay additional commissions to the national sales representatives. Three Stations are represented by Katz Media Corporation and one Station is represented by TeleRep, Inc. , each an independent national advertising sales representative firm operating under an agreement that provides for exclusive representation within the particular market of the Station. In 1996, local advertising comprised 55.8% of the Company's gross spot revenues (excluding political advertising), and national advertising comprised 44.2% of the Company's gross spot revenues (excluding political advertising). The net broadcast revenues of the Stations are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. On a quarterly basis for 1996, first, second, third and fourth quarter advertising revenues constituted 19.8%, 25.6%, 24.0% and 30.6%, respectively, of annual advertising revenues. In addition, advertising revenues are generally higher during election years due to spending by political candidates, which spending is typically heaviest during the fourth quarter. In 1996, the Stations' advertising revenues benefited from presidential and congressional elections as well as the NBC broadcast of both the United States-based Olympic Games and the Super Bowl. Management does not anticipate that the Company will benefit from any comparable events in 1997.

     "Broadcast Cash flow" is defined as station operating income (loss) plus depreciation of property and equipment, amortization of intangible assets and amortization of program rights, less payments for program rights. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as an indicator or alternative to operating income, net loss or cash flow as reflected in the accompanying financial statements, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     The financial information for the three months ended March 31, 1996 set forth in the tables below includes operations of KSBW since January 1, 1996, and differs from the presentation under "Selected Historical Financial Information," which includes operations of KSBW since January 17, 1996, which is the date management began operating KSBW.

     The following table sets forth certain data for the three years ended December 31, 1996 and the three months ended March 31, 1997 and 1996.

                                                                         THREE MONTHS
                                                                             ENDED
                                           YEARS ENDED DECEMBER 31,        MARCH 31,
                                          ---------------------------   ---------------
                                           1994      1995      1996      1996     1997
                                          -------   -------   -------   ------   ------
                                                     (DOLLARS IN THOUSANDS)
Station operating income (loss).........  $ 4,403   $ 4,876   $ 5,268   $ (203)  $ (133)
Add:
  Amortization of program rights........    3,123     3,181     3,581      901      925
  Depreciation and amortization.........    3,695     4,119    10,146    2,434    2,939
Less:
  Payments for program rights...........   (3,399)   (3,552)   (3,590)    (896)    (929)
                                          -------   -------   -------   ------   ------
Broadcast cash flow.....................  $ 7,822   $ 8,624   $15,405   $2,236   $2,802
                                          ========  ========  ========  ======   ======
Percentage increase in broadcast cash
  flow from prior period................              10.25%    78.63%            25.31%
                                                    ========  ========           ======

TELEVISION REVENUES

     The Company's primary types of programming and their contribution by approximate percentages of 1996 net revenues were NBC and CBS prime time (18.3%), local news (25.4%), access (9.9%), early fringe (9.1%) and other programming (25.3%). Similarly, the Company's two largest categories of advertisers and their approximate percentages of 1996 net revenues were automotive (20.8%) and retail (8.2%). No individual advertiser accounted for more than 5.0% of any individual Station's total net revenues in 1996.

     Set forth below are the principal types of revenues for the Stations for the periods indicated and the percentage contribution of each to the total gross revenues.

                                           YEARS ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                             -----------------------------------------------------    --------------------------------
                                  1994               1995               1996               1996              1997
                             ---------------    ---------------    ---------------    --------------    --------------
                                $        %         $        %         $        %        $        %        $        %
                             -------   -----    -------   -----    -------   -----    ------   -----    ------   -----
                                                              (DOLLARS IN THOUSANDS)
REVENUES:
  Local(1).................  $16,574    45.3%   $18,991    49.5%   $20,207    45.8%   $4,145    45.4%   $4,683    47.6%
  National(1)..............   14,138    38.6     14,808    38.6     15,980    36.2     3,548    38.9     3,852    39.1
  Political................    2,332     6.4        201     0.5      3,513     8.0       348     3.8         0       0
  Trade and barter(2)......    1,293     3.5      1,225     3.2        969     2.2       234     2.6       320     3.2
  Network
    compensation...........    1,698     4.6      2,545     6.6      2,752     6.2       705     7.7       734     7.5
  Other....................      553     1.6        587     1.6        744     1.6       141     1.6       256     2.6
                             -------   -----    -------   -----    -------   -----    ------   -----    ------   -----
                             $36,588   100.0%   $38,357   100.0%   $44,165   100.0%   $9,121   100.0%   $9,845   100.0%
Agency and national sales
  representative
  commissions(3)...........    5,545    15.2      5,452    14.2      6,606    14.9     1,320    14.5     1,421    14.4
                             -------   -----    -------   -----    -------   -----    ------   -----    ------   -----
        Net revenues.......  $31,043    84.8%   $32,905    85.8%   $37,559    85.1%   $7,801    85.5%   $8,424    85.6%
                             ========  =====    ========  =====    ========  =====    ======   =====    ======   =====

---------------

(1) National sales of approximately $0.9 million and $1.0 million for 1994 and 1995, respectively, have been reclassified as local to maintain consistency with a reclassification of certain national sales in 1996.
(2) Represents value of commercial time exchanged for syndicated programs and commercial time exchanged for goods and services (trade outs).
(3) Represents commissions paid to local and national advertising agencies and to national sales representatives.

RESULTS OF OPERATIONS

     Prior to January 1996, the Stations (i) were owned and/or operated by persons other than the Company and the Company's current management, (ii) were not owned or operated as a single unit and (iii) were operated as part of larger groups of stations.

     Set forth below is a summary of the operations of the Stations for the years indicated and their percentage of net revenues.

                                                      YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------       %           %
                                           1994                 1995                 1996           CHANGE      CHANGE
                                    ------------------   ------------------   ------------------     1995        1996
                                              % OF NET             % OF NET             % OF NET    VERSUS      VERSUS
                                       $      REVENUES      $      REVENUES      $      REVENUES     1994        1995
                                    -------   --------   -------   --------   -------   --------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
Net revenues......................  $31,043    100.0%    $32,905    100.0%    $37,559    100.0%       6.0%        14.1%
                                    -------              -------              -------
  Engineering expenses............    2,024      6.5       2,073      6.3       1,753      4.7        2.4        (15.4)
  Program/Production expenses.....    2,843      9.2       2,750      8.4       2,695      7.2       (3.3)        (2.0)
  News expenses...................    4,650     15.0       5,215     15.8       4,543     12.1       12.2        (12.9)
  Sales/Traffic expenses..........    3,925     12.6       4,136     12.6       3,333      8.9        5.4        (19.4)
  Promotion expenses..............      517      1.7         559      1.7         381      1.0        8.1        (31.8)
  General and administrative
    expenses......................    4,941     15.9       4,975     15.1       4,800     12.8        0.7         (3.5)
  Trade and barter expenses.......      922      3.0       1,021      3.1       1,059      2.8       10.7          3.7
                                    -------              -------              -------
    Total station operating
      expenses....................   19,822     63.9      20,729     63.0      18,564     49.5        4.6        (10.4)
                                    -------              -------              -------
Amortization of program rights....    3,123     10.1       3,181      9.7       3,581      9.5        1.9         12.6
Depreciation and amortization.....    3,695     11.9       4,119     12.5      10,146     27.0       11.5        146.3
                                    -------              -------              -------
  Station operating income........  $ 4,403     14.2%    $ 4,876     14.8%    $ 5,268     14.0%      10.7%         8.0%
                                    ========             ========             ========
  Broadcast cash flow.............  $ 7,822     25.2%    $ 8,624     26.2%    $15,405     41.0%      10.3%        78.6%
                                    ========             ========             ========

     Set forth below is a summary of the operations of the Stations for the three-month periods indicated and their percentage of net revenues.

                                                 THREE MONTHS ENDED MARCH 31,
                                          ------------------------------------------
                                                 1996                   1997            % CHANGE
                                          -------------------    -------------------      1997
                                                    % OF NET               % OF NET      VERSUS
                                            $       REVENUES       $       REVENUES       1996
                                          ------    ---------    ------    ---------    --------
                                                          (DOLLARS IN THOUSANDS)
Net revenues............................  $7,801      100.0%     $8,424      100.0%        8.0%
  Engineering expenses..................     514        6.6         405        4.8       (21.2)
  Program/Production expenses...........     625        8.0         633        7.5         1.3
  News expense..........................   1,190       15.3       1,126       13.4        (5.4)
  Sales/Traffic expenses................     756        9.7         795        9.4         5.2
  Promotion expense.....................      91        1.2         147        1.7        61.5
  General and administrative expenses...   1,263       16.2       1,294       15.4         2.4
  Trade and barter expenses.............     230        2.9         293        3.5        27.4
                                          ------      -----      ------      -----       -----
          Total station operating
            expense.....................   4,669       59.9       4,693       55.7          .1
Amortization of program rights..........     901       11.5         925       11.0         2.7
Depreciation and amortization...........   2,434       31.2       2,939       34.9        20.7
                                          ------      -----      ------      -----       -----
          Station operating income
            (loss)......................  $ (203)      (2.6)%    $ (133)      (1.6)%      65.5%
                                          ======    ========     ======    ========     ========
          Broadcast cash flow...........  $2,236       28.6%     $2,802       33.3%       25.3%
                                          ======    ========     ======    ========     ========

  Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996.

     Net Revenues. Net revenues increased by $0.6 million, or 8.0%, to $8.4 million for the three months ended March 31, 1997 from $7.8 million for the three months ended March 31, 1996. Local and national revenues were up 13.0% and 8.6%, respectively, over the prior year period. All of the increases were generated by KSBW and WEYI and were the results of sales initiatives started in 1996. WROC gained minor market share in the first quarter but the Rochester market was down 5.2% compared to the prior year. WTOV's revenues were essentially flat with the prior year. The three months ended March 31, 1996 had approximately $0.4 million of political revenues compared to none in the three months ended March 31, 1997.

     Station Operating Expenses. Station operating expenses for the 1997 period increased less than .05% over the 1996 period due to management's continued emphasis on controlling operating costs.

     Amortization of Program Rights. Amortization of program rights for the first quarter of 1997 increased 2.7% over the 1996 period. This increase reflects the increased costs of continuing programs and the replacement of certain programs at WEYI with more expensive, higher quality programming.

     Depreciation and Amortization. Depreciation and amortization increased $0.5 million to $2.9 million for the period ended March 31, 1997 from $2.4 million for the comparable period in 1996 due to the revaluation of assets at the time of the purchase of the Stations by the Company on March 1, 1997.

     Station Operating Income (Loss). Station operating loss decreased $0.1 million to a loss of $0.1 million for the three months ended March 31, 1997 from a loss of $0.2 million for the three months ended March 31, 1996 due to the reasons above.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Revenues. Net revenues increased by $4.7 million, or 14.1%, to $37.6 million for the year ended December 31, 1996 from $32.9 million for the year ended December 31, 1995. Local revenues (net of commissions) in 1996 increased by approximately $1.0 million, or 6.0%, as compared to 1995, while national revenues (net of commissions) in 1996 increased by approximately $1.0 million, or 7.6%, as compared to 1995. Local and national revenues at the Stations were favorably affected by political elections and primaries, strong economic activity in each of the Stations' markets and the NBC broadcast of both the Super Bowl and the United States-based Olympic Games. Advertising in the automotive and retail categories was particularly strong and amounted to $6.9 million and $2.7 million, respectively. Local revenues increased, in part, due to the hiring of new sales management and experienced sales personnel, the sponsorship and broadcasting of local sports and other popular events and the institution of more efficient sales incentives. National revenues increased, in part, due to the engagement of the new national sales representative firm at three of the Stations. Network revenues increased in 1996 by approximately $0.2 million as compared to 1995 as a result of management's renegotiation of a higher compensation rate at KSBW. Political revenues (net of commissions) increased in 1996 by approximately $2.7 million as compared to 1995 due to congressional and presidential primaries and elections. Trade and barter revenues in 1996 were $0.3 million lower as compared to 1995 due to management's reduction in the use of trade and barter for general merchandise items. Revenues associated with production and rental income increased in 1996 by $0.2 million as compared to 1995 due to higher rental rates and increased local production of commercials.

     Station Operating Expenses. Station operating expenses decreased by $2.2 million, or 10.4%, to $18.5 million for the year ended December 31, 1996 from $20.7 million for the year ended December 31, 1995. Engineering expenses decreased in 1996 by $0.3 million from 1995 due to personnel reductions, the transfer of certain employees to the production department and lower maintenance costs on new operating equipment. Program and production expenses were flat compared to the prior year even with the transfer of employees from the engineering department. Operating expenses associated with the news department decreased in 1996 by $0.7 million as compared to the prior year as a result of personnel reductions, elimination of certain outside services and consultants, lower maintenance costs on newer equipment and the elimination of unnecessary travel. Sales and traffic operating expenses decreased by $0.8 million for the period as compared to 1995 through personnel reductions, compensation plan changes, unfilled sales and marketing positions and elimination of unnecessary sales promotion programs. The two open sales management positions at WEYI were filled by mid-year 1996 and an open sales management position at WROC was filled in February 1997. On an overall basis, management of the Company has made an effort to reduce trades on all items other than film barter. Film barter costs represent a majority of the trade and barter expense for both years.

     Amortization of Syndicated Program and Film Rights. Amortization of syndicated program and film rights increased by $0.4 million, or 12.6%, to $3.6 million for the year ended December 31, 1996 from $3.2 million for the year ended December 31, 1995 due to the increased cost of continuing programs and the replacement of certain programs at WEYI (beginning in September 1996) with more expensive, high-quality programming intended to generate higher ratings in early fringe and access, which management believes should increase ratings in access.

     Depreciation and Amortization. Depreciation and amortization increased by $6.0 million to $10.1 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995 due to the revaluation of assets at the time of the purchase of the Stations by Jupiter.

     Station Operating Income. Station operating income increased by $0.4 million, or 8.0%, to $5.3 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995 due to the reasons outlined above.

     Corporate Expenses. Corporate expenses were $0.8 million for the year ended December 31, 1996. Prior to the acquisition of the Stations by Jupiter in January 1996, administrative management fees were not allocated to the station levels by the prior owners of the Stations.

     Operating Income. Operating income decreased by $0.5 million to $4.4 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995 due to the reasons outlined above.

     Other Income. Other income consists primarily of approximately $1.5 million of non-recurring revenues from an unaffiliated national television network for services provided during 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Prior to January 1996, the Stations (i) were owned and/or operated by persons other than the Company and the Company's current management, (ii) were not owned or operated as a single unit and (iii) were operated as part of larger groups of stations, and therefore, allocations of corporate expenses cannot be appropriately made to the Stations.

     Net Revenues. Net revenues increased by $1.9 million, or 6.0%, to $32.9 million for the year ended December 31, 1995 from $31.0 million for the year ended December 31, 1994. Local revenues (net of commissions) increased in the year ended December 31, 1995 by approximately $2.2 million, or 15.4%, as compared to 1994, while national revenues (net of commissions) increased by approximately $0.4 million, or 3.6%, as compared to 1994. Local revenues in the other three markets were strong in 1995 due to improved programming, the strength of automotive advertising and the continued resurgence in the local Monterey-Salinas economy after the 1992 closing of the Fort Ord military base. Network revenues were $0.8 million higher for 1995 when compared to 1994 due to all Stations entering into new long-term affiliation agreements with their respective networks. Political revenues (net of commissions) were down $1.6 million for 1995 compared to 1994 due to the numerous congressional and local elections in 1994.

     Station Operating Expenses. Station operating expenses increased approximately $0.9 million, or 4.6%, to $20.7 million for the year ended December 31, 1995 compared to $19.8 million for the year ended December 31, 1994. Management believes that overall expenditures for 1995 were held down due to the pending sale of the Stations to Jupiter. Expenses associated with the Stations' news departments for 1995 increased by approximately $0.6 million as compared to 1994 due primarily to the expansion of the number of newscasts at WTOV and WEYI. Expenses associated with the Stations' sales and traffic departments increased approximately $0.2 million for 1995 when compared to 1994. A majority of this increase was related to sales incentive trips at WEYI. Costs associated with promotions in 1995 were flat relative to 1994, with increased expenditures at WEYI in connection with its network affiliation switch and decreased expenditures at WROC due to cost restraints related to the sale of the Station to Jupiter. General and administrative expenses were flat for 1995 compared to 1994. Trade and barter and other expenses were flat for 1995 as compared to 1994.

     Amortization of Syndicated Program and Film Rights. Syndicated program and film rights amortization amounted to approximately $3.1 million for both the year ended December 31, 1995 and the year ended December 31, 1994.

     Depreciation and Amortization. Depreciation and amortization increased by $0.4 million to $4.1 million in the year ended December 31, 1995 when compared to the year ended December 31, 1994 due to the purchase of KSBW in late 1994, which resulted in a revaluation of the Station's assets at the time of purchase.

     Station Operating Income. Station operating income increased by $0.5 million, or 10.7%, to $4.9 million for the year ended December 31, 1995 from $4.4 million for the year ended December 31, 1994 due to the reasons outlined above.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity needs consist primarily of debt service requirements resulting from indebtedness incurred in connection with the Acquisition, working capital needs, the funding of capital expenditures, acquisitions and dividend payment requirements on the Redeemable Preferred Stock. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the Indenture and the Credit Agreement and intends to do so in order to fund future acquisitions as part of its business strategy. At March 31, 1997, the Company's consolidated long-term indebtedness consisted solely of the Old Notes. The ability of the Company to implement its business strategy and to consummate future acquisitions will require significant additional debt and/or equity capital and no assurances can be given as to whether, and on what terms, such additional debt and/or equity capital will be available. The degree to which the Company is leveraged could have a significant effect on its results of operations.

     Interest payments under the Notes represent significant liquidity requirements for the Company. Loans under the Credit Agreement bear interest at floating rates based upon the interest rate option selected by the Company. In addition, the Redeemable Preferred Stock is cumulative, with dividends payable quarterly, and prior to 2002 may, at the option of the Company be paid in additional shares of Redeemable Preferred Stock. In the event dividends on the Redeemable Preferred Stock are paid in cash, dividends would amount to $4.2 million annually. The Credit Agreement and the Indenture limit the Company's ability to pay cash dividends prior to 2002 and the Company's ability to exchange the Redeemable Preferred Stock for debt of the Company. See "Description of the Credit Agreement" and "Description of the Redeemable Preferred Stock."

     The Company's capital expenditures were $1.3 million, $0.8 million and $3.0 million in 1994, 1995 and 1996, respectively. Capital expenditures in 1994 and 1995 consisted primarily of mainte-nance capital expenditures. Capital expenditures in 1996 were intended to improve the overall operating efficiencies of all the Stations. The Company estimates that for 1997, approximately $2.8 million of capital expenditures (of which $510,000 was spent in the first quarter of 1997) will be made as the Company continues to improve the news gathering and production capabilities of KSBW, WROC and WEYI. Maintenance capital expenditures for the Stations are estimated to be approximately $1.6 million per year beginning in 1998. The Company's ability to make capital expenditures is subject to certain restrictions under the Credit Agreement. See "Description of the Credit Agreement."

     The Company's principal source of cash to fund its liquidity needs will be net cash from operating activities, existing cash and cash equivalents and borrowings under the Revolving Credit Facility. Net cash from operating activities for the year ended December 31, 1996 was $9.6 million, an increase of $2.7 million from $6.9 million in the year ended December 31, 1995, primarily as a result of an increase in broadcast cash flow. The Revolving Credit Facility contains an initial commitment of $35.0 million, all of which is available for acquisitions and working capital needs. Commitments under the Revolving Credit Facility will be automatically and permanently reduced at the end of each fiscal quarter by 5.0% of the total commitment beginning in 2000. Amounts available under the Revolving Credit Facility may be used for working capital and general corporate purposes (including acquisitions), subject to certain limitations. See "Description of the Credit Agreement."

     Based on the current level of operations and anticipated future growth (both internally generated as well as through acquisitions), the Company anticipates that its cash flow from operations, together with borrowings under the Revolving Credit Facility should be sufficient to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the Revolving Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. The Company regularly enters into program contracts for the right to broadcast television programs produced by others and program commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots to the program provider to resell, or a combination of both.

     On May 8, 1997, the Company entered into the WJAC Merger Agreement pursuant to which WJAC will become a wholly owned subsidiary of the Company. WJAC, channel 6, is a VHF NBC-affiliated station serving the Johnstown/Altoona, Pennsylvania market, which is the 92nd largest DMA in the United States. The approximate purchase price will be $36.0 million including certain working capital, and the expected closing date will be early in the fourth quarter of 1997. The Company intends to finance this transaction with the proceeds of future debt and/or equity financings. The WJAC Merger Agreement is subject to customary conditions and no assurances can be given as to whether, or on what terms, such transaction or such financings will be consummated by the Company.

     On April 18, 1997, the Company entered into a letter of intent to acquire all of the stock of a company that owns two television broadcast stations for approximately $8.5 million, excluding working capital. The letter of intent is subject to customary conditions and no assurances can be given as to whether, or on what terms, such potential acquisition will be consummated by the Company.

DEPRECIATION, AMORTIZATION AND INTEREST

     Because the Company incurred substantial indebtedness in the Acquisition for which it has significant debt service requirements, and because the Company has significant non-cash charges relating to the depreciation and amortization expense of the fixed assets and goodwill that were acquired in the Acquisition, the Company expects that it will report net losses for the foreseeable future.

     The Acquisition has been accounted for using the purchase method of accounting, and the total purchase price has been allocated to the assets and liabilities acquired based upon their respective fair values. As a result, the Company expects to record depreciation and amortization expenses, as well as interest expenses, that are significantly in excess of historical levels for the Stations.

                                    BUSINESS

THE COMPANY

     The Company currently owns and operates four network-affiliated television broadcast stations located in four distinct and geographically diverse markets, ranging in size from the 62nd to the 139th largest DMAs in the United States. Three of the Stations are network affiliates of NBC (one of which is also a secondary affiliate of ABC) and one Station is a network affiliate of CBS.

     The Company was recently organized by management and Hicks Muse with the goal of becoming a leading owner and operator of network-affiliated television broadcast stations, serving select "middle-to-small markets" (i.e., those DMAs ranked from approximately 50 to 150 by Nielsen). Management believes that these markets provide greater opportunity for the Company to successfully apply its business strategy of increasing revenues while controlling operating costs and other expenses. Commercial stations in the Company's target markets generally face limited competition from other over-the-air broadcasters for audience, syndicated programming and advertising revenues.

     For the year ended December 31, 1996 (throughout which the Stations were operated by the Company's current management), the Stations' net revenues and broadcast cash flow increased 14.1% and 78.6%, respectively, from $32.9 million and $8.6 million, respectively, in 1995 to $37.6 million and $15.4 million, respectively, in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In 1996, none of the Stations accounted for more than 30.0% of the Stations' aggregate net revenues. The Company is actively pursuing additional acquisitions of television broadcast stations that it believes will provide similar opportunities to increase broadcast cash flow.

     The four markets in which the Company currently operates offer geographic diversity that reduces the impact on the Company of changes in respective market economies and provide favorable competitive operating environments. Three of these markets range from the 62nd to the 70th largest markets in the United States based on reported market revenues. In the Wheeling, West Virginia-Steubenville, Ohio DMA, the Company's Station is one of only two commercial television broadcast stations and in the Flint-Saginaw-Bay City, Michigan and Rochester, New York DMAs, the Company's Stations are one of only four commercial television broadcast stations. In the six station Monterey-Salinas, California DMA, the Company's Station effectively has the only over-the-air VHF signal capable of reaching a majority of the households in this market due to the natural barrier formed by the mountains surrounding the Monterey Bay, which tends to interfere with the competing VHF station located in San Jose, California. The Company's Stations are the number one ranked station in the Monterey-Salinas and Wheeling-Steubenville DMAs and the number three ranked station in the Flint-Saginaw-Bay City and Rochester DMAs. The Company believes that the Stations are well positioned to achieve long-term growth in audience share and revenue share because of (i) the limited competition for viewers from other over-the-air television broadcasters in these markets, (ii) the strength of the Company's management and (iii) the Stations' favorable and/or improving rankings within their DMAs. In addition, management believes that the limited number of other television broadcast stations in these markets enables the Company to purchase syndicated programming at favorable rates.

     The following table summarizes certain information regarding each Station and its respective DMA:

                                                                                                             YEAR ENDED
                                                                                                          DECEMBER 31, 1996
                                                    PRIMARY/      NUMBER OF                         -----------------------------
                                         MARKET     SECONDARY    COMMERCIAL    STATION   STATION         NET             % OF
        STATION/CHANNEL:          DMA    REVENUE     NETWORK     TV STATIONS   RANK IN   AUDIENCE    REVENUES(1)      TOTAL NET
              DMA                 RANK    RANK     AFFILIATION     IN DMA        DMA      SHARE     (IN THOUSANDS)     REVENUES
        ----------------          ----   -------   -----------   -----------   -------   --------   --------------   ------------
WEYI/25:
 Flint-Saginaw-Bay City, MI.....   62       70        NBC             4           3         13%        $ 8,061           21.5%
WROC/8:
 Rochester, NY..................   74       62        CBS             4           3         18%        $10,994           29.3%
KSBW/8:
 Monterey-Salinas, CA...........  122       69        NBC             6(2)        1         22%        $10,486           27.9%
WTOV/9:
 Wheeling, WV-Steubenville,
   OH...........................  139      160      NBC/ABC           2           1         22%        $ 8,018           21.3%

---------------

(1) Includes trade and barter revenues and net of agency and sales representative commissions.
(2) The Company's Station effectively has the only over-the-air VHF signal capable of reaching a majority of the households in this market. In addition, of the six stations in this DMA, two are Spanish-language stations. See "Business -- The Stations -- KSBW: Monterey-Salinas, California."

BUSINESS STRATEGY

     The Company's business strategy is to acquire and operate television broadcast stations and maximize operating cash flow through both revenue growth and improved cost control. The Company believes that revenue growth and cost control may be achieved simultaneously, principally because many of the costs associated with operating a television station are fixed. The Company's management team has successfully implemented this strategy with other television broadcast stations as well as with the Stations. Key components of the Company's business strategy include:

     Controlling Costs. The Company seeks to selectively reduce costs at acquired stations without adversely affecting growth. Since management assumed operations of the Stations in January 1996, broadcast cash flow margins at the Stations increased from 26.2% for 1995 to 41.0% for 1996, in part due to an approximately $2.2 million reduction in station operating expenses. Broadcast cash flow margins at each of the Stations increased from 1995 to 1996, including significant improvements at WEYI (from 13.0% for 1995 to 45.5% for 1996) and WTOV (from 33.4% for 1995 to 49.0% for 1996). This financial success resulted in part from management's aggressive cost saving initiatives such as the elimination of unnecessary sales expenses. After acquiring a station, management implements a cost control strategy stressing the elimination of unnecessary costs, budgeting, accountability and disciplined credit and collection procedures. Management believes that it has created an operating structure that can profitably accommodate revenue growth. See "Certain Transactions."

     Intensifying Sales Efforts. The Company implements an aggressive approach to sales and marketing designed to increase market revenue share. Management believes that increases in revenue share are not necessarily dependent on increases in audience share. Since management assumed operations of the Stations in January 1996, net revenues of the Stations increased by 14.1% over 1995, due, in part, to newly implemented initiatives such as: (i) the restructuring and expansion of the local sales departments at three of the Stations (including the hiring of new sales management and experienced sales personnel with local market knowledge); (ii) the engagement of a new national sales representative firm for three of the Stations; (iii) the sponsorship and broadcasting of local events and activities, such as highly-rated high school football, offering local advertisers value-added community identity; and (iv) the institution of more efficient sales incentives.

     Building on Local News Franchises. The Company seeks to increase revenues by developing a highly-rated, well-differentiated local news product designed to build viewer loyalty and target specific demographic audiences that appeal to advertisers. Through the implementation of its strategy, management has succeeded in strengthening the top-rated local news positions of KSBW (four times the audience ratings of its nearest news competitor) and WTOV (winner of 10 Associated Press awards in Ohio and West Virginia) in their respective DMAs. At WROC and WEYI, the local news programming has been redirected through several initiatives including: (i) the hiring of a new news director at WROC with prior successful experience redirecting news operations (whose responsibilities also include overseeing the news programming at the other Stations); (ii) the hiring of new, experienced on-air talent (including new anchor teams); (iii) the creation of a new on-air appearance at WROC through improved set lighting, music, graphics and news room production equipment; (iv) the reprogramming of local newscasts to include more exclusive/investigative stories with greater audience appeal; and (v) the careful selection of top-rated syndicated programming that is broadcast just prior to and after the local news.

     Managing Program Selection. Each Station seeks to cost-effectively purchase first-run and off-network syndicated programming to target specific demographic audiences. The Stations have been able to purchase syndicated programming at rates that management believes are attractive, in part because of the limited competition for such programming in the Stations' DMAs. WROC, WTOV and KSBW have contracts (expiring in 1999 and 2000) to air highly-rated programming, such as The Oprah Winfrey Show, Jeopardy and Wheel of Fortune. In September 1996, WEYI began airing programming such as Hard Copy and Entertainment Tonight, which had previously been broadcast by a local competitor. Additional highly-rated syndicated programming aired by the Stations includes Rosie O'Donnell on WROC (through September 1997), WTOV and KSBW (beginning in September 1997) and Seinfeld and Mad About You on WTOV.

     Positioning and Branding Stations. The Company seeks to increase revenues by developing and maintaining a unique, local "brand image" for each Station within its respective market with which viewers and advertisers can identify. This strategy integrates local news, programming, promotion and sales efforts for each Station based on its market's demographics, competition, dynamics and opportunities. By covering local events in more of the 12 Ohio Valley counties (including the Wheeling, West Virginia market) than its competitors, WTOV has been able to increase its profile with viewers and advertisers and differentiate itself from its local competitors. KSBW continues to reinforce its identity with viewers as the "Monterey-Salinas" television station with highly-recognized, established on-air talent, as well as comprehensive local news coverage and community involvement. WEYI has benefited from its network affiliation and positioned itself as mid-Michigan's NBC station.

     Pursuing Selective Acquisitions. The Company actively seeks to acquire underperforming television stations that management believes can benefit from its business strategy. Targeted stations generally have one or more of the following characteristics: (i) attractive acquisition terms, which may include station-for-station exchanges; (ii) opportunities to implement effective cost controls; (iii) opportunities for increased advertising revenue; (iv) opportunities for increased audience share through improved newscasts and programming; (v) limited competition from other television broadcasters; and
(vi) market locations that possess attractive projected growth in advertising revenues. The Company generally targets network-affiliated stations, which typically have established audiences for their news, sports and entertainment programming, located in DMAs generally ranked from 50 to 150. Management believes that these stations can achieve operating margins comparable to larger market stations, yet may be purchased for lower multiples of cash flow. The Company believes that because of the limited competition from other television broadcasters in these middle-to-small markets, there is an opportunity for local stations to attract large local audience share and thus compete successfully for advertising revenues with alternative media, such as cable television, radio and newspapers.

NETWORK AFFILIATIONS

     Each of the Stations is affiliated with a major broadcast network pursuant to a long-term affiliation agreement. Each affiliation agreement generally provides the Station with the right to broadcast all programs transmitted by the network with which the Station is affiliated. In return, the network has the right to sell nearly all of the advertising time during its broadcasts and pays a specified network compensation fee to the Station. These payments are subject to increase or decrease by the network during the term of an affiliation agreement with provisions for advance notice and a right of termination by the Station in the event of a reduction. The agreements are generally for 10-year terms and contain customary renewal provisions, which generally provide for automatic renewal for successive terms, subject to either party's right to terminate the agreement at the end of any term upon proper notice. WROC's network affiliation agreement with CBS expires on January 31, 2005, and WEYI's, KSBW's and WTOV's network affiliation agreements with NBC expire on January 31, 2005, December 31, 2005 and January 1, 2002, respectively. In addition, WTOV has a secondary network affiliation agreement with ABC that provides WTOV the right of first refusal to carry ABC programming events in WTOV's market. This secondary network affiliation agreement may be terminated at any time by either party upon notice.

ADVERTISING SALES

     General. Television station revenues are primarily derived from the sale of local and national advertising. Advertising rates are based upon a program's popularity among the viewers that an advertiser wishes to target, the number of advertisers competing for the available time, the size and the demographic composition of the market served by the station, the availability of alternative advertising media in the market area and the effectiveness of the stations' sales force. Advertising revenues are positively affected by strong local economies, national and regional political election campaigns and certain events such as the Olympic Games or the Super Bowl. Consequently, because television broadcast stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenues of broadcast television stations. The Company seeks to manage its advertising spot inventory efficiently to maximize advertising revenues and return on programming costs.

     Local Sales. Approximately 55.8% of net broadcast revenues (excluding political advertising) in 1996 came from the sale of local advertising time. Local advertising time is sold by each Station's local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenues from national advertising accounts, revenues from local advertising generally are more stable and, due to a lower cost of sales, more profitable. The Company seeks both to attract new advertisers to television and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal, sponsoring or co-promoting local events and activities that give local advertisers value-added community identity. The Company places a strong emphasis on experience of its local sales staff and maintains an on-going training program for sales personnel. To increase accountability of the Stations' sales forces, management has implemented initiatives whereby sales managers are responsible for the effective management of commercial inventory using input from account executives who are responsible for preparing detailed reports and projections. To enhance local sale revenues, WEYI, which had previously operated with no sales management and only two account executives, has become fully staffed by hiring two sales managers and six additional account executives. WROC, which, throughout 1996, had operated with only one sales manager responsible for both national and local sales, recently began restructuring its sales department by hiring a local sales manager and is currently recruiting a national sales manager and additional experienced sales personnel. At WTOV and KSBW, management's objective has been to increase the accountability of their already successful local sales forces with respect to each Station's success in generating advertising revenues. WTOV has also promoted a new general sales manager and a new local sales manager from within the Station. Management believes that these new managers should have a positive impact on sales based on their familiarity with the Station, its advertisers and the local market.

     National Sales. Approximately 44.2% of net broadcast revenues (excluding political advertising) in 1996 came from the sale of national advertising time. National advertising time is sold through national sales representative firms retained by the Company, which firms call upon businesses, which typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisors and national retailers (all of which may also advertise locally). Each Station has a sales manager assigned to work with the national sales representatives to increase the awareness of the Stations with national advertisers and, as a result, increase national advertising expenditures with the Stations. In December 1995, a new national sales representative, Katz Media Corporation, was engaged for WEYI, WROC and WTOV, which management believes resulted in increased national sales for these Stations. The Company believes that the representation of three Stations by the same agency increases the Company's ability to effectively sell national advertising. KSBW has a national sales representative agreement with TeleRep, Inc., which the Company believes contributed to an increase in its national sales in 1996.

RATINGS

     The price of advertising spots is determined in part by a station's overall ratings and share in a given market, as well as a station's rating among the particular demographic group that an advertiser may be targeting. There are 211 generally-recognized television "markets" or DMAs in the United States, which are ranked in size according to various factors based upon actual or potential audience. Each market is defined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Currently, Nielsen periodically publishes data on estimated audiences for the television stations in the various markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in a market viewing a particular station (the station's "rating") and the percentage of households actually viewing television (the station's "share"). In the Stations' DMAs, Nielsen measures viewership by periodic surveys of selected television viewers through a manual diary system.

THE STATIONS

  WEYI: FLINT-SAGINAW-BAY CITY, MICHIGAN.

     Market Overview. WEYI, channel 25, is a UHF NBC-affiliated station serving Flint, Saginaw and Bay City, Michigan. This DMA is the 62nd largest television market in the United States with approximately 439,000 television households in 14 counties in eastern Michigan. WEYI is located in a two VHF-station market, which is one of nine DMAs in the top 75 that have only four commercial television broadcast stations. WEYI competes directly with a VHF CBS affiliate, an ABC owned and operated VHF station and a UHF Fox affiliate. The limited competition in this DMA has contributed to WEYI obtaining favorable advertising rates and programming costs. See "-- Competition." The economies of Flint, Saginaw and Bay City, Michigan are centered on manufacturing (primarily automotive), construction, wholesale and retail trade, health services and agriculture. Prominent employers in this market include General Motors, Genesys Health Care System and Citizens Bank. In 1995 (the most recent year for which actual information is available), total television advertising revenues in this DMA were reported to be approximately $48.3 million and were projected to grow at 4.9% per year through 1999.

     Station Performance and Strategy. WEYI is ranked third in its DMA based on its sign-on to sign-off audience share (6:00 a.m. to 2:00 a.m.). Since changing its affiliation from CBS to NBC in January 1995, WEYI has shown improvement in its revenue market share and local commercial audience share. The switch to NBC eliminated certain broadcasting signal overlaps from other CBS affiliates in adjacent markets and positioned the Company to benefit from the audience established in the DMA by the previous NBC affiliate, which historically has been the number one ranked station in this DMA. Since management assumed operations of WEYI in January 1996, net revenues have increased by approximately $2.1 million, or 34.7%, primarily through the implementation of several initiatives, including the complete restructuring of the Station's sales department. In addition to the engagement of a new national sales representative firm, management hired a new general sales manager and a new local sales manager, while recruiting experienced sales personnel from the competing local television stations, resulting in a more professional image among local advertising agencies and clients. In 1996, management reduced operating expenses by approximately $0.7 million, or 14.3%, primarily through the elimination of unnecessary sales promotions and personnel reductions. To complement the NBC network programming provided to WEYI, management, in September 1996, added new syndicated programming, including Hard Copy, Maury Povich and Entertainment Tonight.

     Management believes there are further opportunities for revenue growth at WEYI through continued implementation of its operating strategy. In this regard, management is in the process of making significant changes in WEYI's local news programming including the recent hiring of a new news director. The Station also intends to hire a new anchor team in the near future.

     The following table sets forth certain information regarding WEYI and the DMA in which it operates:

                                                  YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                           1993       1994       1995       1996
                                          -------    -------    -------    -------
                                           (DOLLARS AND HOUSEHOLDS IN THOUSANDS)
MARKET DATA:
Market revenues(1)......................  $44,000    $48,000    $48,300    $51,400
Market revenue growth over prior
  period(1).............................        6%         8%         1%         6%
DMA household rank(2)...................       60         60         60         62
Market revenue rank(3)..................       --         --         69         70
Television households(2)................      448        452        450        439
Total commercial stations (V/U)(2)......      2/2        2/2        2/2        2/2
STATION DATA:
WEYI broadcast cash flow margin.........     22.4%      13.3%      13.0%      45.5%
WEYI audience rank in market(2)(4)......        2          3          3          3
WEYI audience share(2)(5)...............       12%        10%        13%        13%
WEYI local commercial audience
  share(2)(6)...........................       26%        15%        21%        22%

---------------
(1) Source: BIA, Investing in Television, July 1996; 1996 data is estimated.
(2) Source: Nielsen Station Index: Viewers in Profile; data is for November of each year reported.
(3) Source: BIA, Investing in Television, July of each year reported; market revenue rank not reported prior to 1995.
(4) Ranking based on local commercial audience share from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.).
(5) Represents the number of television households in the DMA tuned to the Station as a percentage of the number of television households in the DMA with a television turned on.
(6) Represents an estimate of the DMA household four-week share of viewing received by the Station in comparison to the other commercial stations in the market.

  WROC: ROCHESTER, NEW YORK.

     Market Overview. WROC, channel 8, is a VHF CBS-affiliated station serving Rochester, New York. This DMA is the 74th largest television market in the United States with approximately 367,000 television households in four counties in western New York State and is the 62nd largest DMA in terms of market revenues. WROC is located in one of nine DMAs in the top 75 with only four commercial television broadcast stations and competes directly with a VHF ABC affiliate, a VHF NBC affiliate and a UHF Fox affiliate. See "-- Competition." In the past four years all four stations in the DMA have changed ownership, creating an opportunity for WROC to improve its position in its market. The economy of the Rochester market is centered on manufacturing (primarily high tech industries), wholesale and retail trade services and agriculture. Prominent employers with corporate headquarters in this market include Eastman Kodak, Xerox, Bausch & Lomb and Wegmans Food Markets. In 1995 (the most recent year for which actual information is available), total advertising revenues in this DMA were approximately $59.0 million and were projected to grow at 5.5% per year through 1999.

     Station Performance and Strategy. WROC ranked third in its DMA based on its sign-on to sign-off audience share (6:00 a.m. to 2:00 a.m.). Since management assumed operations of the Station in January 1996, management has made significant changes in its local news programming and presentation, including
(i) the hiring of a new news director with past experience redirecting news operations (whose responsibilities also include overseeing the news programming at the other Stations); (ii) the hiring of new experienced on-air talent (including a new anchor team); (iii) the creation of a new on-air appearance through improved set lighting, music, graphics and production equipment; (iv) the reprogramming of local newscasts to include more exclusive/investigative stories with greater audience appeal and (v) the careful selection of top-rated syndicated programming to lead into and follow the local news. Throughout 1996, WROC had operated with only one sales manager responsible for both national and local sales. While net revenues at WROC increased by $0.3 million, or 2.4%, in 1996, broadcast cash flow increased by $0.9 million, or 30.9%, primarily through personnel reductions and the elimination of unnecessary sales promotions. WROC's network affiliation provides access to CBS programming, including Big East Football, NCAA Basketball and the NCAA Basketball Championship Tournament. Additionally, WROC has purchased the television rights to certain Syracuse University football and basketball games through the 1998/1999 season that provides significant viewership in Rochester due to the Station's proximity to Syracuse. WROC's syndicated programming has helped the ratings of its local news programming and includes The Oprah Winfrey Show, Jeopardy, Wheel of Fortune, Coach and Maury Povich.

     Management believes that there are further opportunities for revenue growth at WROC through continued implementation of its business strategy. In this regard, management has recently hired a local sales manager and is recruiting a national sales manager and additional sales personnel.

     The following table sets forth certain information regarding WROC and the DMA in which it operates:

                                                  YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                           1993       1994       1995       1996
                                          -------    -------    -------    -------
                                           (DOLLARS AND HOUSEHOLDS IN THOUSANDS)
MARKET DATA:
Market revenues(1)......................  $52,900    $58,100    $59,000    $63,200
Market revenue growth over prior
  period(1).............................        9%         2%         2%         7%
Market household rank(2)................       71         71         73         74
DMA revenue rank(3).....................       --         --         58         62
Television households(2)................      364        369        367        367
Total commercial stations (V/U)(2)......      3/1        3/1        3/1        3/1
STATION DATA:
WROC broadcast cash flow margin.........     18.8%      24.5%      27.1%      34.6%
WROC audience rank in market(2)(4)......        3          3          3          3
WROC audience share(2)(5)...............       19%        18%        18%        18%
WROC local commercial audience
  share(2)(6)...........................       26%        27%        27%        28%

---------------

(1) Source: BIA, Investing in Television, July 1996; 1996 data is estimated.
(2) Source: Nielsen Station Index: Viewers in Profile; data is for November of each year reported.
(3) Source: BIA, Investing in Television, July of each year reported; market revenue rank not reported prior to 1995.
(4) Ranking based on local commercial audience share from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.).
(5) Represents the number of television households in the DMA tuned to the Station as a percentage of the number of television households in the DMA with a television turned on.
(6) Represents an estimate of the DMA household four-week share of viewing received by the Station in comparison to the other commercial stations in the market.

  KSBW: MONTEREY-SALINAS, CALIFORNIA.

     Market Overview. KSBW, channel 8, is a VHF NBC-affiliated station serving Monterey-Salinas, California. This DMA is the 122nd largest television market in the United States with approximately 203,000 television households in three counties in central California and is the 69th largest DMA in terms of market revenue. The mountains surrounding the Monterey Bay form a natural barrier to outside television signals and create a market in which KSBW effectively has the only over-the-air VHF signal capable of reaching a majority of the households in the DMA. KSBW competes directly with a UHF CBS affiliate, a UHF Fox affiliate, and, to a lesser extent, as a result of the geography of the DMA, a VHF ABC affiliate in San Jose. Currently, the Fox affiliate provides services to the CBS affiliate through a local marketing agreement. In addition, the Station competes with two Spanish-language stations, a UHF Univision affiliate and a UHF independent station. See "-- Competition." The economy of the Monterey-Salinas market is centered on agriculture, tourism, retail trade, services and government. Salinas is a rich agricultural center and one of the nation's major vegetable producing areas. Prominent employers in this market include Dole Vegetable Company, University of California at Santa Cruz, Tanimura & Antle, Household Credit and the Counties of Monterey and Salinas. In 1995 (the most recent year for which actual information is available), total advertising revenues in this DMA were approximately $48.5 million and were projected to grow at 5.3% per year through 1999.

     Station Performance and Strategy. KSBW ranked first in its DMA based on its sign-on to sign-off audience share (6:00 a.m. to 2:00 a.m.) and had twice the audience share of any other station in its market. As an example of the Station's involvement in the community, KSBW and community leaders created PeaceBuilders, a year-round, antiviolence program currently in its third year of existence. KSBW is the leader in local news programming with over three hours of local news programming each weekday, which earned an audience share four times greater than its nearest news competitor. Since management acquired KSBW in January 1996, net revenues increased $1.0 million, or 11.1%, while broadcast cash flow increased $1.3 million, or 49.3%, primarily through personnel reductions and reduced programming costs. In addition to network programming provided by KSBW's affiliation with NBC, KSBW's syndicated programming includes The Oprah Winfrey Show, Jeopardy, Wheel of Fortune and (beginning in September
1997) Rosie O'Donnell.

     Management believes that there are further opportunities to increase revenues through the implementation of its operating strategy, including the development of more sophisticated pricing packages, sales incentives and accountability systems.

     The following table sets forth certain information regarding KSBW and the DMA in which it operates:

                                                  YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                           1993       1994       1995       1996
                                          -------    -------    -------    -------
                                           (DOLLARS AND HOUSEHOLDS IN THOUSANDS)
MARKET DATA:
Market revenues(1)......................  $43,500    $46,000    $48,500    $51,100
Market revenue growth over prior
  period(1).............................        7%         5%         5%         5%
DMA household rank(2)...................      114        115        122        122
Market revenue rank(3)..................       --         --         71         69
Television households(2)................      207        207        200        203
Total commercial stations (V/U)(2)......      2/4        2/4        2/4        2/4
STATION DATA:
KSBW broadcast cash flow margin.........     29.8%      26.7%      28.4%      38.2%
KSBW audience rank in market(2)(4)......        1          1          1          1
KSBW audience share(2)(5)...............       21%        23%        19%        22%
KSBW local commercial audience
  share(2)(6)...........................       33%        38%        33%        38%

---------------
(1) Source: BIA, Investing in Television, July 1996; 1996 data is estimated.
(2) Source: Nielsen Station Index: Viewers in Profile; data is for November of each year reported.
(3) Source: BIA, Investing in Television, July of each year reported; market revenue rank not reported prior to 1995.
(4) Ranking based on local commercial audience share from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.).
(5) Represents the number of television households in the DMA tuned to the Station as a percentage of the number of television households in the DMA with a television turned on.
(6) Represents an estimate of the DMA household four-week share of viewing received by the Station in comparison to the other commercial stations in the market.

  WTOV: WHEELING, WEST VIRGINIA-STEUBENVILLE, OHIO.

     Market Overview. WTOV, channel 9, is a VHF NBC-affiliated station serving Wheeling, West Virginia and Steubenville, Ohio. This DMA is the 139th largest television market in the United States with 158,000 television households in 12 counties in southern Ohio, western Pennsylvania and northern West Virginia. Wheeling-Steubenville is one of two markets in the top 150 DMAs with only two commercial television stations. This competitive environment results in favorable network compensation (approximately $1.0 million at WTOV per year), advertising rates and programming costs. WTOV competes with a VHF CBS-affiliated station in Wheeling, and to a lesser extent with ABC programming originating from Pittsburgh, Pennsylvania. See "-- Competition." In addition, WTOV and the CBS affiliate are secondary ABC affiliates, however WTOV has the right of first refusal to carry ABC programming events. The economy of the Wheeling-Steubenville market is centered on manufacturing (primarily steel), medical services and government. Prominent employers in this market include Weirton Steel, Wheeling-Pittsburgh Steel, Ohio Edison and the St. John's Medical Center. In 1995 (the most recent year for which actual information is available), total television advertising revenues in this DMA were approximately $10.6 million and were projected to grow at 5.0% per year until 1999.

     Station Performance and Strategy. WTOV ranked first in its DMA based on its sign-on to sign-off audience share (6:00 a.m. to 2:00 a.m.). WTOV has well established local news programming serving the Ohio Valley, which has won 10 Associated Press awards in Ohio and West Virginia. The Station's five o'clock local news segment has regularly achieved a leading 30% to 40% share of the total viewing audience since its introduction in the fall of 1995. WTOV carries the Pittsburgh Steelers and provides extensive coverage of college football, including Ohio State University, and highly-rated Ohio Valley high school football. Through its annual sponsorship of the "Jamboree in the Hills," an Ohio Valley country music festival, WTOV offers viewers a popular alternative unavailable elsewhere and advertisers receive the opportunity to reach those viewers. In addition to network programming provided by WTOV's affiliation with NBC, WTOV's syndicated programming includes The Oprah Winfrey Show, Jeopardy, Wheel of Fortune, Mad About You, Seinfeld, Sally Jessy Raphael and Rosie O'Donnell. Since management acquired WTOV in January 1996, net revenues have increased $1.3 million, or 18.8%, through the implementation of several initiatives, including hiring a new general sales manager and a local sales manager who were promoted from within the Station, implementing new sales incentives and accountability systems and engaging a new national sales representative firm. During the same period, broadcast cash flow has increased $1.7 million, or 74.1%, as management reduced operating expenses, primarily through the elimination of unnecessary sales promotions and personnel reductions.

     Management believes there are further opportunities to increase revenues through continued implementation of its operating strategy, such as more comprehensive local coverage, broadcasting new and other special events throughout the Ohio Valley and the development of more sophisticated pricing for the packages it offers advertisers.

     The following table sets forth certain information regarding WTOV and the DMA in which it operates:

                                                  YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                           1993       1994       1995       1996
                                          -------    -------    -------    -------
                                           (DOLLARS AND HOUSEHOLDS IN THOUSANDS)
MARKET DATA:
Market revenues(1)......................  $12,400    $11,600    $10,600    $11,200
Market revenue growth (decline) over
  prior period(1).......................        5%        (7)%       (9)%        5%
DMA household rank(2)...................      138        138        138        139
Market revenue rank(3)..................       --         --        148        160
Television households(2)................      158        158        157        158
Total commercial stations (V/U)(2)......      2/0        2/0        2/0        2/0
STATION DATA:
WTOV broadcast cash flow margin.........     27.6%      34.1%      33.4%      49.0%
WTOV rank in market(2)(4)...............        2          1          1          1
WTOV audience share(2)(5)...............       21%        22%        23%        22%
WTOV local commercial audience
  share(2)(6)...........................       48%        61%        57%        56%

---------------

(1) Source: BIA, Investing in Television, July 1996; 1996 data is estimated.
(2) Source: Nielsen Station Index: Viewers in Profile; data is for November of each year reported.
(3) Source: BIA, Investing in Television, July of each year reported; market revenue rank not reported prior to 1995.
(4) Ranking based on local commercial audience share from sign-on to sign-off (Sunday to Saturday, 6:00 a.m. to 2:00 a.m.).
(5) Represents the number of television households in the DMA tuned to the Station as a percentage of the number of television households in the DMA with a television turned on.
(6) Represents an estimate of the DMA household four-week share of viewing received by the Station in comparison to the other commercial stations in the market.

INDUSTRY BACKGROUND

     General. Commercial television broadcasting began in the United States on a regular basis in the 1940s over a portion of the broadcast spectrum commonly known as the "VHF Band" (very-high frequency broadcast channels numbered 2 through 13). Television channels were later assigned by the FCC under additional broadcast spectrum commonly known as the "UHF Band" (ultra-high frequency broadcast channels numbered 14 through 83; channels 70 through 83 have since been reallocated to non-broadcast services). The license to operate a broadcast station is granted by the FCC, and due to spacing requirements and other considerations, the number of licenses allocated to any one market is limited.

     Although UHF stations and VHF stations compete in the same market, UHF stations historically have suffered a competitive disadvantage, in part because
(i) receivers of many households were originally designed only for VHF reception, (ii) UHF signals were more affected by terrain and other obstructions than VHF signals and (iii) VHF stations were able to provide higher quality signals to a wider area. This historic disadvantage of UHF stations has gradually declined through (a) carriage on cable systems, (b) improvement in television receivers, (c) improvement in television transmitters, (d) wider use of all channel antennae, (e) increased availability of programming and (f) the development of new networks such as Fox and UPN.

     All television stations throughout the United States are grouped into 211 generally recognized DMAs, which are ranked in size according to various formulae based upon actual or potential audience. Each DMA is defined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

     Television Networks. A majority of commercial television stations in the United States are affiliated with ABC, CBS or NBC (the "Major Networks"). Each Major Network provides the majority of its affiliates' programming each day without charge in exchange for nearly all of the available advertising time in the programs supplied. Each Major Network sells this advertising time and retains the revenues. The affiliate receives compensation from the Major Network and retains the revenue from time sold by the affiliate during breaks in and between network programs and in programming the affiliate produces or purchases from non-network sources.

     In contrast to stations affiliated with Major Networks, an independent station supplies over-the-air programming through the acquisition of rights to broadcast programs through syndication. This syndicated programming is generally acquired by the independent stations for cash and occasionally barter. Independent stations that acquire a program through syndication are usually given exclusive rights to show the program in the station's market for either a period of years or a number of episodes agreed upon between the independent station and the syndicator of the programming. Types of syndicated programs aired on the independent stations include feature films, popular series previously shown on network television and series produced for direct distribution to television stations.

     Fox has established an affiliation of independent stations, commonly known as the "fourth network," which operates on a basis similar to the Major Networks. However, the number of hours per week of programming supplied by Fox to its affiliates is significantly less than the number of hours supplied by the Major Networks. As a result, Fox affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than Major Network affiliates.

     During 1994, UPN established an affiliation of independent stations that began broadcasting in January 1995 and operates on a basis similar to Fox. However, UPN currently supplies fewer hours of programming per week to its affiliates than Fox. As a result, UPN affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than affiliates of Fox or the Major Networks. UPN has indicated its intention to increase the amount of programming supplied to its affiliates. In 1994, WB announced its intention to establish separate affiliations of independent television stations similar to UPN, and began broadcasting in January 1995.

     Television Advertising. Television stations derive their revenues primarily from the sale of local and national advertising. All network-affiliated stations, including those affiliated with Fox and others, are required to carry spot advertising sold by their networks. This reduces the amount of advertising available for sale by the stations. Network affiliates are generally compensated for the broadcast of network programming according to a formula. Stations directly sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining all of the revenues received from these sales of advertising, less any commissions paid. Through barter and cash-plus-barter arrangements, however, a national syndicated program distributor typically retains a portion of the available advertising time for programming it supplies, in exchange for no or reduced fees to the station for such programming.

     Since 1975, advertising dollars received by commercial television stations (excluding trade and barter) have increased at a 9.7% compound annual rate from $3.0 billion in 1975 to $18.9 billion in 1995, according to Veronis, Suhler & Associates, an industry research firm. While advertising expenditures fluctuate with the general economy, declining advertising expenditures have occurred in only one year since 1975. The Company believes that advertising expenditures on local television stations will continue to grow due to improved network programming and the availability of high quality syndicated programming. The Company believes that it is able to capitalize on these favorable trends as a result of network affiliations, strong relationships with programming distributors, national sales representatives and advertisers and local advertisers.

     Advertisers wishing to reach a national audience usually purchase time directly from the Major Networks, Fox, UPN or WB, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Additionally, local businesses purchase advertising time directly from the stations' local sales staffs. Advertising rates are based upon factors that include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic characteristics of the DMA served by the station, the availability of alternative advertising media in the DMA, aggressive and knowledgeable sales forces and development of projects, features and marketing programs that tie advertiser messages to programming. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, will adversely affect the broadcast business. Conversely, increases in advertising budgets targeting specific demographic groups are based upon the superior coverage of broadcast television stations or the dominant competitive position of a particular station and may contribute to an increase in the revenues and operating cash flow of a particular broadcast television station.

     Television Viewing Audience. Nielsen is a national audience measuring service that periodically publishes data on estimated audiences for television stations in various DMAs throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the DMA viewing a station, referred to as the station's "rating," and of the percentage of the audience actually watching the television station, referred to as the station's "share." This rating service provides such data on the basis of total television households and of selected demographic groupings in the media markets being measured. Nielsen uses one of two methods of measuring the station's actual viewership. In larger DMAs, ratings are determined by a combination of meters connected directly to selected television sets and periodic surveys of television viewing, while in smaller DMAs only periodic surveys are completed. In 1996, all of the DMAs in which the Company operated were survey markets.

     The following schedule indicates the national household ratings/shares of the four principal broadcast television networks during the periods indicated:

                       NATIONAL HOUSEHOLD RATINGS/SHARES

              BROADCAST SEASON(A)                  NBC       CBS       ABC      FOX
-----------------------------------------------  -------   -------   -------   ------
1995-1996......................................  11.6/20    8.8/15    9.6/17   6.5/11
1994-1995......................................  10.6/18    9.9/17   11.0/19   6.8/11
1993-1994......................................  10.2/17   12.2/21   11.5/20   6.8/11
1992-1993......................................  10.4/18   11.9/21   11.3/20   7.0/12
1991-1992......................................  11.6/20   11.8/21   10.8/19   7.2/13

---------------
(a) Based on Nielsen Television Index; prime time rating from September to September.

COMPETITION

     Competition in the television industry exists on several levels, including competition for audience, advertisers and programming (including local news). Competition is continually affected by technological change and innovation, fluctuations in the popularity of competing entertainment and communications media (including newspapers, magazines and direct mail), and governmental restrictions or actions by Congress and federal regulatory bodies (including the FCC and the Federal Trade Commission), any of which could have a material adverse effect on the Company's operations. Competition in the television broadcasting industry occurs primarily in individual DMAs. Generally, a television broadcast station in one DMA does not compete with television broadcast stations in other DMAs. Certain competitors are part of larger organizations with substantially greater financial, technical and other resources than the Company.

     Audience. Stations compete for audience share primarily on the basis of program popularity, which has a direct effect on advertising rates. A large amount of the Stations' prime time programming is supplied by NBC and CBS and is therefore dependent upon the performance of such network programs in attracting viewers. Non-network time periods are programmed by the Station primarily with syndicated programs purchased for cash, cash and barter, or barter-only, and also through self-produced news, public affairs and other entertainment programming.

     The development of methods of television transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. These other transmission methods can increase competition faced by a broadcast station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for programming that originates on the cable system.

     Other sources of competition for audience include home entertainment systems (including video cassette recorder and playback systems, videodiscs and television game devices), low-power television multipoint distribution systems, multichannel multipoint distribution systems, wireless cable, internet services, satellite master antenna television systems and some low-power, in-home satellite services. In addition, telephone companies may provide channels for program suppliers to deliver video programming to the home, an arrangement that the FCC calls "video dial tone." The Company's television stations also face competition from high-powered direct broadcast satellite services that transmit programming directly to homes equipped with special receiving antennas or to cable television systems for transmission to their subscribers. Various television stations and networks have recently filed suit in federal court against certain providers of direct broadcast satellite service. The suits allege that such DBS providers have impermissibly distributed the signals of distant over-the-air television stations over their systems, in violation of the Satellite Home Viewer Act. The suits are presently pending.

     Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels and direct broadcast satellites, are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very defined audiences may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

     Advertising. Advertising revenues and advertising rates are based upon factors that include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the DMA served by the station, the availability of alternative advertising media in the DMA, aggressive and knowledgeable sales forces and development of projects, features and programs that tie advertiser messages to programming.

     Prior to and through the 1970s, over-the-air television broadcasting enjoyed virtual dominance in viewership and television advertising revenues because over-the-air television stations competed only with each other in most local markets. Although cable television systems were initially used to retransmit broadcast television programming to paid subscribers in areas with poor broadcast signal reception, significant increases in penetration into homes did not occur until the 1970s and 1980s, notwithstanding signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators generally have not sought to compete with over-the-air broadcast stations for a share of the local news audience. To the extent they elect to do so, increased competition from cable operators for local news audiences could have a material adverse effect on the Company's advertising revenues.

     Cable television penetration in the Flint, Rochester, Monterey-Salinas and Wheeling-Steubenville markets is 65%, 73%, 78% and 78%, respectively, according to the November 1996 Nielsen Television Market Report. The Stations have elected both must-carry and retransmission consent rights in connection with their carriage by local cable providers. Cable-originated programming has emerged as a competitor for viewers of over-the-air broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any over-the-air programming. Since 1980, the advertising share of cable networks has increased significantly. Notwithstanding such increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass market television advertising.

     Programming. The Company also competes for programming, which involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. The Stations compete for exclusive access to those programs against in-market broadcast station competitors for syndicated products. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations.

     Other factors that are material to a television station's competitive position include signal coverage, local program acceptance, network affiliation, audience characteristics and assigned broadcast frequency. Historically, UHF stations have suffered a competitive disadvantage in comparison to stations with VHF broadcast frequencies. This historic disadvantage has gradually declined through (i) carriage on cable systems, (ii) improvement in television receivers,
(iii) improvement in television transmitters, (iv) wider use of all channel antennae, (v) increased availability of programming, and (vi) the development of new networks such as Fox and UPN. In addition, the broadcasting industry is continuously faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could possibly have a material effect on the Company's operations and results.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     General. The ownership, operation and sale of television stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act, the Telecommunications Act of 1996 (the "Telecommunications Act") and specific FCC regulations and policies. Reference should be made to the Communications Act, the Telecommunications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

     License Grant and Renewal. Television stations operate pursuant to broadcasting licenses that, in the past, usually were granted by the FCC for terms of five years. However, in January 1997, pursuant to the terms of the Telecommunications Act, the FCC increased the terms of such licenses and their renewal to eight years.

     Television licenses are subject to renewal upon application to the FCC. Under the Telecommunications Act, the FCC is required to grant the renewal application if it finds (i) that the station has served the public interest, convenience and necessity; (ii) that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and (iii) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

     All of the Stations are presently operating under regular licenses with terms expiring as follows: October 1, 1997 (WEYI), June 1, 1999 (WROC), December 1, 1998 (KSBW) and October 1, 1997 (WTOV). There can be no assurance that the licenses of such stations will be renewed.

  Ownership Matters.

     General. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. The Company has filed an application seeking FCC consent to transfer control of WJAC to the Company. The Company intends to file an application seeking FCC consent to transfer control of WTOV to the Company. Although the Company believes that such applications will be granted by the FCC, there can be no assurance that such applications will be granted.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. In addition, under its "cross-interest" policy, the FCC considers and may prohibit the common ownership of an attributable interest in one media outlet and a non-attributable but significant equity interest in another media outlet in the same market, joint ventures, and common key employees among competitors, if it determines that such relationships could have a significant adverse effect upon economic competition and viewpoint diversity. The FCC has a pending rulemaking proceeding that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) raising the voting stock attribution benchmark from 5% to 10%; (ii) raising the attribution benchmark for passive investors from 10% to 20%; and (iii) attributing certain interests held by limited liability corporations in certain circumstances. More recently, the FCC has solicited comment on proposed rules that would (i) treat an otherwise nonattributable equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark; (ii) treat a licensee of a television station which, under a "local marketing agreement" or "LMA," brokers more than 15% of the time on another television station serving the same market, as having an attributable interest in the brokered station; and (iii) in certain circumstances, treat the licensee of a broadcast station that sells advertising time on another station in the same market pursuant to a "joint sales agreement," or "JSA," as having an attributable interest in the station whose advertising is being sold. The FCC also has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. The Company and its subsidiaries are domestic corporations, and the Company's ultimate controlling stockholder is a United States citizen. The Articles of Incorporation of the Company contain limitations on Alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Articles of Incorporation, the Company has the right to repurchase Alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions.

     National Ownership Rule. Under the FCC's rules, an individual or entity may own an unlimited number of television stations nationwide, subject to the restriction that no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. Historically, VHF stations have shared a larger portion of the market than UHF stations. Therefore, only half of the households in the market area of any UHF station are included when calculating whether an entity or individual owns television stations reaching more than 35% of the national television viewing audience. Of the Stations, three are VHF and one is UHF.

     Duopoly Rule. Unless applicable waiver standards are met, the television "duopoly" rule generally prohibits a single individual or entity from having an attributable interest in two or more television stations with overlapping Grade B service areas. The FCC has pending a rulemaking proceeding in which it has proposed to modify the television duopoly rule to permit the common ownership of television stations in different DMAs, so long as the Grade A signal contours of the stations do not overlap. Pending resolution of its rulemaking proceeding, the FCC has adopted an interim waiver policy that permits the common ownership of television stations in different DMAs with no overlapping Grade A signal contours, conditioned on the final outcome of the rulemaking proceeding. The FCC has also sought comment on whether common ownership of two television stations in a market should be permitted (i) where one or more of the commonly owned stations is UHF, (ii) where one of the stations is in bankruptcy or has been off the air for a substantial period of time or (iii) where the commonly owned stations have very small audience or advertising shares, are located in a very large market, and/or a specified number of independently owned media voices would remain after the acquisition. See "Summary -- Management and Ownership" and "Risk Factors -- Potential Conflicts of Interest."

     Radio/Television Cross-Ownership Rule. The FCC's radio/television cross-ownership rule (the "one to a market" rule) generally prohibits a single individual or entity from having an attributable interest in a television station and a radio station serving the same market. However, in each of the 25 largest local markets in the United States, provided that there are at least 30 separately owned stations in the particular market, the FCC policy presumptively allows waivers of the rule to permit the common ownership of one AM, one FM and one TV station in a market. The Telecommunications Act directs the FCC to extend this policy to each of the top 50 markets. The FCC has pending a rulemaking proceeding in which it has solicited comment on whether the one to a market rule should be modified or eliminated. See "Summary -- Management and Ownership" and "Risk Factors -- Potential Conflicts of Interest."

     The FCC does not apply its presumptive waiver policy in cases involving the common ownership of one television station and two or more radio stations in the same service (AM or FM), in the same market. Pending its rulemaking proceeding to reexamine the one to a market rule, the FCC has stated that it will consider waivers of the rule in such instances on a case-by-case basis. The FCC has stated that it expects that any such waivers that are granted will be conditioned on the outcome of the rulemaking proceeding.

     As a result of the one to a market rule, the attributable radio interests of persons with attributable interests in the Company limit the markets where the Company may acquire or own television stations. Thomas O. Hicks, for example, who is the Company's ultimate controlling stockholder, holds attributable interests in Capstar, Chancellor and GulfStar Communications, Inc., which companies own radio stations in various markets throughout the United States.

     Local Television/Cable Cross-Ownership Rule. While the Telecommunications Act eliminates a previous statutory prohibition against the common ownership of a television broadcast station and a cable system that serves the same local market, the Telecommunications Act leaves the current FCC rule in place. The legislative history of the Act indicates that its repeal of the statutory ban should not prejudge the outcome of any FCC review of the rule.

     Television/Daily Newspaper Cross-Ownership Rule. The FCC's rules prohibit the common ownership of a television broadcast station and a daily newspaper in the same market.

     Expansion of the Company's television operations on both a local and national level will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Concomitantly, any further relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, more specifically to the extent that any of the Company's competitors may have greater resources and thereby be in a superior position to take advantage of such changes.

  Other Matters.

     Must-Carry/Retransmission Consent. Pursuant to the Cable Act of 1992, television broadcasters are required to make triennial elections to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its Area of Dominant Influence ("ADI"), in general as defined by the Arbitron

1991-92 Television Market Guide. These must-carry rights are not absolute, and their exercise is dependent on variables such as (i) the number of activated channels on a cable system; (ii) the location and size of a cable system; and
(iii) the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore, under certain circumstances, a cable system may decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration.

     The most recent election date for must-carry or retransmission consent was October 1, 1996, such election to be effective for the three-year period from January 1, 1997 through December 31, 1999. For subsequent elections beginning with the election to be made by October 1, 1999, the must-carry market will be the station's DMA, in general as defined by the Nielsen DMA Market and Demographic Rank Report of the prior year.

     Digital Television. The FCC has taken a number of steps to implement digital television service ("DTV") (including high-definition) in the United States. In December 1996, the FCC adopted a DTV broadcast standard. On April 3, 1997, the FCC adopted a table of digital channel allotments and rules for the implementation of DTV. The digital table of allotments provides each existing television station licensee or permittee with a second broadcast channel to be used during the transition to DTV, conditioned upon the surrender of one of the channels at the end of the DTV transition period. Implementation of DTV will improve the technical quality of television. Furthermore, the implementing rules permit broadcasters to use their assigned digital spectrum flexibly to provide either standard- or high-definition video signals and additional services, including, for example, data transfer, subscription video, interactive materials, and audio signals. However, the digital table of allotments was devised on the basis of certain technical assumptions which have not been subjected to extensive field testing and which, along with specific digital channel assignments, are the subject of petitions for reconsideration of the FCC's April 3, 1997 decision. Conversion to DTV may reduce the geographic reach of the Company's stations or result in increased interference, with, in either case, a corresponding loss of population coverage. DTV implementation will impose additional costs on the Company, primarily due to the capital costs associated with construction of DTV facilities and increased operating costs both during and after the transition period. The FCC has set a target date of 2006 for expiration of the transition period, subject to biennial reviews to evaluate the progress of DTV, including the rate of consumer acceptance.

  Programming and Operation.

     General. The Communications Act requires broadcasters to serve the "public interest." The FCC has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. FCC licensees continue to be required, however, to present programming that is responsive to community issues, and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radiofrequency radiation (the FCC has recently adopted more stringent guidelines on radiofrequency radiation, which will apply to broadcasters beginning on September 1, 1997). In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, or the grant of a "short" (i.e., less than the full) license renewal term or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Children's Television Programming. Pursuant to legislation enacted in 1991, all television stations have been required to broadcast some television programming designed to meet the educational and informational needs of children 16 years of age and under. The legislation and FCC rules also limit the amount of commercial matter that may be broadcast during children's programming. In August 1996, the FCC adopted new rules setting forth more stringent children's programming requirements. Specifically, as of September 1, 1997, television stations will be required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (i) has serving the educational and informational needs of children 16 years of age and under as a significant purpose; (ii) is regularly scheduled, weekly and at least 30 minutes in duration; and (iii) is aired between the hours of 7:00 a.m. and 10:00 p.m. Furthermore, as of January 2, 1997, "core" children's educational programs, in order to qualify as such, must be identified as educational and informational programs over the air at the time they are broadcast, and must be identified in the station's children's programming reports required to be placed in stations' public inspection files. Additionally, as of January 2, 1997, television stations must identify and provide information concerning "core" children's programming to publishers of program guides and listings. A television station found not to have complied with the "core" programming requirements or the children's commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its broadcasting license.

     Television Violence. The Telecommunications Act directed the broadcast and cable television industries to develop and transmit an encrypted rating in all video programming that, when used in conjunction with so-called "V-Chip" technology, would permit the blocking of programs with a common rating. On January 17, 1997, an industry proposal was submitted to the FCC describing a voluntary ratings system under which all video programming would be designated in one of six categories. Pursuant to the Telecommunications Act, the FCC has initiated a proceeding to determine whether to accept the industry proposal or to establish and implement an alternative system for rating and blocking video programming. The FCC has indicated that it will commence a separate proceeding shortly addressing technical issues related to the "V-Chip." The Company cannot predict whether the FCC will accept the industry proposal regarding the rating and blocking of video programming, or how changes in this proposal could affect the Company's business.

     Closed Captioning. The Telecommunications Act directs the FCC to adopt rules requiring closed captioning of all broadcast television programming, except where captioning would be economically burdensome. The FCC is conducting a rulemaking proceeding to implement such rules.

     Proposed Changes. The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions. In addition to the changes and proposed changes noted above, such matters include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer, wine and hard liquor, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct radio and television broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, digital television and radio technologies, and the advent of telephone company participation in the provision of video programming service.

     Other Considerations. The foregoing summary does not purport to be a complete discussion of all provisions of the Communications Act or other congressional acts or of the regulations and policies of the FCC. For further information, reference should be made to the Communications Act, other congressional acts, and regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, equal opportunity employment and other matters affecting the Company's business and operations.

EMPLOYEES

     As of March 31, 1997, the Stations had approximately 296 full-time and 27 part-time employees. WEYI has a contract with United Auto Workers that expires on August 7, 1998 with respect to 46 employees. WROC has a contract with the American Federation of Television and Radio Artists ("AFTRA") that expires on March 2, 1999 with respect to 22 employees, and WROC has entered into a contract with the National Association of Broadcast Employees and Technicians/Communications Workers of America ("NABET") that expires on May 31, 2000 with respect to 35 employees. Four non-union employees of WROC have recently applied to become members of NABET. WTOV has a contract with AFTRA that expires January 28, 1999 and a contract with International Brotherhood of Electrical Workers that expires on November 30, 1997 with respect to 22 and 19 employees, respectively. No significant labor problems have been experienced by the Stations, and the Company considers its overall labor relations to be good. However, there can be no assurance that the Company's collective bargaining agreements will be renewed in the future or that the Company will not experience a prolonged labor dispute, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Labor Relations."

PROPERTIES

     Each Station's real properties generally include main offices, studios and transmitter/antenna sites. The transmitter/antenna sites generally are located so as to provide maximum signal strength and market coverage.

     The Company owns all transmitter/antenna sites and studio and main office space associated with each of the Stations. The Company generally considers its facilities to be suitable and of adequate sizes for its current and intended purposes. The Company does not anticipate any difficulties leasing or purchasing additional space, if required. The Company owns all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

     The principal executive offices of the Company are located at 3839 4th Street North, Suite 420, St. Petersburg, Florida 33703. The telephone number of the Company at that address is (813) 821-7900. The following table generally describes the Company's principal properties in each of its markets of operations:

                                                                    OWNED      APPROXIMATE
     STATION AND PROPERTY                    TYPE OF                 OR            SIZE        EXPIRATION
           LOCATION                     FACILITY AND USE           LEASED     (SQUARE FEET)     OF LEASE
     --------------------               ----------------          ---------   -------------    ----------
WEYI:
  Clio, Michigan...............  Main Office/Studio                Owned          18,000          --
                                 Tower/Antenna Site                Owned         (1)              --
  Saginaw, Michigan............  Satellite Sales Office           Leased           1,200       2/14/99
WROC:
  Rochester, New York..........  Main Office/Studio                Owned          45,000          --
  Brighton, New York...........  Tower/Antenna Site                Owned           2,400          --
KSBW:
  Salinas, California..........  Main Office/Studio                Owned          33,000          --
  Santa Clara County,
    California.................  Tower/Antenna Site                Owned           2,400          --
  Monterey County, California...  Back-up
                                 Antenna/Microwave Site            Owned           1,900          --
  Gilroy, California...........  Satellite News and Sales Office  Leased             720         (2)
  Santa Cruz, California.......  Satellite News and Sales Office  Leased             720         (2)
WTOV:
  Steubenville Township,
    Ohio.......................  Main Office/Studio                Owned          12,750          --
                                 Tower/Antenna Site                Owned         (1)              --
  Pultney Township, Ohio.......  Microwave/Relay                   Owned             450          --
  Wheeling, West Virginia......  Satellite Sales Office           Leased             973       8/31/98

---------------

(1) Main Office/Studio and Tower/Antenna Site are at the same location.

(2) Lease is on a month-to-month basis. The Company does not anticipate any difficulties leasing or acquiring alternative space, if required.

LEGAL PROCEEDINGS

     The Stations from time to time are involved in litigation incidental to the conduct of their business. The Stations are not a party to any lawsuit or proceeding that, in the opinion of the Company, will have a material adverse effect on the Company.

                            MANAGEMENT AND DIRECTORS

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Holdings and the Company are as follows:

           NAME              AGE                          TITLE
           ----              ---                          -----
Robert N. Smith............  52    President of Holdings and Chief Executive Officer
                                     and Director of Holdings and the Company
Sandy DiPasquale...........  49    President and Chief Operating Officer of the Company
                                     and Executive Vice President and Chief Operating
                                     Officer of Holdings
David A. Fitz..............  52    Senior Vice President and Chief Financial Officer of
                                     Holdings and the Company
John M. Purcell............  54    Regional Vice President of Holdings and the Company
Eric C. Neuman.............  52    Vice President and Director of Holdings and the
                                     Company
John R. Muse...............  46    Chairman of the Board of Directors of Holdings and
                                     the Company
Michael J. Levitt..........  38    Director of Holdings and the Company
John H. Massey.............  57    Director of Holdings and the Company

     Mr. Smith has served in the broadcast industry for 17 years and served as President of Holdings and Chief Executive Officer and Director of Holdings and the Company since their formation. Since 1985, Mr. Smith has served as President and majority stockholder of SBG, which owns, operates and manages seven television stations in addition to the Stations, and has served as Chief Executive Officer of SBP, an affiliate of SBG. From 1983 to 1985, Mr. Smith served as an officer, director and part owner of Heritage Broadcasting Company, which was the licensee of WCTI-TV, New Bern, North Carolina. Mr. Smith first became involved with the television broadcast industry as an attorney in the Broadcast Bureau of the FCC from 1971 to 1974. Thereafter, Mr. Smith's career included substantial government service, including serving on the White House Staff in 1977 and as Assistant Director for Community Services Administration from 1977 to 1979, prior to returning full time to the broadcast industry in 1983.

     Mr. DiPasquale has served in the broadcast industry for 17 years and served as President of the Company and Executive Vice President and Chief Operating Officer of Holdings since their formation. Since 1996, Mr. DiPasquale has served as Chief Operating Officer of SBP and has been responsible for the day-to-day operations of the Stations. From November 1994 to the closing of the acquisition of the Stations by Jupiter in January 1996, Mr. DiPasquale was associated with SBG. From 1989 to 1994, Mr. DiPasquale served as President, Chief Executive Officer and was a part owner of SD Communications, Inc., KBS Limited Partnership and KBS, Inc., which were the owners of KWCH-TV, Wichita, Kansas, and its affiliated stations in Hays, Goodland and Dodge City, Kansas. From 1986 to 1988, Mr. DiPasquale served as President and General Manager and was a partner in WGRZ-TV, Buffalo, New York. Prior to such time, Mr. DiPasquale served in sales and management positions at various television broadcast stations in the Buffalo area.

     Mr. Fitz has served in the broadcast industry for 20 years and served as Senior Vice President and Chief Financial Officer of Holdings and the Company since their formation. Since 1996, Mr. Fitz has served as Chief Financial Officer of SBP and as an officer and director of each of the SBG affiliated companies. Mr. Fitz has held various positions with SBG affiliated companies since 1986. Prior to joining SBG, Mr. Fitz served for nine years as Executive Vice President and Chief Financial Officer of the Broadcast Division of Gulf Broadcast Company, which at that time owned six television and eight radio broadcast stations. Prior to that time, Mr. Fitz was a manager with KPMG Peat Marwick, which he joined in 1969.

     Mr. Purcell has served in the broadcast industry for 35 years and served as Regional Vice President of Holdings and the Company since their formation. Since 1996, Mr. Purcell has served as Senior Vice President of SBP and General Manager of WROC-TV, Rochester, New York. From November 1994 to the closing of the acquisition of the Stations by Jupiter in January 1996, Mr. Purcell was associated with SBG. From 1986 to September 1994, Mr. Purcell served as Vice President and General Manager of WHTM-TV, Harrisburg, Pennsylvania, an SBG-owned station. Prior to such time, Mr. Purcell served as President and General Manager of WGHP-TV, Greensboro, North Carolina, and as Vice President and Director of Sales of WTSP-TV, Tampa/St. Petersburg, Florida.

     Mr. Neuman has served as Vice President and as a director of the Company and Holdings since its formation. Since May 1993, Mr. Neuman has been an officer of Hicks Muse and is currently serving as Senior Vice President. Mr. Neuman has served as a Vice President and director of Chancellor since April 1996 and as an Executive Vice President and Director of Capstar since October 1996. From 1985 to 1993, Mr. Neuman was a Managing General Partner of Communications Partners, Ltd., a private investment firm specializing in media and communications businesses.

     Mr. Muse has served as Chairman of the Board of Directors of the Company and Holdings since its formation. Mr. Muse is Chief Operating Officer of Hicks Muse. Prior to the formation of Hicks Muse in 1989, Mr. Muse headed the merchant/investment banking operations of Prudential Securities in the Southwestern region of the United States. Mr. Muse serves as Chairman of Atrium Companies, Inc., Hedstrom Corporation and Hat Brands, Inc. and serves as director of The Morningstar Group, Inc., Crain Holdings Corp., Ghirardelli Chocolate Company, Olympus Real Estate Corporation, Mandeville S.A. and Productos del Monte, S.A. de C.V.

     Mr. Levitt has served as a director of the Company and Holdings since its formation. Mr. Levitt is a Managing Director and Principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of Atrium Companies, Inc., Ghirardelli Chocolate Company and International Home Foods, Inc.

     Mr. Massey has served as a director of the Company and Holdings since its formation. Until August 2, 1996, Mr. Massey served as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, FSW Holdings, Inc., a regional investment banking firm. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company, a private holding company, that was sold in May 1996. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company, which owned and operated 6 television stations and 11 radio stations in major markets in the United States. Mr. Massey currently serves as a director of Chancellor, Central Texas Bankshare Holdings, Inc., Hill Bank and Trust Co., Hill Bancshares Holdings, Inc., Bank of The Southwest of Dallas, Texas, Columbus State Bank, Columbine JDS Systems, Inc. and The Paragon Group, Inc.

     In May 1997, the Board of Directors of the Company established an Executive Committee to which Messrs. Massey, Muse and Neuman have been appointed, and an Audit Committee and Compensation Committee to which Messrs. Levitt, Massey and Neuman have been appointed. Directors of the Company are elected by Holdings, the sole stockholder of the Company.

DIRECTOR COMPENSATION

     Directors of the Company who also are employees of the Company, Holdings or Hicks Muse serve without additional compensation. Independent directors receive an annual retainer of $12,000. These independent directors also receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended. In addition, the independent directors are reimbursed for any expenses incurred in connection with their attendance at such meetings. Currently, John H. Massey is the Company's only independent director.

EXECUTIVE COMPENSATION

     In connection with the Acquisition, each of Robert N. Smith, Sandy DiPasquale, David A. Fitz and John M. Purcell has entered into five-year employment agreements with the Company and Holdings. Each employment agreement is subject to automatic successive one-year renewal terms that take effect unless notice of non-renewal is given by either party to the agreement at least 120 days prior to the expiration of the initial term or annual extension, as the case may be. The compensation provided to Messrs. Smith, DiPasquale, Fitz and Purcell under their respective agreements includes an annual base salary of $250,000 each, subject to adjustment at the sole discretion of the board of directors of Holdings, and an annual bonus based upon criteria to be established by the board of directors of Holdings at the beginning of each fiscal year. These executives are also entitled to participate in certain benefit plans of Holdings. If prior to the fourth anniversary of the consummation of the Acquisition (the "Employment Date"), the executive officer terminates his employment for good reason (as defined) or Holdings or the Company terminate his employment for any reason other than for cause (as defined), then such executive officer shall be paid his salary and shall continue to be covered by certain employee benefit plans for 12 months or until the third anniversary of the Employment Date, whichever period is longer; provided, however, that continued coverage under any employee benefit plan of Holdings or the Company shall terminate upon such executive officer becoming eligible for comparable benefits pursuant to new employment. In the event of a change of control (as defined in the agreements) prior to the fourth anniversary of the Employment Date, either Holdings, the Company or the executive officer may terminate the employment agreement concurrently with sale and receive the salary and benefits on the same terms described in the preceding sentence.

     Mr. Smith's employment agreement requires him to devote his best efforts and such time, attention, knowledge and skill to the operation of the Stations as is necessary to manage and supervise the Stations and the Company. Mr. Fitz's employment agreement requires him to devote his best efforts and his working time, attention, knowledge and skill solely to the operation of the Stations; provided, however, that Mr. Fitz is permitted to devote reasonable time to advisory services and oversight duties in connection with Mr. Smith's investments in other business enterprises having an interest in or operating a television station within certain excluded markets in which Mr. Smith currently holds an interest in a television station (the "Excluded Markets") and any acquisition or investment in up to three additional excluded stations (the "Excluded Stations").

     Each employment agreement also contains a noncompetition provision, which provides that during the term of each agreement and for a period of two years thereafter (or one year, if Hicks Muse or its affiliates cease to own any of the Stations) and during any period in which the executive officer is receiving severance payments pursuant to the employment agreement, such executive officer will not engage in the television broadcast business within the DMA of any Station. Mr. Smith's employment agreement permits him to invest in, become employed by or otherwise render services to or for (i) another business enterprise (other than the Company) having an interest in or operating a television station within the Excluded Markets and (ii) after an opportunity to acquire or invest shall have been presented to the Company and the Company shall have declined in writing to make such acquisition or investment, the Excluded Stations. Mr. Fitz's employment agreement permits him to invest in, become employed by or otherwise render services to or for another business enterprise (other than the Company) having an interest in or operating a television station within the Excluded Markets.

MANAGEMENT'S PARTICIPATION IN THE COMPANY

     Robert N. Smith (through SBG), Sandy DiPasquale, David A. Fitz and John M. Purcell and three other station general managers purchased an aggregate of 3.8% of the Class A limited partnership interests of the Partnership for $1.9 million and own 100% of the Class B limited partnership interests of the Partnership. The return on such Class B ownership interests is based on the performance of the Company. Neither the Class A nor the Class B limited partnership interests entitle the holder to any right to participate in the management or control of the Partnership or its business.

                              CERTAIN TRANSACTIONS

     In connection with the Acquisition, Holdings and the Company entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which Holdings and the Company have agreed to pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to the Company. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company and its subsidiaries for the then-current fiscal year. Upon the acquisition by the Company and its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma consolidated annual net sales of the Company and its subsidiaries. In no event shall the annual fee be less than $75,000. John R. Muse, Chairman of the Board of Directors of Holdings and the Company, and Michael J. Levitt, director of Holdings and the Company, are each principals of Hicks Muse Partners. Hicks Muse Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to the Company under the Monitoring and Oversight Agreement. In addition, Holdings and the Company, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been and will continue to be provided to the Company by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by Holdings and the Company.

     In connection with the Acquisition, Holdings and the Company entered into a ten-year agreement (the "Financial Advisory Agreement"), pursuant to which Hicks Muse Partners received a financial advisory fee of $2.5 million at the closing of the Acquisition as compensation for its services as financial advisor to the Company in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "add-on transaction" (as defined) in which the Company is involved. The term "transaction value" means the total value of the add-on transaction including without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement), including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving the Company or any of its subsidiaries, and any other person or entity. In addition, Holdings and the Company, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operation matters. The Company does not believe that the services that have been and will continue to be provided by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by the Company.

     In connection with the Acquisition, affiliates of Hicks Muse purchased $25.0 million of the Redeemable Preferred Stock for a purchase price of approximately $24.1 million (or 96.5% of the initial liquidation preference of such shares) and received in connection therewith warrants to purchase shares of common stock of Holdings. The Hicks Muse affiliates, along with the other purchaser of the Redeemable Preferred Stock and warrants, received certain registration rights with respect to the shares of common stock of Holdings issuable upon exercise of the warrants.

     In 1996, the Stations paid SBP approximately $840,000 for certain management services provided by SBP to the Stations.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company has 1,000 shares of common stock, $0.01 par value per share, issued and outstanding, all of which are owned by Holdings. All of the capital stock of Holdings is owned by the Partnership, which is controlled by Thomas O. Hicks. For a description of the Company's management interest in the Partnership, see "Management and Directors -- Management's Participation in the Company." For a description of the relationship between Hicks Muse and the Company, see "Certain Transactions".

                      DESCRIPTION OF THE CREDIT AGREEMENT

     The Credit Agreement, agented by The Chase Manhattan Bank ("Chase") and NationsBank of Texas, N.A., provides for a seven year revolving credit facility (the "Revolving Credit Facility") of $35.0 million expiring on February 27, 2004. Commitments under the Revolving Credit Facility will be automatically and immediately reduced at the end of each fiscal quarter by the product of (x) one quarter of the percentage set forth opposite each calendar year set forth below (except with respect to 2004, during which there will be one reduction on February 27, 2004 in the percentage set forth below opposite the year 2004) and
(y) the amount of the total Revolving Credit Facility commitments then in effect as of December 31, 1999:

                      YEAR                         PERCENTAGE
                      ----                         ----------
2000.............................................     20%
2001.............................................     20%
2002.............................................     20%
2003.............................................     20%
2004.............................................     20%

     The Revolving Credit Facility bears interest at an annual rate, at the Company's option, equal to the "ABR plus the Applicable Margin" ("ABR Loans") or the "Eurodollar Rate plus the Applicable Margin" ("Eurodollar Loans"). As used herein "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City, (ii) the secondary market rate for three-month certificates of deposit (grossed up for maximum statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. "Eurodollar Rate" means the rate (grossed up for maximum statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three, six, or to the extent available to all lenders under the Credit Agreement, nine or twelve months as selected by the Company are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the applicable loan. "Applicable Margin" means (a) 1.50%, in the case of ABR Loans, and (b) 2.75%, in the case of Eurodollar Loans. Interest rates on the credit facilities may be reduced quarterly in the event the Company meets certain financial tests relating to consolidated leverage.

     The Credit Agreement provides for first priority security interests in all of the tangible and intangible assets of the Company and its direct and indirect subsidiaries. In addition, the loans under the Credit Agreement will be guaranteed by Holdings and the Company's current direct and indirect and any future subsidiaries. Additionally, the Company will be required to apply 66 2/3% of excess cash flow (as defined in the Credit Agreement), 100% of the net proceeds of certain dispositions of material assets (other than inventory in the ordinary course of business and subject to a capacity and basket for reinvestment), 100% of the net proceeds of the issuance or sale of equity by the Company or any of its Subsidiaries and 100% of the net proceeds of the incurrence of certain indebtedness (including the Notes) to the repayment of the Credit Agreement.

     The Credit Agreement contains certain financial and operating maintenance covenants including a maximum consolidated leverage ratio of (upon issuance of the Notes) initially 7.0:1, a minimum consolidated fixed charge coverage ratio of 1.05:1 and a consolidated interest coverage ratio of (upon issuance of the Notes) initially 1.25:1. In addition, the Company will be limited in the amount of annual payments that may be made for capital expenditures and corporate overhead.

     The operating covenants of the Credit Agreement include limitations on the ability of the Company to (i) incur additional indebtedness (including film debt), other than certain permitted indebtedness, (ii) permit additional liens or encumbrances, other than certain permitted liens, (iii) make any investments in other persons, other than certain permitted investments, (iv) become obligated with respect to contingent obligations, other than certain permitted contingent obligations and (v) make restricted payments (including dividends on its common stock). The operating covenants will also include restrictions on certain specified fundamental changes, such as mergers and asset sales, transactions with shareholders and affiliates and business outside the ordinary course as currently conducted, amendments or waivers of certain specified agreements and the issuance of guarantees or other credit enhancements.

     If for any reason the Company is unable to comply with the terms of the Credit Agreement, including the covenants included therein, such noncompliance would result in an event of default under the Credit Agreement and could result in acceleration of the payment of the indebtedness outstanding under the Credit Agreement.

                   DESCRIPTION OF REDEEMABLE PREFERRED STOCK

     In connection with the Acquisition, the Company issued 300,000 shares of Redeemable Preferred Stock with an aggregate liquidation preference of $30.0 million, or $100 per share. The Redeemable Preferred Stock is entitled to quarterly dividends that will accrue at a rate per annum of 14%. Prior to February 28, 2002, dividends may be paid in either additional whole shares of Redeemable Preferred Stock or cash, at the Company's option, and only in cash following that date. The Indenture and the Credit Agreement prohibit the payment of cash dividends until May 31, 2002. Pursuant to the terms of the securities purchase agreement under which the Company sold the Redeemable Preferred Stock, the Company has the right to repurchase the Redeemable Preferred Stock at any time and from time to time prior to March 1, 1998, at $96.50 per share of Redeemable Preferred Stock, plus an amount equal to accrued and unpaid dividends through the repurchase date.

     Optional Redemption. The Redeemable Preferred Stock is redeemable, in whole or in part, at any time on and after February 28, 2002 at the option of the Company, at the redemption prices (expressed as percentages of the liquidation preference thereof) set forth below, if redeemed during the twelve-month period commencing on February 28 of each of the years set forth below, plus accumulated and unpaid dividends to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................    106.20%
2003........................................................    104.64
2004........................................................    103.08
2005........................................................    101.52
2006 and thereafter.........................................    100.00

     Notwithstanding the foregoing, on or prior to February 28, 2001, the Company may, at its option, use the net cash proceeds of any Public Equity Offering or Major Asset Sales (as defined in the Certificate of Designation for the Redeemable Preferred Stock) to redeem the Redeemable Preferred Stock, in part, at a redemption price equal to 114% of the then effective liquidation preference, if redeemed during the twelve-month period commencing on February 28, 1997, 112% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 28, 1998, 111% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 28, 1999, and 109% of the then effective liquidation preference if redeemed during the twelve-month period commencing on February 28, 2000, plus, in each case, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption the shares of Redeemable Preferred Stock outstanding must equal at least 75% of the aggregate number of shares of Redeemable Preferred Stock originally issued.

     Mandatory Redemption. The Redeemable Preferred Stock is also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on February 28, 2008, at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

     Exchange. The Company may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the Indenture and the Credit Agreement, on any scheduled dividend payment date occurring on or after the Redeemable Preferred Stock issuance date, exchange the Redeemable Preferred Stock, in whole but not in part, for Company's 14% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures"). Holders of the Redeemable Preferred Stock are entitled to receive $1.00 principal amount of Exchange Debentures for each $1.00 in liquidation preference of Redeemable Preferred Stock including, to the extent necessary, Exchange Debentures in principal amounts of less than $1,000.

     Voting Rights. Holders of the Redeemable Preferred Stock have no voting rights, except as otherwise required by law, and, provided further, that the holders of the Redeemable Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors or 25% of the total number of directors constituting the Board of Directors of the Company upon the occurrence of certain events including, but not limited to the failure by the Company on or after February 28, 2002, to pay cash dividends in full on the Redeemable Preferred Stock for six or more quarterly dividend periods, the failure by the Company to discharge any mandatory redemption or repayment obligation with respect to the Redeemable Preferred Stock, the breach or violation of one or more of the covenants contained in the Certificate of Designation or the failure by the Company to repay at final stated maturity, or the acceleration of the final stated maturity of, certain indebtedness of the Company.

     Change of Control. The Certificate of Designation for the Redeemable Preferred Stock provides that, upon the occurrence of a change of control (as defined in the Certificate of Designation for the Redeemable Preferred Stock), each holder will have the right to require that the Company repurchase all or a portion of such holder's Redeemable Preferred Stock in cash at a purchase price equal to 101% of the then current effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase.

     Certain Covenants. The Certificate of Designation for the Redeemable Preferred Stock and the indenture for the Exchange Debentures contain covenants customary for securities comparable to the Redeemable Preferred Stock and the Exchange Debentures, including covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, and merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially of the assets of the Company. Such covenants are substantially identical to those covenants contained in the Indenture.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company on March 25, 1997, in the Original Offering. In connection with that placement, the Company entered into the Registration Rights Agreement, which requires that the Company file the Registration Statement under the Securities Act with respect to the New Notes and, upon the effectiveness of that Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before September 21, 1997 and (ii) consummate the Exchange Offer on or before November 5, 1997. Except as provided below, upon the completion of the Exchange Offer, the Company's obligations with respect to the registration of the Old Notes and the New Notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is qualified in its entirety by reference thereto. As a result of the filing and the effectiveness of the Registration Statement, certain liquidated damages provided for in the Registration Rights Agreement will not become payable by the Company. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the New Notes,
(iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the Registration Rights Agreement, the Company is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 225 days of the Original Offering, (iii) any holder of Private Exchange Securities (as defined) requests within 60 days after the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, (v) any holder of Old Notes participates in the Exchange Offer and does not receive freely transferrable New Notes in exchange for Old Notes or (vi) the Company so elects. In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that the Company register such holder's shares of Old Notes under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the registered holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect" above), holders of Old Notes not tendered will not have any further registration rights and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued.

     As of June 1, 1997, Old Notes representing $100,000,000 aggregate principal amount were outstanding and there was one registered holder, a nominee of DTC. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the Old Notes. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will issue a notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Certain Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, prior to the Expiration Date or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpreta-tion of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 pm., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 pm., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the

Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures under "The Exchange
Offer -- Procedures for Tendering" at any time on or prior to the Expiration
Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. U.S. Trust Company of Texas, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail:                       By Hand:
    U.S. Trust Company of Texas, N.A.          U.S. Trust Company of Texas, N.A.
               P.O. Box 841                               111 Broadway
      Attn: Corporate Trust Services                      Lower Level
              Cooper Station                     Attn: Corporate Trust Services
      New York, New York 10276-0841              New York, New York 10006-1906
          By Overnight Courier:                          By Facsimile:
    U.S. Trust Company of Texas, N.A.                    (212) 420-6504
         770 Broadway, 13th Floor                      For Information or
        Corporate Trust Operations                 Confirmation by Telephone:
         New York, New York 10003                        (800) 225-2398

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$          , which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes are to be issued under the Indenture, dated as of March 25, 1997 (the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), a copy of which is available upon request to the Company. The Old Notes were also issued pursuant to the Indenture. Upon the effectiveness of the Exchange Offer, the Indenture will be subject to and governed by the Trust Indenture Act. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the note registrar.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be unsecured, senior subordinated obligations of the Company and will be limited to $100,000,000 aggregate principal amount at any one time outstanding (including any New Notes that may be issued from time to time in exchange for the Old Notes as described under "The Exchange Offer"), and will mature on March 15, 2007. Interest on the Notes will accrue at a rate per annum equal to 11% and will be payable in cash semiannually on March 15 and September 15 commencing on September 15, 1997 to holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 25, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time on or after March 15, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the principal amount thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 15 of each of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   105.500%
2003........................................................   103.667%
2004........................................................   101.833%
2005 and thereafter.........................................   100.000%

     In addition, prior to March 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to 25% of the principal amount of the Notes at a redemption price equal to 111.0% of the principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption, at least 75% of the aggregate principal amount of the Notes originally issued would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of a Public Equity Offering. The Company shall effect such redemption on a pro rata basis.

     In addition, prior to March 15, 2002, the Company may, at its option, redeem the Notes upon a Change of Control. See "-- Change of Control."

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, in the absence of such requirements or if the Notes are not so listed, on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Notes in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, if the purchase of the Notes would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of Notes, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under any such Indebtedness required to permit the purchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Notes pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of Notes, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the paying agent and registrar for the Notes at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     In addition, the Indenture provides that, prior to March 15, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Notes in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of the Notes, which notice shall govern the terms of the Change of Control Redemption. Such notice

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

must be mailed to holders of the Notes within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     "Applicable Premium" means, with respect to a Note at any Change of Control Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at March 15, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all semi-annual payments of interest through March 15, 2002 computed using a discount rate equal to the Treasury Rate plus 100 basis points over (B) the principal amount of such Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to March 15, 2002; provided, however, that if the period from the Change of Control Redemption Date to March 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to March 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company or Holdings so long as a majority of the board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Notes, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of indebtedness outstanding at such time. However, the Indenture contains limitations on the ability of the Company and its Subsidiaries to incur additional Indebtedness and the ability of the Company to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved, subject, in each case, to limitations and qualifications. See
"-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Indenture, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Notes should be subject to a Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of

Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase of the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Credit Agreement may prohibit the Company's prepayment of the Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Agreement and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of the Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

     None of the provisions in the Indenture relating to a purchase of the Notes upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of the Notes affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the outstanding Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest on the Notes is subordinated in right of payment, to the extent set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of December 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Original Offering, the Company would not have had any Senior Indebtedness outstanding. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness. See "Certain Covenants -- Limitation on Indebtedness" below.

     "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, as (x) all obligations under the Credit Agreement and (y) all other Indebtedness of the Company, including interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, foreign. local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

     The Company may not pay principal of, premium (if any), or interest on the Notes or make any deposit pursuant to the provisions described under "Satisfaction and Discharge or Indenture; Defeasance" below and may not otherwise purchase or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived or is no longer continuing and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice has been cured or waived or is no longer continuing or
(iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the Trustee (and the Company and the Trustee shall only be obligated to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, the Company may not pay the Notes (except payment (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) securities issued by the Company which are subordinated to the Senior Indebtedness at least to the same extent as the Notes and have a Weighted Average Life to Maturity at lease equal to the remaining Weighted Average Life to Maturity of the Notes), until five business days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness. In addition, the Indenture does not prohibit the transfer or contribution of assets of the Company to its Wholly-Owned Subsidiaries. In the event of any such transfer or contribution, holders of the Notes will be effectively subordinated to the claims of creditors of such subsidiaries against such assets.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock. (a) The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock and its Subsidiaries will not issue any Preferred Stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     (b) In addition, the Indenture provides that the Company will not incur any Secured Indebtedness (other than Senior Indebtedness) unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Layering. The Indenture provides that the Company will not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the Notes).

     Limitation on Restricted Payments. (a) The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received subsequent to February 28, 1997 by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to February 28, 1997 of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses
     (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Company as a capital contribution subsequent to February 28, 1997, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Cash Flow, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus (f) $2,500,000.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either
(x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Company that is subordinate or junior in right of payment to the Notes at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by the Company to repurchase, or to enable Holdings to repurchase, Capital Stock or other securities from employees of the Company or Holdings in an aggregate amount not to exceed $2,000,000; (5) payments to enable Holdings to redeem or repurchase stock purchase or similar rights granted by Holdings with respect to its Capital Stock in an aggregate amount not to exceed $500,000; (6) payments, not to exceed $100,000 in the aggregate, to enable Holdings to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (7) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; (8) payments to enable Holdings or the Company to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Public Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Public Equity Offering; (9) payments by the Company to fund the payment by any direct or indirect holding company thereof of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect holding company and so long as the aggregate amount of payments pursuant to this clause (9) does not exceed $500,000 in any calendar year; (10) payments by the Company to fund taxes of Holdings for a given taxable year in an amount equal to the lesser of (x) the Company's "separate return liability" and (y) the portion of the tax liability of the "affiliated group" (within the meaning of Section 1504 (a) (I) of the Code (as defined)) of which the Company is a member in accordance with the method described in Treasury Regulations Section 1.1552-1 (a) (I) pursuant to
(x) or (y) of this clause (10) to the extent that the Company files a combined or consolidated income tax return with Holdings under any state or local income tax law for a taxable year, the payment by the Company to Holdings to fund such tax liability for such taxable year shall be provided for in a manner as similar as possible to that provided for United States federal income taxes (for purposes of this clause (10) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year) and (11) on and after May 31, 2002, the payment of cash dividends in respect of the Company's

14% Redeemable Preferred Stock, par value $.01; provided, however, that in the case of clauses (3), (4), (5), (6), (7), (8) and (11), no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (4),
(5), (6), (7), (8) and (11) shall be included in such calculation.

     Merger, Consolidation and Sale of Assets. The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such surviving Person shall assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause
(2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant; (iv) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred or be continuing; and (v) the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U.S. to realize tax or other benefits.

     Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000, by the board of directors of the Company, as evidenced by a board resolution),
(ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents (other than to the extent that the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event, to such extent, the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Senior Indebtedness of the Company or any Indebtedness of a Subsidiary of the Company

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

(and, to the extent such Senior Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or (C) to purchase Notes and other Senior Subordinated Indebtedness, pro rata tendered to the Company for purchase at a price equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $5,000,000.

     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first-class mail, to holders of Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Notes in an amount which, together with all other Senior Subordinated Indebtedness so tendered, exceeds the Net Proceeds Offer, Notes and other Senior Subordinated Indebtedness of tendering holders will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered). To the extent that the aggregate principal amount of Notes tendered pursuant to any Net Proceeds Offer, which, together with the aggregate principal amount or aggregate accreted value, as the case may be, of all other Senior Subordinated Indebtedness so tendered, is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes and other Senior Subordinated Indebtedness for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:
(i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $1.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay

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

any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on the Issue Date (including the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification; (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien; or (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement.

     Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the board of directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligations of the Company under the Financial Monitoring and Oversight Agreements or any employment agreement, noncompetition or confidentiality agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to any of the Initial Purchasers and their Affiliates, (4) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (6) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices, (7) payments made in

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

connection with the Acquisition, including fees to Hicks Muse, as described in the Offering Memorandum and (8) the issuance of Capital Stock of the Company (other than Disqualified Stock).

     Reports. The Indenture provides that so long as any of the Notes are outstanding, the Company will provide to the holders of Notes and file with the Commission, to the extent such submissions are accepted for filing by the Commission, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (ii) the failure to pay principal of or premium, if any, on any Notes when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under "-- Ranking and Subordination" above); (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the outstanding Notes shall, or the holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, will become due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the agent under the Credit Agreement of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company or any Significant Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its

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

consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due other than by such declaration of acceleration, has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. legal tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest and premium on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an opinion of counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an opinion of counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an opinion of counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an officers' certificate and an opinion of counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the opinion of counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price thereof; (iv) make any Notes payable in money other than that stated in the Notes and the Indenture;
(v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of, premium on and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive Default or Event of Default; or (vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it requires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant or (c) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant.

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse, any of its Affiliates, officers and directors or Robert N. Smith or any of his Affiliates (the "Permitted Holders"); or (ii) a majority of the board of directors of the Company or Holdings shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder, including without limitation Holdings) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or Holdings.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplica-tion, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and any non-cash expenses attributable to grants or exercises of employee stock options.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the board of directors of the Company or Holdings on the Issue Date, (ii) was nominated for election or elected to the board of directors of the Company or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

     "Credit Agreement" means the Credit Agreement, dated as of February 28, 1997, among the Company, The Chase Manhattan Bank, as agent, NationsBank of Texas, N.A., as documentation agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all obligations under the Credit Agreement and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is

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

redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

     "Financial Monitoring and Oversight Agreements" means, collectively, the Monitoring and Oversight Agreement among the Company, Holdings and Hicks Muse Partners, as in effect on the Issue Date, and the Financial Advisory Agreement among the Company, Holding and Hicks Muse Partners, as in effect on the Issue Date.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

     "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made to, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

     "Issue Date" means the date on which the Notes are originally issued.

     "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all Disqualified Capital Stock of the Company and of all outstanding Preferred Stock of Subsidiaries of the Company to (ii) the Consolidated Cash Flow of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period.

In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Asset Acquisition (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such Asset Acquisitions; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Trustee at the time of the consummation of the Asset Acquisition and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers, fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the

Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Company or a Subsidiary incurred under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as in effect on the Issue Date; (iii) Indebtedness evidenced by or arising under the Notes and the Indenture; (iv) Interest Swap Obligations; provided, however, that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company; (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $7,500,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $3,000,000 at any time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided, however, that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant,
(ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or Holdings (to the extent, in the case of Holdings, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company), pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

     "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or

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

options to acquire Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Notes or (iv) the making of any Investment (other than a Permitted Investment).

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of the Company or a subsidiary secured by a Lien.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person; provided, however, that notwithstanding the foregoing, SAC shall be deemed to be a "Subsidiary" of the Company. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the board of directors of the Company; provided, however, that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person; provided, however, that "Wholly Owned Subsidiary" shall also include SAC and any other Restricted Subsidiary of which in excess of 95% of the common equity securities are owned by the Company or another Wholly-Owned Subsidiary and which is organized for the purpose of facilitating the acquisition of any broadcasting business that, but for the formation of such Person, the Company and its Restricted Subsidiaries could not acquire under applicable laws related to the ownership of broadcast businesses.

BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the New Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of New Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIB's may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the principal of, premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any and interest on the Global Notes, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global

Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell New Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, therefore such exchange should not constitute an exchange for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Old Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until           , 1997, all dealers effecting transactions in the New
Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                              INDEPENDENT AUDITORS

     The consolidated balance sheet of the Company as of March 1, 1997, the combined balance sheet of the Stations as of December 31, 1996, the combined statements of operations, partners' equity and cash flows of the Stations for the year ended December 31, 1996 and the combined statements of operations and cash flows of the Stations for each of the two years ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, and are included herein in reliance upon said firm as experts in giving said reports.

     The consolidated balance sheets of WJAC as of December 31, 1996 and 1995 and the consolidated statements of earnings, stockholders' equity, and cash flows for each of the two years ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
STC Broadcasting, Inc. and Subsidiaries
  Report of Independent Public Accountants..................   F-3
  Consolidated Balance Sheet -- March 1, 1997...............   F-4
  Notes to Consolidated Balance Sheet.......................   F-5

STC Broadcasting, Inc. and Subsidiaries
  Unaudited Interim Consolidated Financial
     Statements -- March 31, 1997
  Consolidated Balance Sheet -- March 31, 1997..............  F-11
  Consolidated Statement of Operations for the one month
     period ended March 31, 1997............................  F-12
  Consolidated Statement of Stockholders' Equity for the one
     month period ended March 31, 1997......................  F-13
  Consolidated Statement of Cash Flows for the one month
     period ended March 31, 1997............................  F-14
  Notes to Consolidated Financial Statements................  F-15

Television Stations WEYI, WROC, WTOV and KSBW
  Report of Independent Public Accountants..................  F-17
  Combined Balance Sheet -- December 31, 1996...............  F-18
  Combined Statement of Operations for the year ended
     December 31, 1996......................................  F-19
  Combined Statement of Partners' Equity for the year ended
     December 31, 1996......................................  F-20
  Combined Statement of Cash Flows for the year ended
     December 31, 1996......................................  F-21
  Notes to Combined Financial Statements....................  F-22

Television Stations WEYI, WROC and WTOV
  Report of Independent Public Accountants..................  F-29
  Combined Statements of Operations for the years ended
     December 31, 1995 and
     1994...................................................  F-30
  Combined Statements of Cash Flows for the years ended
     December 31, 1995 and
     1994...................................................  F-31
  Notes to Combined Financial Statements....................  F-32

Television Station KSBW
  Report of Independent Public Accountants..................  F-35
  Statements of Operations for the years ended December 31,
     1995 and 1994..........................................  F-36
  Statements of Cash Flows for the years ended December 31,
     1995 and 1994..........................................  F-37
  Notes to Financial Statements.............................  F-38

WJAC, Incorporated and Subsidiaries
  Independent Auditors' Report..............................  F-41
  Consolidated Balance Sheets -- December 31, 1996 and
     1995...................................................  F-42
  Consolidated Statements of Earnings for the years ended
     December 31, 1996 and 1995.............................  F-43

                                                              PAGE
                                                              ----
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996 and 1995.................  F-44
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996 and 1995.............................  F-45
  Notes to Consolidated Financial Statements................  F-46
WJAC, Incorporated and Subsidiaries
  Unaudited Interim Consolidated Financial
     Statements -- March 31, 1997
  Consolidated Balance Sheet -- March 31, 1997..............  F-54
  Consolidated Statement of Earnings for the three months
     ended March 31, 1997...................................  F-55
  Consolidated Statement of Stockholders' Equity for the
     three months ended March 31, 1997......................  F-56
  Consolidated Statement of Cash Flows for the three months
     ended March 31, 1997...................................  F-57
  Notes to Consolidated Financial Statements................  F-58

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
STC Broadcasting, Inc.:

     We have audited the accompanying consolidated balance sheet of STC Broadcasting, Inc. and subsidiaries as of March 1, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of STC Broadcasting, Inc. and subsidiaries as of March 1, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
May 23, 1997

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEET--MARCH 1, 1997

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $    879,455
  Accounts receivable, net of allowance for doubtful
     accounts of $296,534...................................     6,967,985
  Current portion of program rights.........................     3,623,712
  Other current assets......................................       508,812
                                                              ------------
          Total current assets..............................    11,979,964
                                                              ------------
PROPERTY AND EQUIPMENT......................................    26,920,478
                                                              ------------
INTANGIBLE ASSETS:
  FCC licenses..............................................    30,858,162
  Network affiliation agreements............................    97,717,514
  Other.....................................................     1,889,276
                                                              ------------
          Total intangible assets...........................   130,464,952
                                                              ------------
OTHER ASSETS:
  Deferred acquisition and financing costs..................     4,164,490
  Program rights, net of current portion....................     7,116,358
                                                              ------------
          Total other assets................................    11,280,848
                                                              ------------
          Total assets......................................  $180,646,242
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $    755,940
  Accrued compensation......................................        76,210
  Accrued other.............................................       376,610
  Credit Agreement indebtedness.............................    90,800,000
  Current portion of program rights payable.................     3,623,441
                                                              ------------
          Total current liabilities.........................    95,632,201
PROGRAM RIGHTS PAYABLE, net of current portion..............     7,502,059
REDEEMABLE PREFERRED STOCK..................................    28,500,000
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01 per share, authorized, issued
     and outstanding 1,000 shares...........................            10
  Additional paid-in capital................................    49,011,972
                                                              ------------
          Total stockholders' equity........................    49,011,982
                                                              ------------
          Total liabilities and stockholders' equity........  $180,646,242
                                                              ============

The accompanying notes are an integral part of this consolidated balance sheet.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED BALANCE SHEET
                                 MARCH 1, 1997

1. ORGANIZATION AND NATURE OF OPERATIONS:

     The accompanying balance sheet presents the consolidated financial position as of March 1, 1997, of STC Broadcasting, Inc. and subsidiaries (the "Company"). The Company was incorporated on November 1, 1996, and is a wholly owned subsidiary of Sunrise Television Corp. ("Sunrise"). The Company owns the following commercial television stations (the "Stations"), which were acquired on March 1, 1997:

        STATION            DESIGNATED MARKET AREA     NETWORK AFFILIATION
        -------            ----------------------     -------------------
WEYI-TV.................  Flint, Saginaw-Bay City,            NBC
                            Michigan
WROC-TV.................  Rochester, New York                 CBS
KSBW-TV.................  Salinas-Monterey,                   NBC
                            California
WTOV-TV.................  Wheeling, West Virginia             NBC
                            and Steubenville, Ohio

     On March 1, 1997, the Company acquired the Stations from Jupiter/Smith TV Holdings, L.P. and Smith Broadcasting Partners, L.P. for approximately $163,117,000, including working capital (the "Acquisition"). The accompanying consolidated balance sheet reflects the Acquisition under the purchase method of accounting. Accordingly, the acquired assets and assumed liabilities were recorded at fair value as of the date of acquisition. The acquisition price was allocated as follows:

Property and equipment......................................  $ 26,920,000
Intangible assets...........................................   130,086,000
Working capital.............................................     6,111,000
                                                              ------------
                                                              $163,117,000
                                                              ============

     The Acquisition was funded by $90,800,000 in borrowings under the Credit Agreement (see Note 5) and the sale of preferred and common stock (see Notes 6 and 7) in the approximate amount of $77,500,000, net of expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying balance sheet includes the consolidated accounts of the Company. All material intercompany items and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Concentration of Risk and Accounts Receivable

     The Company serves the markets shown in Note 1 above. Accordingly, the revenue potential of the Company is dependent on the economy in these diverse areas. The Company monitors their accounts receivable through continuing credit evaluations. Historically, the Stations have not had significant uncollectible accounts.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

  Program Rights

     The Company has agreements with distributors for the rights to television programming over contract periods which generally run from one to four years. Each contract is recorded as an asset and liability when the license agreement is signed. Program rights and the corresponding obligation are classified as current or long-term based on the estimated usage and payment terms. The capitalized cost of program rights is amortized on a straight-line basis over the period of the program rights agreements, which approximates amortization based on the estimated number of showings.

  Property and Equipment

     Property and equipment acquired in the Acquisition were recorded at the estimate of fair value based upon independent appraisals and property and equipment acquired subsequent thereto will be recorded at cost. Property and equipment will be depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings...................................................  20-39 years
Broadcast equipment.........................................   5-15 years
Automobiles.................................................      3 years
Furniture and computers.....................................      5 years

     Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewals and betterments are capitalized.

  Intangible Assets

     Intangible assets consist principally of values assigned to the Federal Communications Commission (FCC) licenses and network affiliation agreements of the Stations. Intangible assets are being amortized on the straight-line basis over 15 years. Intangible assets are periodically evaluated for impairment using a measurement of fair value.

  Impairment of Long-Lived Assets

     Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. The Company has determined, there has been no impairment in the carrying value of long-lived assets of Stations, as of March 1, 1997.

  Deferred Charges

     Deferred financing costs will be amortized over the applicable loan period (seven years) on a straight-line basis, and deferred acquisition and organization costs will be amortized over a 60-month period on a straight-line basis.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. The preparation of financial statements in conformity with generally accepted accounting principles also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT:

     The major classes of property and equipment are as follows at March 1, 1997:

Land and improvements.......................................  $ 2,208,649
Buildings...................................................    5,691,714
Broadcast equipment.........................................   16,980,910
Automobiles.................................................      388,667
Furniture and computers.....................................    1,650,538
                                                              -----------
          Total property and equipment......................  $26,920,478
                                                              ===========

4. OBLIGATIONS FOR PROGRAM RIGHTS:

     The aggregate scheduled maturities of program rights obligations subsequent to March 1, 1997, are as follows:

1998........................................................  $ 3,623,441
1999........................................................    3,561,335
2000........................................................    2,782,289
2001........................................................    1,158,435
                                                              -----------
                                                              $11,125,500
                                                              ===========

5. CREDIT AGREEMENT:

     To finance the Acquisition described in Note 1, the Company entered into a Credit Agreement with Chase Manhattan Bank and NationsBank of Texas, N.A. (the "Credit Agreement"), as agents for borrowings up to $95.0 million.

     The Credit Agreement provides for (i) a seven-year term loan facility in the amount of $60.0 million, maturing on February 27, 2004 (the "Term Loan") and
(ii) a seven-year revolving credit facility in the amount of $35.0 million, expiring on February 27, 2004 (the "Revolving Credit Facility"). In connection with the March 25, 1997, private placement of $100.0 million, 11% Senior Subordinated Notes (the "11% Notes"), all amounts outstanding under the Term Loan were repaid and the Term Loan was terminated (see Note 9). Commitments under the Revolving Credit Facility will be reduced starting in the year 2000.

     The Revolving Credit Facility will bear interest at an annual rate, at the Company's option, equal to the "ABR, as defined in the Credit Agreement, plus the Applicable Margin" (9.75% at March 1, 1997) or the "Eurodollar Rate, as defined in the Credit Agreement, plus the Applicable Margin" (8.13% at March 1,
1997). Interest rates on the revolving facility may be reduced quarterly in the event the Company meets certain financial tests relating to consolidated leverage.

     The Credit Agreement provides for first priority security interests in all of the tangible and intangible assets of the Company and its direct and indirect subsidiaries. In addition, the loans under the Credit Agreement are guaranteed by Sunrise and the Company's current direct and indirect and any future subsidiaries. The Credit Agreement contains certain financial and operating maintenance covenants including a maximum consolidated leverage ratio of initially 7.0:1, a minimum consolidated fixed charge coverage rate of 1.05:1 and a consolidated interest coverage ratio of initially 1.25:1. In addition, the Company is limited in the amount of annual payments that may be made for capital expenditures and corporate overhead.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

     The operating covenants of the Credit Agreement include limitations on the ability of the Company to (i) incur additional indebtedness (including film debt), other than certain permitted indebtedness, (ii) permit additional liens or encumbrances, other than certain permitted liens, (iii) make any investments in other persons, other than certain permitted investments, (iv) become obligated with respect to contingent obligations, other than certain permitted contingent obligations, and (v) make restricted payments (including dividends on its common stock). The operating covenants also include restrictions on certain specified fundamental changes, such as mergers and asset sales, transactions with shareholders and affiliates and business outside the ordinary course as currently conducted, amendments or waivers of certain specified agreements and the issuance of guarantees or other credit enhancements.

6. REDEEMABLE PREFERRED STOCK:

     In connection with the Acquisition, the Company issued Redeemable Preferred Stock with an aggregate liquidation preference of $30.0 million, or $100 per share, which will be entitled to quarterly dividends that will accrue at a rate per annum of 14%. Prior to February 28, 2002, dividends may be paid in either additional whole shares of Redeemable Preferred Stock or cash, at the Company's option, and only in cash following that date. The Indenture and the Credit Agreement prohibit the payment of cash dividends until May 31, 2002. Pursuant to the terms of the securities purchase agreement, the Company has the right to repurchase the Redeemable Preferred Stock at any time and from time to time prior to March 1, 1998, at $96.50 per share of Redeemable Preferred Stock, plus an amount equal to accrued and unpaid dividends through the repurchase date.

     The Redeemable Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on February 28, 2008, at a price equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption. Prior to February 28, 2008, the Company has various options on redemption of the Redeemable Preferred Stock at various redemption prices exceeding the liquidation preference.

     The Company may, at its option, subject to certain conditions, including its ability to incur additional indebtedness under the 11% Notes and the Credit Agreement, on any scheduled dividend payment date occurring on or after the Redeemable Preferred Stock issuance date, exchange the Redeemable Preferred Stock, in whole but not in part, for the Company's 14% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures"). Holders of the Redeemable Preferred Stock will be entitled to receive $1.00 principal amount of Exchange Debentures for each $1.00 in liquidation preference of Redeemable Preferred Stock.

     Holders of the Redeemable Preferred Stock have no voting rights, except as otherwise required by law; however, the holders of the Redeemable Preferred Stock, voting together as a single class, shall have the right to elect the lesser of two directors or 25% of the total number of directors constituting the Board of Directors of the Company upon the occurrence of certain events, including but not limited to, the failure by the Company on or after February 28, 2002, to pay cash dividends in full on the Redeemable Preferred Stock for six or more quarterly dividend periods, the failure by the Company to discharge any mandatory redemption or repayment obligation with respect to the Redeemable Preferred Stock, the breach or violation of one or more of the covenants contained in the Certificate of Designation, or the failure by the Company to repay at final stated maturity, or the acceleration of the final stated maturity of, certain indebtedness of the Company.

     The Certificate of Designation for the Redeemable Preferred Stock and the indenture for the Exchange Debentures will contain covenants customary for securities comparable to the Redeemable Preferred Stock and the Exchange Debentures, including covenants that restrict the ability of

                    STC BROADCASTING, INC. AND SUBSIDIARIES
the Company and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments, to merge or consolidate with any other person or to sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. Such covenants are substantially identical to those covenants contained in the 11% Notes.

7. TRANSACTIONS WITH AFFILIATES:

     In connection with the Acquisition, Sunrise and the Company entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which Sunrise and the Company have agreed to pay Hicks Muse Partners an annual fee payable quarterly for oversight and monitoring services to the Company. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company and its subsidiaries for the then-current fiscal year. The Monitoring and Oversight Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been, and will continue to be provided to the Company by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received, by Sunrise and the Company.

     In connection with the Acquisition, Sunrise and the Company entered into a ten-year agreement (the "Financial Advisory Agreement") pursuant to which Hicks Muse Partners received a financial advisory fee of $2.5 million at the closing of the Acquisition as compensation for its services as financial advisor to the Company in connection with the Acquisition. Hicks Muse Partners also is entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "add-on transaction" (as defined) in which the Company is involved. The term "transaction value" means the total value of the add-on transaction including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement), including the amount of any indebtedness, preferred stock or similar terms assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving the Company or any of its subsidiaries, and any other person or entity. The Financial Advisory Agreement makes available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The Company does not believe that the services that have been, and will continue to be provided by Hicks Muse Partners could otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by the Company.

     In connection with the Acquisition, affiliates of Hicks Muse purchased $25.0 million of the Redeemable Preferred Stock for a purchase price of approximately $24.1 million (or 96.5% of the initial liquidation preference of such shares) and received in connection therewith warrants to purchase shares of common stock of Sunrise. The Hicks Muse affiliates, along with the other purchaser of the Redeemable Preferred Stock and warrants, received certain registration rights with respect to the shares of common stock of Sunrise issuable upon exercise of the warrants.

     The Company has elected to participate in a Hicks Muse affiliate insurance program which covers automobiles, buildings, equipment, libel and slander, liability and earthquake damage. The Company pays actual invoice costs and no employee of Hicks Muse is compensated for these

                    STC BROADCASTING, INC. AND SUBSIDIARIES
services other than through the above Monitoring and Oversight Agreement. Management believes the amounts paid are reasonable and representative of the services provided.

     The Company has elected to participate in the Sunrise health, life, vision and dental program, long and short-term disability, travel accident and long-term care program. The Company is charged the same costs as any other participating affiliate.

     A defined contribution savings plan (401k) is provided to employees of the Company by Sunrise. Employees of the Company who have been employed for six months, who have attained the age of 21 years and who have completed 1,000 hours of service are generally eligible to participate. Certain employees represented by various unions have elected not to participate in the Plan or have established their own plans.

8. COMMITMENTS AND CONTINGENCIES:

     The Company is subject to legal proceedings and claims in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

9. SUBSEQUENT EVENTS:

     On March 25, 1997, the Company completed a private placement of $100,000,000 principal amount of its 11% Senior Subordinated Notes due March 15, 2007. Proceeds from the sale of the 11% Notes were used to repay all outstanding term loans and revolving credit borrowings under the Company's existing Credit Agreement and for general working capital purposes.

     On April 18, 1997, the Company entered into a letter of intent to acquire the stock of a company that owns two television broadcast stations for approximately $8,500,000, excluding working capital. The letter of intent is subject to customary conditions and no assurances can be given as to whether, or on what terms, such potential acquisition will be consummated by the Company.

     On May 8, 1997, the Company entered into an agreement and plan of merger with WJAC, Incorporated to acquire WJAC's issued and outstanding common stock. WJAC, Incorporated owns and operates the NBC affiliate for the Johnstown/Altoona, PA market. The approximate purchase will be $36,000,000, including working capital, and the expected closing date will be in the fourth quarter of 1997. The Company plans to finance this transaction with the proceeds of future debt and/or equity financings. The WJAC Merger Agreement is subject to customary conditions and no assurances can be given as to whether, or on what terms, such transaction or such financing will be consummated by the Company.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                  CONSOLIDATED BALANCE SHEET -- MARCH 31, 1997
                                  (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  8,652,795
  Accounts receivable, net of allowance for doubtful
     accounts of $305,074...................................     6,836,466
  Current portion of program rights.........................     3,609,491
  Other current assets......................................       926,699
                                                              ------------
          Total current assets..............................    20,025,451
                                                              ------------
PROPERTY & EQUIPMENT, net...................................    26,767,127
                                                              ------------
INTANGIBLE ASSETS, net:
  FCC licenses..............................................    30,460,718
  Network affiliation agreements............................    96,440,405
  Other.....................................................     2,944,254
                                                              ------------
          Net intangible assets.............................   129,845,377
                                                              ------------
OTHER ASSETS:
  Deferred acquisition and financing costs,net of
     accumulated amortization of $176,500...................     8,068,001
  Program rights, net of current portion....................     6,854,658
                                                              ------------
          Total other assets................................    14,922,659
                                                              ------------
          Total assets......................................  $191,560,614
                                                              ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  2,359,911
  Accrued interest..........................................       305,424
  Accrued compensation......................................       581,690
  Accrued other.............................................       611,996
  Current portion of program rights payable.................     3,603,238
                                                              ------------
          Total current liabilities.........................     7,462,259
SENIOR SUBORDINATED NOTES...................................   100,000,000
PROGRAM RIGHTS PAYABLE, net of current portion..............     7,244,599
REDEEMABLE PREFERRED STOCK..................................    28,861,364
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01 per share, authorized, issued
     and outstanding 1,000 shares...........................            10
  Additional paid-in capital................................    49,011,972
  Accumulated deficit.......................................    (1,019,590)
                                                              ------------
          Total stockholders' equity........................    47,992,392
                                                              ------------
          Total liabilities & stockholders' equity..........  $191,560,614
                                                              ============

The accompanying notes are an integral part of this consolidated balance sheet.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE ONE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

Net revenues................................................  $ 3,196,672
Operating expenses..........................................      818,095
Amortization of program rights..............................      304,121
Selling, general and administrative expenses................      710,424
Depreciation................................................      305,135
Amortization................................................      899,683
Corporate overhead..........................................      101,885
                                                              -----------
Operating income............................................       57,329
                                                              -----------
Interest income.............................................       13,240
Interest expense............................................     (735,915)
Other income, net...........................................        7,120
                                                              -----------
Net loss....................................................     (658,226)
Preferred dividends and accretion...........................     (361,364)
                                                              -----------
Net loss applicable to common shareholders..................  $(1,019,590)
                                                              ===========
Loss per common share.......................................  $ (1,019.59)
                                                              ===========
Weighted average number of common shares outstanding........        1,000
                                                              ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE ONE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                                                       TOTAL
                                       COMMON      ADDITIONAL       ACCUMULATED    STOCKHOLDERS'
                                       STOCK     PAID-IN CAPITAL      DEFICIT         EQUITY
                                       ------    ---------------    -----------    -------------
Balance at February 28, 1997.........   $--        $        --      $        --     $        --
Net loss applicable to common
  shareholders.......................                                (1,019,590)     (1,019,590)
Issuance of common stock.............    10         49,011,972               --      49,011,982
                                        ---        -----------      -----------     -----------
Balance at March 31, 1997............   $10        $49,011,972      $(1,019,590)    $47,992,392
                                        ===        ===========      ===========     ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE ONE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

Cash Flows From Operating Activities:
Net loss....................................................  $    (658,226)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................        305,135
  Amortization..............................................        899,683
  Amortization of program rights............................        304,121
  Payments on program rights................................       (308,064)
Change in operating assets and liabilities net of effects
  from acquisition of the Stations:
  Increase in accounts receivable...........................       (171,394)
  Increase in prepaid and other assets......................       (583,083)
  Increase in accounts payable and accrued expenses.........      2,971,059
                                                              -------------
          Net cash provided by operating activities.........      2,759,231
                                                              -------------
Cash Flows From Investing Activities:
Acquisition of Jupiter/Smith stations.......................   (163,116,856)
Capital expenditures........................................       (257,061)
                                                              -------------
          Net cash used in investing activities.............   (163,373,917)
                                                              -------------
Cash Flow from Financing Activities:
  Proceeds from credit agreement............................     90,800,000
  Proceeds from senior subordinated debt....................    100,000,000
  Repayment of credit agreement.............................    (90,800,000)
  Proceeds from sale of preferred stock, net................     28,500,000
  Proceed from sale of common stock, net....................     49,011,982
  Deferred acquisition and debt refinancing costs
     incurred...............................................     (8,244,501)
                                                              -------------
          Net cash provided by financing activities.........    169,267,481
                                                              -------------
Net increase in cash and cash equivalents...................      8,652,795
Cash and cash equivalents, beginning of period..............             --
                                                              -------------
Cash and cash equivalents, end of period....................  $   8,652,795
                                                              =============
Supplemental disclosure of cash flow information:
Non cash items:
  New program contracts.....................................  $      28,200
  Preferred dividends and accretion.........................  $     361,364

   The accompanying notes are an integral part of this consolidated financial statement.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

1. PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include those of STC Broadcasting, Inc. and its subsidiaries (the "Company"). Significant intercompany transactions and accounts have been eliminated. The Company owns and operates the following commercial television stations (the "Stations"), which were acquired on March 1, 1997:

                                                                            NETWORK
       STATION                               MARKET                       AFFILIATION
       -------                               ------                       -----------
WEYI-TV...............  Flint, Saginaw-Bay City, Michigan                     NBC
WROC-TV...............  Rochester, New York                                   CBS
KSBW-TV...............  Salinas-Monterey, California                          NBC
WTOV-TV...............  Wheeling, West Virginia and Steubenville, Ohio        NBC

     The accompanying consolidated financial statements are condensed interim financial statements and do not include all disclosures required by general accepted accounting principles. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements are unaudited but include all adjustments, which are of a normal recurring nature, that the Company considers necessary for a fair presentation of results for such period. Operating results of interim periods are not necessarily indicative of results for a full year.

2. ACQUISITIONS

     On March 1, 1997, the Company acquired the Stations from Jupiter/Smith TV Holdings, L.P. and Smith Broadcasting Partners, L.P. for approximately $163,117,000, including working capital. The accompanying financial statements reflect the acquisition of the Stations under the purchase method of accounting. Accordingly, the acquired assets and assumed liabilities were recorded at fair value as of the date of acquisition based upon independent appraisals. The acquisition price was allocated as follows:

Property and Equipment......................................  $ 26,920,000
Intangible Assets...........................................   130,086,000
Working Capital.............................................     6,111,000
                                                              ------------
                                                              $163,117,000
                                                              ============

     The acquisition was funded by $90,800,000 in borrowings under the Credit Agreement (as defined below) and the sale of preferred and common stock in the approximate amount of $77,500,000.

3. LONG TERM DEBT

     On March 25, 1997, the Company completed a private placement of $100,000,000 principal amount of its 11% Senior Subordinated Notes (the "11% Notes") due March 15, 2007. Proceeds from the sale of the 11% Notes were used to repay all outstanding term loan and revolving credit borrowings under the Company's existing bank credit agreement (the "Credit Agreement"). The remaining net proceeds from the sale of the 11% Notes will be used to fund future acquisitions and general working capital purposes. The $60,000,000 term portion of the Credit Agreement was cancelled upon repayment in accordance with the original terms.

                    STC BROADCASTING, INC. AND SUBSIDIARIES

     The Company's Credit Agreement currently provides for borrowings up to $35,000,000 that can be used for acquisitions, working capital, and for general corporate expenses. There were no outstanding balances under the Credit Agreement as of March 31, 1997.

4. PENDING ACQUISITIONS

     On April 18, 1997, the Company entered into a letter of intent to acquire all of the stock of a company that owns two television broadcast stations for approximately $8,500,000, excluding working capital. The letter of intent is subject to customary conditions and no assurances can be given as to whether, or on what terms, such potential acquisition will be consummated by the Company.

     On May 8, 1997, the Company entered into an agreement and plan of merger (the "Merger Agreement") with WJAC, Incorporated ("WJAC"), pursuant to which WJAC will become a wholly owned subsidiary of the Company. WJAC owns and operates the NBC affiliate for the Johnstown/Altoona, Pennsylvania market. The approximate purchase price will be $36,000,000 including working capital, and the expected closing date will be in the fourth quarter of 1997. The Company intends to finance this transaction with the proceeds of future debt and/or equity financings. The Merger Agreement is subject to customary conditions and no assurances can be given as to whether, or on what terms, such transaction or such financings will be consummated by the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Jupiter/Smith TV Holdings, L.P.:

     We have audited the accompanying combined balance sheet of Smith Television of Michigan, L.P., Smith Television of Rochester, L.P., Smith
Television -- WTOV, L.P., and Smith Television of Salinas-Monterey, L.P., and their respective licensed subsidiaries, (collectively, the "Partnerships") as of December 31, 1996, and the related combined statements of operations, partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Partnerships as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2, on February 28, 1997, Jupiter/Smith TV Holdings, L.P. and Smith Broadcasting Partners, L.P. sold substantially all of the assets of the Partnerships to STC Broadcasting, Inc. and Smith Acquisition Company.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 7, 1997 (except with respect
  to the matter discussed in Note 2, as to which the date is February 28, 1997)

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,752,634
  Accounts receivable, net of allowance for doubtful
     accounts of $222,706...................................     7,981,853
  Current portion of program rights.........................     2,570,373
  Prepaid and other assets..................................       570,694
                                                              ------------
          Total current assets..............................    13,875,554
                                                              ------------
PROPERTY AND EQUIPMENT, net.................................    26,228,333
PROGRAM RIGHTS, net of current portion......................       541,443
INTANGIBLE ASSETS, net......................................    59,437,889
DEFERRED FINANCING AND ORGANIZATIONAL COSTS, net............     6,524,667
                                                              ------------
          TOTAL ASSETS......................................  $106,607,886
                                                              ============

                     LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  2,192,240
  Current portion of program rights.........................     2,552,512
  Credit Agreement Indebtedness, current portion............     3,930,000
                                                              ------------
          Total current liabilities.........................     8,674,752
                                                              ------------
PROGRAM RIGHTS PAYABLE, net of current portion..............       549,838
CREDIT AGREEMENT INDEBTEDNESS, net of current portion.......    61,070,000
                                                              ------------
          TOTAL LIABILITIES.................................    70,294,590
COMMITMENTS AND CONTINGENCIES
PARTNERS' EQUITY............................................    36,313,296
                                                              ------------
          TOTAL LIABILITIES AND PARTNERS' EQUITY              $106,607,886
                                                              ============

  The accompanying notes are an integral part of this combined balance sheet.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

REVENUES:
  Broadcasting revenues, net of agency and national
     representative commissions of $6,605,677...............  $34,063,438
  Network compensation......................................    2,752,359
  Other revenue.............................................      742,995
                                                              -----------
          Net revenues......................................   37,558,792
                                                              -----------
EXPENSES:
  Station operating expenses................................   10,050,393
  Amortization of program rights............................    3,580,799
  Selling, general and administrative expenses..............    8,513,562
  Depreciation..............................................    4,285,734
  Amortization..............................................    5,860,048
  Corporate Overhead........................................      840,135
                                                              -----------
          Total operating expenses..........................   33,130,671
                                                              -----------
          Operating income..................................    4,428,121
INTEREST INCOME.............................................       92,882
INTEREST EXPENSE, CREDIT AGREEMENT..........................    6,072,477
OTHER INCOME, net...........................................    1,459,770
                                                              -----------
NET LOSS....................................................  $   (91,704)
                                                              ===========

     The accompanying notes are an integral part of this combined financial statement.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

                     COMBINED STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                 TOTAL
                                                              -----------
PARTNERS' EQUITY, beginning of year.........................           --
  Partners' contributions during the year...................   36,405,000
  Net loss, year ended December 31, 1996....................      (91,704)
                                                              -----------
PARTNERS' EQUITY, December 31, 1996.........................  $36,313,296
                                                              ===========

     The accompanying notes are an integral part of this combined financial statement.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $    (91,704)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................    10,145,782
     Amortization of program rights.........................     3,580,799
     Payments on syndicated program and film obligations....    (3,590,265)
     Increase in accounts receivable........................    (1,292,494)
     Increase in other current assets.......................      (398,791)
     Increase in accounts payable and accrued expenses......     1,259,338
     Loss on disposal of property and equipment.............        33,118
                                                              ------------
          Net cash provided by operating activities.........     9,645,783
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of television stations.......................  (105,353,237)
  Capital expenditures......................................    (2,965,697)
  Proceeds from disposal of property and equipment..........        65,889
  Other.....................................................       (45,104)
                                                              ------------
          Net cash used in investing activities.............  (108,298,149)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from credit agreement............................    68,300,000
  Principal payments on credit agreement....................    (3,300,000)
  Partners' contributions...................................    36,405,000
                                                              ------------
          Net cash provided by financing activities.........   101,405,000
                                                              ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     2,752,634
CASH AND CASH EQUIVALENTS, beginning of year................            --
                                                              ------------
CASH AND CASH EQUIVALENTS, end of year......................  $  2,752,634
                                                              ============

     The accompanying notes are an integral part of this combined financial statement.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION AND NATURE OF OPERATIONS:

     The accompanying financial statements present the combined financial position as of December 31, 1996 and the combined results of operations and cash flows for the year then ended of four limited partnerships: Smith Television of Michigan, L.P., Smith Television of Rochester, L.P., Smith-Television-WTOV, L.P., and Smith Television of Salinas-Monterey, L.P., and their respective licensed subsidiaries, (collectively, the "Partnerships"). The Partnerships own the following commercial television stations: WEYI, Saginaw, Flint, and Bay City, Michigan; WROC, Rochester, New York; WTOV, Wheeling, West Virginia and Steubenville, Ohio; and KSBW, Monterey-Salinas, California (collectively, the "Stations"). Stations WEYI, WTOV and KSBW are NBC affiliates and station WROC is a CBS affiliate. The Partnerships are controlled by Jupiter/Smith TV Holdings, L.P. ("Jupiter/Smith") and Smith Broadcasting Partners, L.P. ("SBP"). The Partnerships were formed on December 13, 1995, and acquired the Stations in January 1996 for a total purchase price of approximately $105,400,000, including transaction fees and working capital.

     The combined financial statements reflect the acquisitions of the Stations under the purchase method of accounting. Accordingly, the acquired assets and liabilities were recorded at fair value as of the date of acquisition. The acquisition price of approximately $105,400,000 was allocated based upon appraised values resulting in approximately $27,600,000, $71,800,000, and $6,000,000 being assigned to property and equipment, intangibles (including deferred financing and organizational costs), and working capital, respectively. The transaction was funded by the Credit Agreement discussed in Note 8 and partners' contributions. Management does not consider the results of operations of the Stations from January 1, 1996, to the dates the Stations were acquired to be significant.

2. SALE OF THE ASSETS OF THE PARTNERSHIPS:

     On February 28, 1997, Jupiter/Smith and SBP completed the sale of substantially all of the assets of the Partnerships to STC Broadcasting, Inc. ("STC") and Smith Acquisition Company ("SAC") for an aggregate sales price of approximately $157,000,000. In connection with the sale, STC and SAC will assume the Partnerships' television programming obligations, certain accounts payable and accrued liabilities, and certain other obligations relating to the operations of the Stations after the closing date. The Partnerships will retain all other liabilities of the Partnerships, including the Credit Agreement with Chase Manhattan Bank, as discussed in Note 8.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying financial statements include the combined accounts of the Partnerships. The Partnerships are combined because of common ownership, management and relationship of operations. All material items and transactions between the Partnerships have been eliminated.

  Cash and Cash Equivalents

     The Partnerships consider all highly liquid investments with a maturity of three months or less to be cash equivalents.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Risk and Accounts Receivable

     The Partnerships serve the Saginaw, Flint, and Bay City, Michigan; Rochester, New York; Wheeling, West Virginia and Steubenville, Ohio; and Monterey and Salinas, California, demographic areas. Accordingly, the revenue potential of the Partnerships is dependent on the economy in these diverse areas. The Partnerships monitor their accounts receivable through continuing credit evaluations. Historically, the Partnerships have not had significant uncollectible accounts.

  Program Rights

     The Partnerships have agreements with distributors for the rights to television programming over contract periods which generally run from one to four years. Each contract is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program rights and the corresponding obligation are classified as current or long-term based on the estimated usage and payment terms. The capitalized cost of program rights is amortized on a straight-line basis over the period of the program rights agreements, which approximates amortization based on the estimated number of showings.

  Property and Equipment

     Property and equipment acquired in purchase transactions are recorded at the estimate of fair value based upon independent appraisals and property and equipment acquired subsequent thereto are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings...................................................    39 years
Broadcast equipment.........................................  5-15 years
Automobiles.................................................     3 years
Furniture and computers.....................................     5 years

     Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewals and betterments are capitalized.

  Intangible Assets

     Intangible assets consist principally of values assigned to the Federal Communications Commission (FCC) licenses and network affiliation agreements of the Stations. Intangible assets are being amortized on the straight-line basis primarily over 15 years. Intangible assets are periodically evaluated for impairment using a measurement of fair value.

  Impairment of Long-Lived Assets

     Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. The Partnerships have determined there has been no impairment in the carrying value of long-lived assets of Stations as of December 31, 1996.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Charges

     Deferred charges include net financing costs of $4,555,479 at December 31, 1996, which are being amortized over the applicable loan period (7 years) on a straight-line basis, and net organization costs of $1,969,188 at December 31, 1996, which are being amortized over a 60-month period on a straight-line basis. Deferred charges are net of accumulated amortization of $1,244,132 at December 31, 1996.

  Trade/Barter Transactions

     Trade/barter transactions involve the exchange of advertising time for products and/or services. Trade/barter transactions are recorded based on the fair market value of the products and/or services received. Revenue is recorded when advertising schedules air and expense is recognized when products and/or services are used or received.

  Income Taxes

     No income tax provision has been included in the financial statements since income or loss of the Partnerships is required to be reported by the partners on their respective income tax returns.

  Allocation of Partnerships' Income

     The Partnerships' income for the year ended December 31, 1996 is allocated as described by the Partnership Agreement.

  Supplemental Cash Flow Disclosures

     Cash paid for interest during 1996 was $5,974,847. In addition, the Partnerships acquired new contracts for television program obligations in the amount of $698,861 during 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The preparation of financial statements in conformity with generally accepted accounting principles also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT:

     The major classes of property and equipment are as follows at December 31, 1996:

Land and improvements.......................................  $ 2,432,561
Buildings...................................................    5,761,872
Broadcast equipment.........................................   19,624,542
Automobiles.................................................      907,765
Furniture and computers.....................................    1,705,735
                                                              -----------
                                                               30,432,475
Less -- Accumulated depreciation............................   (4,204,142)
                                                              -----------
                                                              $26,228,333
                                                              ===========

5. INTANGIBLE ASSETS:

     Intangible assets consisted of the following at December 31, 1996:

FCC licenses................................................  $13,483,025
Network affiliation agreements..............................   42,696,479
Other intangibles...........................................    7,874,301
                                                              -----------
                                                               64,053,805
Less -- Accumulated amortization............................   (4,615,916)
                                                              -----------
                                                              $59,437,889
                                                              ===========

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consisted of the following at December 31, 1996:

Accounts payable............................................  $  821,215
Accrued interest............................................      97,630
Accrued payroll, commissions, and bonuses...................     402,256
Payable to former owner.....................................     149,376
Other.......................................................     721,763
                                                              ----------
                                                              $2,192,240
                                                              ==========

7. OBLIGATIONS FOR PROGRAM RIGHTS:

     Current and noncurrent obligations for program rights recorded on the accompanying December 31, 1996 combined balance sheet are $2,552,512 and $549,838 (all related to 1998), respectively. In addition, the Partnerships have entered into noncancelable commitments for future program rights aggregating $7,640,019 at December 31, 1996. Program contract obligations and the assets related to these commitments have not been recognized in the accompanying combined financial statements as all of the conditions specified in Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters," have not been met.

     See Note 2 regarding the sale of the Partnerships' assets which will include the assignment and assumption of all outstanding program obligations, including future contracts.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. LONG-TERM DEBT:

     At December 31, 1996, outstanding bank debt consisted of the following:

Initial term loan...........................................  $37,000,000
Revolving credit loan.......................................   12,500,000
Standby term loan...........................................   15,500,000
                                                              -----------
                                                              $65,000,000
                                                              ===========

     To finance the acquisitions described in Note 1 and to provide for future operating capital, the Partnerships entered into a Credit Agreement with Chase Manhattan Bank, N.A. (the "Credit Agreement"), as administrative agent, for borrowings of up to $72,000,000, bearing interest at a blended effective rate of 7.63% at December 31, 1996. The borrowings are collateralized by all of the assets and outstanding Partnership interests.

     The aggregate scheduled maturities of long-term debt subsequent to December 31, 1996 are as follows:

1997..................................................  $ 3,000,000
1998..................................................    6,500,000
1999..................................................    8,000,000
2000..................................................   11,500,000
2001..................................................   11,500,000
2002..................................................   24,500,000
                                                        -----------
                                                        $65,000,000
                                                        ===========

     In addition to the scheduled debt repayments discussed above, the Partnerships are required to make prepayments of 66.7% of Excess Cash Flow (as defined in the Credit Agreement). The required payment due at March 31, 1997 amounts to approximately $2,730,000, of which $1,800,000 has been prepaid at December 31, 1996. The remaining $930,000 is included in the current portion of Credit Agreement.

     Under the Credit Agreement, the Partnerships have the option to maintain domestic and Eurodollar loans. Interest on borrowings under this agreement are at varying rates based, at the Partnerships' option, on the banks' prime rate or the London Interbank Offering Rate (LIBOR), plus a fixed percent, and are adjusted based upon the ratio of total debt to earnings before interest, taxes, depreciation, and amortization. The weighted average interest rate during 1996 was 9.08%. Additionally, commitment fees of 0.5% are payable quarterly.

     The Partnerships enter into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. The Partnerships had one outstanding interest rate swap agreement with the commercial bank in the Credit Agreement in the amount of $58,000,000, declining in amount to its expiration date of September 30, 1998. The floating interest rates are based upon the three month LIBOR rate and the measurement and settlement is performed quarterly. Settlements of these agreements are recorded as adjustments to interest expense in the relevant period. The counterparties to these agreements are major national financial institutions.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the existing Credit Agreement, the Partnerships agree to abide by restrictive covenants which place limitations upon payments of cash distributions, issuance of Partnership interests, investment transactions and the incurrence of additional obligations. In addition, the Partnerships must maintain specified levels of operating cash flow and comply with other financial covenants.

9. AFFILIATE TRANSACTIONS:

     The Partnerships pay SBP, the general partner of the Partnerships, to provide certain management services. Payments amounted to $690,135 in 1996 and a $150,000 bonus is included in accounts payable as of December 31, 1996. Management believes these amounts are reasonable and representative of the services provided. The agreement terminates upon the sale of the Stations' assets.

     The Partnerships have elected to participate in an affiliate insurance program which covers automobiles, buildings, equipment, libel and slander, liability and earthquake damage. The Partnerships pay actual invoice costs and no employee of the affiliate or SBP is compensated for these services other than through the above management fee. Management believes the amounts paid are reasonable and representative of the services provided.

     The Partnerships have elected to participate in an affiliate health, life, vision and dental program, long and short term disability, travel accident and long-term care program. The Partnerships are charged the same costs as any other participating affiliate. No employee of the affiliate or SBP is compensated for these services other than through the above management fee. Management believes the amounts paid are reasonable and representative of the services provided.

     A defined contribution savings plan (401k) is provided to employees of the Partnerships by an affiliate. Employees of the Partnerships who have been employed for six months, who have attained the age of 21 years and who have completed 1,000 hours of service are generally eligible to participate. Certain employees represented by various unions have elected not to participate in the Plan or have established their own plans. Amounts contributed to the plan by the Partnerships amounted to $131,429 in 1996.

10. OTHER INCOME:

     Other income for the year ended December 31, 1996 consisted of the following:

Payment received from an unaffiliated network, net..........  $1,500,000
Loss on disposal of equipment...............................     (33,118)
Other.......................................................      (7,112)
                                                              ----------
                                                              $1,459,770
                                                              ==========

     During 1996, the Partnerships agreed to provide certain services to an unaffiliated national television network and agreed to potentially swap one of its Stations for one of the unaffiliated network's stations. The Partnerships have provided all services required by the network. The Partnerships received $1,500,000 for these services.

                      SMITH TELEVISION OF MICHIGAN, L.P.,
                      SMITH TELEVISION OF ROCHESTER, L.P.,
                      SMITH TELEVISION -- WTOV, L.P., AND
                   SMITH TELEVISION OF SALINAS-MONTEREY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES:

     The Partnerships lease sales offices and minor transmission sites. Rent expense for the year ended December 31, 1996 was $53,845.

     The Partnerships are subject to legal proceedings and claims in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Partnerships.

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To STC Broadcasting, Inc.:

     We have audited the accompanying combined statements of operations and cash flows of television stations WEYI, WROC and WTOV, stations owned by Television Station Partners, L.P., for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the management of STC Broadcasting, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of television stations WEYI, WROC and WTOV for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 7, 1997

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

                       COMBINED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995           1994
                                                              -----------    -----------
REVENUES:
  Broadcasting revenues, net of agency and national
     representative commissions of $3,793,321 and
     $3,640,676, respectively...............................  $21,267,176    $20,051,728
  Network compensation......................................    1,893,670      1,253,917
  Other revenue.............................................      306,600        351,563
                                                              -----------    -----------
          Net revenues......................................   23,467,446     21,657,208
                                                              -----------    -----------
EXPENSES:
  Station operating expenses................................   14,957,246     13,995,579
  Amortization of program rights............................    2,189,842      1,923,842
  Depreciation and amortization.............................    1,341,200      1,384,532
                                                              -----------    -----------
          Total operating expenses..........................   18,488,288     17,303,953
                                                              -----------    -----------
          Operating income..................................    4,979,158      4,353,255
                                                              -----------    -----------
OTHER EXPENSES..............................................     (623,082)      (322,265)
                                                              -----------    -----------
NET INCOME..................................................  $ 4,356,076    $ 4,030,990
                                                              ============   ============

    The accompanying notes are an integral part of these combined financial statements.

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995           1994
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 4,356,076    $ 4,030,990
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................    1,341,200      1,384,532
     Amortization of program rights.........................    2,189,842      1,923,842
     Payments on program rights.............................   (2,565,029)    (2,345,845)
     Increase in accounts receivable........................     (558,277)      (452,568)
     Decrease in other assets...............................      198,125        296,351
     Decrease in accounts payable and accrued liabilities...     (489,685)      (208,645)
     Other..................................................      (81,338)       (64,467)
                                                              -----------    -----------
          Net cash provided by operating activities.........    4,390,914      4,564,190
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (323,571)      (774,657)
                                                              -----------    -----------
          Net cash used in investing activities.............     (323,571)      (774,657)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net transfers to Television Station Partners, L.P.........   (3,889,426)    (3,427,199)
                                                              -----------    -----------
          Net cash used in financing activities.............   (3,889,426)    (3,427,199)
                                                              -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      177,917        362,334
CASH AND CASH EQUIVALENTS, beginning of year................      531,993        169,659
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $   709,910    $   531,993
                                                              ============   ============

    The accompanying notes are an integral part of these combined financial statements.

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND NATURE OF OPERATIONS:

     The accompanying financial statements present the combined results of operations and cash flows for the years ended December 31, 1995 and 1994, of three commercial television stations: WEYI, Saginaw, Flint and Bay City, Michigan; WROC, Rochester, New York; and WTOV, Wheeling, West Virginia and Steubenville, Ohio (collectively, the "Stations"). Stations WEYI and WTOV are NBC affiliates and station WROC is a CBS affiliate. The Stations are owned by Television Station Partners, L.P. (the "Partnership"), a Delaware limited partnership which was organized on May 24, 1989. The Stations, along with another television station, were acquired by the Partnership on July 7, 1989.

2. AGREEMENT TO SELL THE STATIONS:

     On April 13, 1995, the Partnership entered into an agreement to sell the Stations to Jupiter/Smith Television Holdings, L.P. (the "Buyer") for approximately $63,200,000 plus an amount equal to the excess of the current assets over the current liabilities assumed by the Buyer, as defined in the Asset Purchase Agreement, to be paid in cash at the closing of the sale. On January 3, 1996, the sale of the Stations was finalized for a total sales price of $73,150,000, including transaction fees and working capital.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying combined financial statements include the combined accounts of the Stations. The Stations are combined because of common ownership, management and relationship of operations. All material items and transactions between the Stations have been eliminated.

  Cash and Cash Equivalents

     The Stations consider all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Concentration of Risk and Accounts Receivable

     The Stations serve the Saginaw, Flint, and Bay City, Michigan; Rochester, New York; Steubenville, Ohio, and Wheeling, West Virginia, demographic areas. Accordingly, the revenue potential of the Stations is dependent on the economy in these areas. The Stations monitor their accounts receivable through continuing credit evaluations. Historically, the Stations have not had significant uncollectible accounts that had not previously been provided for in the allowance for doubtful accounts.

  Program Rights

     Program rights and the corresponding contractual obligations are recorded at gross cost when purchased and when the programs are available for their first showing. The capitalized cost of program rights is amortized on a straight-line basis over the period of the program rights agreements, or usage, whichever yields the greater accumulated amortization.

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

  Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and tower.........................................   20-30 years
Automobiles.................................................       3 years
Furniture and fixtures......................................     5-8 years
Machinery and equipment.....................................    5-20 years

     Expenditures for maintenance and repairs are charged to operations as incurred.

  Intangible Assets

     Intangible assets are comprised principally of values assigned to the Federal Communications Commission licenses and network affiliation agreements arising from the acquisition of the Stations. Intangible assets are being amortized on the straight-line basis primarily over 40 years. Intangible assets are periodically evaluated for impairment using a measurement of fair value.

  Impairment of Long-Lived Assets

     Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. The Partnership has determined that as of December 31, 1995, there has been no impairment in the carrying value of the long-lived assets of the Stations.

  Trade/Barter Transactions

     Trade/barter transactions involve the exchange of advertising time for products and/or services. Trade/barter transactions are recorded based on the fair market value of the products and/or services received. Revenue is recorded when advertising schedules air and expense is recognized when products and/or services are used.

  Income Taxes

     No income tax provision has been included in the financial statements since income or loss of the Stations is required to be reported by the partners of the Partnership on their respective income tax returns.

  Supplemental Cash Flow Disclosures

     Property and equipment totaling $115,097 and $98,730 was acquired in 1995 and 1994, respectively, in exchange for advertising time. In addition, the Stations acquired new contracts for television program obligations in the amount of $310,044 and $8,983,788 in 1995 and 1994, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    TELEVISION STATIONS WEYI, WROC, AND WTOV

4. AFFILIATE TRANSACTIONS:

     The Partnership's general partner is entitled to a management fee pursuant to a management agreement. These management fees are for services rendered on behalf of the Partnership's four stations and are not allocated to or accounted for on the individual stations' financial statements. Management fees due to the general partner were approximately $919,000 and $1,377,000 for the years ended December 1995 and 1994, respectively.

5. COMMITMENTS AND CONTINGENCIES:

     The Stations are subject to legal proceedings and claims in the ordinary course of business. In the opinion of the management of STC Broadcasting, Inc., the amount of ultimate liability with respect to these actions will not materially affect the results of operations of the Stations.

                            TELEVISION STATION KSBW

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To STC Broadcasting, Inc.:

     We have audited the accompanying statements of operations and cash flows of television station KSBW, a station owned by E.P. Communications, Inc., for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the management of STC Broadcasting, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of television station KSBW for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 7, 1997

                            TELEVISION STATION KSBW

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995          1994
                                                              ----------    ----------
REVENUES:
  Broadcasting revenues, net of agency and national
     representative commissions of $1,658,863 and
     $1,903,886, respectively...............................  $8,505,825    $8,739,544
  Network compensation......................................     650,581       444,698
  Other revenue.............................................     281,149       201,227
                                                              ----------    ----------
          Net revenues......................................   9,437,555     9,385,469
                                                              ----------    ----------
EXPENSES:
  Station operating expenses................................   5,771,698     5,826,363
  Amortization of program rights............................     990,709     1,198,996
  Depreciation and amortization.............................   2,777,619     2,310,676
                                                              ----------    ----------
          Total operating expenses..........................   9,540,026     9,336,035
                                                              ----------    ----------
          Station operating (loss) income...................    (102,471)       49,434
  Management fees paid to affiliate.........................          --       276,000
                                                              ----------    ----------
          Operating loss....................................    (102,471)     (226,566)
OTHER EXPENSES..............................................     (11,309)     (141,303)
                                                              ----------    ----------
NET LOSS....................................................  $ (113,780)   $ (367,869)
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                            TELEVISION STATION KSBW

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995           1994
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (113,780)   $  (367,869)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................    2,777,619      2,310,676
     Amortization of program rights.........................      990,709      1,198,996
     Payments on program rights.............................     (986,955)    (1,053,534)
     (Increase) decrease in accounts receivable.............     (241,804)       366,358
     (Increase) decrease in other assets....................      (16,764)       386,217
     Increase (decrease) in accounts payable and accrued
       liabilities..........................................       69,938       (246,861)
     Other..................................................       27,812         56,836
                                                              -----------    -----------
          Net cash provided by operating activities.........    2,506,775      2,650,819
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (426,025)      (512,138)
                                                              -----------    -----------
          Net cash used in investing activities.............     (426,025)      (512,138)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from GHTV, Inc..............................           --        477,544
  Net transfers to GHTV, Inc. and E.P. Communications,
     Inc....................................................   (2,089,240)    (2,730,301)
                                                              -----------    -----------
          Net cash used in financing activities.............   (2,089,240)    (2,252,757)
                                                              -----------    -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (8,490)      (114,076)
CASH AND CASH EQUIVALENTS, beginning of year................      174,888        288,964
                                                              -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $   166,398    $   174,888
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                            TELEVISION STATION KSBW

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION AND NATURE OF OPERATIONS:

     The accompanying financial statements present the results of operations and cash flows for the years ended December 31, 1995 and 1994, of television station KSBW (the "Station"). The Station is an NBC affiliate that serves the Salinas and Monterey, California, demographic markets. The Station, along with another television station, is owned by E.P. Communications, Inc. ("EPC"), an S corporation incorporated in the state of California on March 3, 1994. The Station was acquired by E.P. Communications, Inc. on September 21, 1994 from GHTV, Inc. for approximately $22,727,965.

     The financial statements reflect the acquisition of the Station by EPC under the purchase method of accounting. Accordingly, the acquired assets and liabilities were recorded at fair value as of the date of EPC's acquisition of the Station.

2. AGREEMENT TO SELL THE TELEVISION STATION:

     On August 31, 1995, EPC signed a letter of intent to sell the Station to Jupiter/Smith Television Holdings, L.P. (the "Buyer") for approximately $28,000,000 plus an amount equal to the excess of the current assets over the current liabilities assumed by the Buyer, as defined in the Asset Purchase Agreement, to be paid in cash at the closing of the sale. On January 17, 1996, the sale of the Station was finalized for a total sales price of $32,250,000, including transaction fees and working capital.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Station considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Concentration of Risk and Accounts Receivable

     The Station serves the Salinas and Monterey, California, demographic areas. Accordingly, the revenue potential of the Station is dependent on the economy in this area. The Station monitors its accounts receivable through continuing credit evaluations. Historically, the Station has not had significant uncollectible accounts that had not previously been provided for in the allowance for doubtful accounts.

  Program Rights

     Program rights and the corresponding contractual obligations are recorded at gross cost when the license period begins and the programs are available for their first showing. The capitalized cost of program and film rights is amortized on a straight-line basis over the period of the program and film rights agreements, which approximates amortization based on the estimated number of showings.

                            TELEVISION STATION KSBW

  Property and Equipment

     Property and equipment acquired in purchase transactions are recorded at the estimate of fair value based upon independent appraisals and property and equipment acquired subsequent thereto are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and tower.........................................  25-30 years
Automobiles.................................................    3-5 years
Furniture and fixtures......................................   5-10 years
Machinery and equipment.....................................   5-20 years

     Expenditures for maintenance and repairs are charged to operations as incurred.

  Intangible Assets

     Intangible assets are comprised principally of values assigned to the Federal Communications Commission license and network affiliation agreement arising from the acquisition of the Station. Intangible assets are being amortized on the straight-line basis primarily over 40 years. Intangible assets are periodically evaluated for impairment using a measurement of fair value.

  Impairment of Long-Lived Assets

     Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Management has determined that as of December 31, 1995, there has been no impairment in the carrying value of the long-lived assets of the Station.

  Trade/Barter Transactions

     Trade/barter transactions involve the exchange of advertising time for products and/or services. Trade/barter transactions are recorded based on the fair market value of the products and/or services received. Revenue is recorded when advertising schedules air and expense is recognized when products and/or services are used.

  Income Taxes

     EPC is incorporated as an S corporation. Accordingly, for federal income tax purposes, EPC is not subject to an income tax at the corporate level since EPC's net income or loss is required to be reported by its shareholders on their respective income tax returns.

     During the first nine months of 1994, when the Station was owned by GHTV, Inc., income taxes were not computed and allocated to the Station on a stand-alone basis. Accordingly, no tax provision or benefit has been reflected in the 1994 statement of operations.

  Supplemental Cash Flow Disclosures

     Property and equipment totaling $15,000 was acquired in 1994 in exchange for advertising time. In addition, the Station acquired new contracts for television program obligations in the amounts of $859,560 and $677,840 in 1995 and 1994, respectively.

                            TELEVISION STATION KSBW

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. AFFILIATE TRANSACTIONS:

     Corporate expenses, debt and related interest expense of EPC are not allocated to its stations. Accordingly, such items are not reflected on the accompanying statement of operations.

     For the first nine months of 1994, the Station paid its former owner, GHTV, Inc., for certain direct general and administrative services. Payments amounted to approximately $276,000 in 1994.

5. COMMITMENTS AND CONTINGENCIES:

     The Station is subject to legal proceedings and claims in the ordinary course of its business. In the opinion of the management of STC Broadcasting, Inc., the amount of ultimate liability with respect to these actions will not materially affect the results of operations of the Station.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
WJAC, Incorporated and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of WJAC, Incorporated and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As described in Note 6 to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for postretirement benefits other than pensions.

/s/  DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

January 28, 1997
(May 8, 1997 as to Note 11)

                      WJAC, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,727,632    $ 1,472,653
  Short-term investments....................................    3,857,852      3,516,394
  Accounts receivable -- trade (net of allowance of $20,000
     in 1996 and 1995)......................................    2,142,031      1,655,964
  Program rights -- current portion.........................      188,718        125,400
  Prepaid expenses..........................................      107,562         97,759
  Deferred income taxes.....................................       25,156         28,879
  Accrued interest receivable...............................       15,319         22,331
  Other current assets......................................       22,926         14,815
                                                              -----------    -----------
          Total current assets..............................    8,087,196      6,934,195
                                                              -----------    -----------
PROPERTY, PLANT AND EQUIPMENT -- At cost:
  Land and land improvements................................      103,792        102,892
  Buildings.................................................    2,320,253      2,300,598
  Equipment and fixtures....................................    7,220,845      6,886,064
                                                              -----------    -----------
                                                                9,644,890      9,289,554
  Less accumulated depreciation.............................   (7,159,439)    (6,700,122)
                                                              -----------    -----------
                                                                2,485,451      2,589,432
                                                              -----------    -----------
DEFERRED INCOME TAXES.......................................      650,322        685,865
                                                              -----------    -----------
OTHER ASSETS................................................    1,410,464      1,284,428
                                                              -----------    -----------
                                                              $12,633,433    $11,493,920
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   101,612    $    54,788
  Dividends payable.........................................      213,052        213,052
  Accrued salaries and wages................................       70,200         64,105
  Payroll taxes and withholdings............................       42,465         43,553
  Accrued vacation pay......................................      169,503        157,319
  Deferred compensation -- current portion..................       12,780         12,780
  Program rights payable -- current portion.................       94,220         97,677
  Accrued income taxes......................................      163,162        170,045
  Deferred revenue..........................................      343,897        215,452
                                                              -----------    -----------
          Total current liabilities.........................    1,210,891      1,028,771
                                                              -----------    -----------
PROGRAM RIGHTS PAYABLE -- Less current portion..............      107,289          7,042
                                                              -----------    -----------
DEFERRED COMPENSATION.......................................      400,250        341,154
                                                              -----------    -----------
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.................    2,206,759      2,061,262
COMMITMENTS (See Note 10)...................................           --             --
                                                              -----------    -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; authorized, 37,750 shares;
     issued, 30,436 shares..................................       50,000         50,000
  Additional paid-in capital                                        9,435          9,435
  Retained earnings.........................................    8,938,528      8,280,603
  Less unrealized losses on investments.....................      (71,669)       (66,297)
  Less treasury stock -- at cost, 7,314 shares..............     (218,050)      (218,050)
                                                              -----------    -----------
                                                                8,708,244      8,055,691
                                                              -----------    -----------
                                                              $12,633,433    $11,493,920
                                                              ============   ============

                See notes to consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996           1995
                                                              -----------    -----------
REVENUE:
  Broadcasting..............................................  $ 9,842,395    $ 8,795,276
  Hockey team...............................................      904,894        460,968
  Production and recording..................................       59,432         82,875
  Other operating...........................................       74,793          1,005
                                                              -----------    -----------
          Total revenue.....................................   10,881,514      9,340,124
                                                              -----------    -----------
EXPENSES:
  General and administrative................................    2,017,239      1,748,105
  News......................................................    1,408,476      1,297,644
  Selling...................................................    1,316,999      1,107,481
  Technical and production..................................      839,236        809,160
  Program and promotion.....................................      421,280        327,637
  Amortization of program rights............................      865,065        428,438
  Depreciation and amortization.............................      566,105        558,964
  Direct costs of hockey operations.........................      745,449        364,979
  Maintenance -- buildings and transmitters.................      289,794        290,344
  Other operating...........................................      111,118         54,356
                                                              -----------    -----------
          Total expenses....................................    8,580,761      6,987,108
                                                              -----------    -----------
OPERATING INCOME............................................    2,300,753      2,353,016
OTHER INCOME AND EXPENSES...................................      280,380        287,708
                                                              -----------    -----------
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE...................................    2,581,133      2,640,724
INCOME TAXES................................................   (1,071,000)    (1,064,000)
                                                              -----------    -----------
EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.................................................    1,510,133      1,576,724
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (net of
  deferred income tax benefit of $763,288...................           --     (1,144,934)
                                                              -----------    -----------
NET EARNINGS................................................  $ 1,510,133    $   431,790
                                                              ============   ============
EARNINGS PER SHARE AMOUNTS:.................................
  Earnings before cumulative effect of change in
     accounting principle...................................  $     49.62    $     51.80
  Cumulative effect of change in accounting principle.......           --         (37.62)
                                                              -----------    -----------
  Net earnings..............................................  $     49.62    $     14.18
                                                              ============   ============

                See notes to consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                     ADDITIONAL                UNREALIZED
                           COMMON     PAID-IN      RETAINED     LOSSES ON    TREASURY    STOCKHOLDERS'
                            STOCK     CAPITAL      EARNINGS    INVESTMENTS     STOCK        EQUITY
                           -------   ----------   ----------   -----------   ---------   -------------
BALANCE, DECEMBER 31,
  1994...................  $50,000     $9,435     $8,701,021    $(227,458)   $(218,050)   $8,314,948
  Net earnings...........       --         --        431,790           --           --       431,790
  Unrealized gain on
     investments -- net
     of deferred tax
     expense of
     $111,994............       --         --             --      161,161           --       161,161
  Cash dividends --
     $28.00 per share....       --         --       (852,208)          --           --      (852,208)
                           -------     ------     ----------    ---------    ---------    ----------
BALANCE, DECEMBER 31,
  1995...................   50,000      9,435      8,280,603      (66,297)    (218,050)    8,055,691
  Net earnings...........       --         --      1,510,133           --           --     1,510,133
  Unrealized loss on
     investments -- net
     of deferred tax
     benefit of $3,734...       --         --             --       (5,372)          --        (5,372)
  Cash dividends --
     $28.00 per share....       --         --       (852,208)          --           --      (852,208)
                           -------     ------     ----------    ---------    ---------    ----------
BALANCE, DECEMBER 31,
  1996...................  $50,000     $9,435     $8,938,528    $ (71,669)   $(218,050)   $8,708,244
                           ========  ========     ==========   ==========    ==========  ===========

                See notes to consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $1,510,133    $  431,790
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Cumulative effect of change in accounting principle....          --     1,144,934
     Depreciation and amortization..........................     566,105       558,964
     Deferred compensation expense..........................      59,096        24,653
     Deferred income taxes..................................      43,000       (87,000)
     Amortization of program rights.........................     865,065       428,438
     Payments for program rights............................    (875,307)     (495,952)
     Accounts receivable -- trade...........................    (486,067)      (97,398)
     Accounts payable -- trade..............................      46,824         3,624
     Deferred revenue.......................................     128,445       136,602
     Prepaid pension cost...................................    (110,688)      (53,793)
     Increase in cash surrender value -- life insurance.....     (33,237)      (33,794)
     Postretirement benefits other than pensions............     145,497       153,040
     Accrued income taxes...................................      (6,883)      (59,013)
     Other..................................................      (2,817)      119,167
                                                              ----------    ----------
          Net cash provided by operating activities.........   1,849,166     2,174,262
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................    (398,936)     (426,941)
  Purchases of short-term investments.......................    (924,436)     (685,494)
  Net proceeds from sale of short-term investments..........     582,978     1,019,359
  Payment for purchase of Webworks, Inc., net of $29,586
     cash acquired..........................................          --       (45,414)
  Payment for purchase of Johnstown Chiefs, Inc., net of
     $1,500 cash acquired...................................          --      (598,500)
  Other.....................................................      (1,585)       (9,678)
                                                              ----------    ----------
          Net cash used in investing activities.............    (741,979)     (746,668)
                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES -- Dividends paid......    (852,208)     (905,471)
                                                              ----------    ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     254,979       522,123
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................   1,472,653       950,530
                                                              ----------    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $1,727,632    $1,472,653
                                                              ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -- Income
  taxes paid................................................  $1,005,138    $1,210,013
                                                              ==========    ==========

                See notes to consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Organization -- WJAC, Incorporated (the "Parent") is an NBC affiliate broadcast television station located in Johnstown, PA and is the parent holding company of the Johnstown Chiefs, Inc. and Webworks, Inc. (collectively, the "Company"). The Johnstown Chiefs, Inc. are a minor league hockey team which was purchased in May 1995. Webworks, Inc. maintains a page on the Internet used by advertisers for which it receives a fee and began operations in November 1995. The consolidated financial statements include the results of operations of the Johnstown Chiefs, Inc. since the date of acquisition and Webworks, Inc. since the start of operations. All significant transactions between the Parent and subsidiaries are eliminated.

     b. Short-Term Investments -- Short-term investments consist principally of tax-exempt bonds, mutual funds and corporate equity securities. The Company accounts for investments under Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires certain investments to be categorized as either trading, available-for-sale, or held-to-maturity. At December 31, 1996 and 1995, all of the Company's investments were categorized as available-for-sale and are carried at fair value with unrealized gains and losses recorded as a separate component of stockholders' equity.

     c. Property, Plant and Equipment -- Depreciation is provided over the estimated useful lives (three to ten years) of the related assets on the straight-line method except that depreciation of broadcasting equipment is provided by accelerated methods. Depreciation expense for the years ended December 31, 1996 and 1995 approximated $501,000 and $521,000, respectively.

     d. Program Rights and Program Rights Payable -- The asset and liability for program rights are recorded at cost when the license period begins. The capitalized costs are being expensed based on the number of future showings and the related revenue forecasted for those showings.

     e. Other Assets Amortization -- Goodwill is amortized over ten years and the non-compete agreement is amortized over the life of the agreement.

     f. Program Barter Transactions -- The Company purchases certain programming which provides advertising time to the syndicator during the airing of the programs. The estimated fair value of advertising revenue received in program barter transactions is recognized as revenue and a corresponding program cost when the air time is used by the advertiser. Program barter revenue and expense of approximately $337,000 is included as an increase to broadcasting revenue and amortization of program rights for the year ended December 31, 1996. No amounts were recorded for the year ended December 31, 1995.

     g. Income Taxes -- The Company accounts for deferred taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method of accounting for deferred income taxes. Deferred income tax liabilities and assets reflect temporary differences between financial statement reporting and income tax reporting. The Company's temporary differences primarily relate to unrealized losses on investments, vacation pay expense, depreciation, pension costs, postretirement benefits other than pensions and deferred compensation expense.

     h. Earnings Per Share Amounts -- The earnings per share amounts for the years ended December 31, 1996 and 1995 are calculated using the issued and outstanding common shares (30,436 in 1996 and 1995).

                      WJAC, INCORPORATED AND SUBSIDIARIES

     i. Statements of Cash Flows -- For purposes of the consolidated statements of cash flows, the Company considers ready asset deposits and short-term money market funds held by a broker purchased with an original maturity of three months or less to be cash equivalents.

     j. Use of Estimates in Preparation of the Consolidated Financial Statements -- The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates used by management are those used in determining depreciation of property, plant and equipment, program rights costs, amortization of goodwill, deferred tax assets and program barter transactions.

     k. New Accounting Pronouncement -- In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires the long-lived assets and identifiable intangibles, including goodwill, that an entity expects to hold and use be evaluated based on the fair value of the asset whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Management considers the undiscounted cash flow expected to be generated by the use of the asset and its eventual disposition to determine when, and if, an impairment has occurred. SFAS No. 121 was implemented by the Company on January 1, 1996. The effect of implementation of SFAS No. 121 did not have a material impact on the consolidated financial statements.

     l. Reclassifications -- Certain reclassifications have been made to the 1995 consolidated financial statements in order to conform to the 1996 presentation.

2. ACQUISITIONS

     The Parent acquired the Johnstown Chiefs, Inc. in May 1995 for $600,000 and Webworks, Inc. in November 1995 for $75,000. The purchase price of these acquisitions were recorded as follows:

Goodwill....................................................  $531,866
Cash........................................................    31,086
Non-compete agreement.......................................    50,000
Equipment and fixtures......................................    41,860
Advanced ticket sales.......................................    77,350
Other.......................................................    21,688
Deferred revenue............................................   (78,850)
                                                              --------
                                                              $675,000
                                                              =========

     These acquisitions were accounted for under the purchase method of accounting.

     The following unaudited financial information for the Company assumes that the aforementioned acquisitions had occurred at the beginning of the year ended December 31, 1995;

Total revenue...............................................  $9,797,980
Earnings before cumulative effect of change in accounting
  principle.................................................   1,545,705
Net earnings................................................     400,771
Earnings per share..........................................       13.17

                      WJAC, INCORPORATED AND SUBSIDIARIES

3. SHORT-TERM INVESTMENTS

     Debt and equity securities in the available-for-sale category included in short-term investments and their respective unrealized holding gains and losses at December 31, 1996 and 1995 are as follows:

                                                                 UNREALIZED HOLDING
                                            FAIR VALUE             GAINS (LOSSES)
                                      -----------------------   ---------------------
                                         1996         1995        1996        1995
                                      ----------   ----------   ---------   ---------
Debt securities.....................  $1,812,310   $1,808,742   $ (13,323)  $   6,387
Equity securities...................   2,045,542    1,707,652    (114,210)   (124,814)
                                      ----------   ----------   ---------   ---------
                                      $3,857,852   $3,516,394   $(127,533)  $(118,427)
                                      ==========   ==========   ==========  ==========

     The net change in the unrealized holding loss account was a loss of $9,106 for 1996 and a gain of $273,156 for 1995. Gross realized gains from the sale of securities classified as available-for-sale for the year ended December 31, 1996 and 1995 were approximately $1,700 and $13,000, respectively. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification. The total cost of short-term investments was $3,985,385 and $3,634,821 at December 31, 1996 and 1995, respectively.

     The estimated fair value of debt securities in the available-for-sale category by contractual maturity at December 31, 1996 and 1995 is as follows:

                                                                   FAIR VALUE
                                                            ------------------------
                                                               1996          1995
                                                            ----------    ----------
Due within one year.......................................  $  404,103    $  452,047
Due after one year through five years.....................     706,262       411,517
Due after five years through ten years....................     167,177       382,150
Due after ten years.......................................     534,768       563,028
                                                            ----------    ----------
                                                            $1,812,310    $1,808,742
                                                            ==========    ==========

4. OTHER ASSETS

     Other assets as of December 31, 1996 and 1995 consist of the following:

                                                               1996          1995
                                                            ----------    ----------
Goodwill (net of accumulated amortization of $84,217 in
  1996 and $31,029 in 1995)...............................  $  447,649    $  500,837
Prepaid pension cost......................................     494,061       383,373
Cash surrender value -- life insurance....................     305,210       271,973
Program rights -- less current portion....................     118,112        74,398
Non-compete agreement (net of accumulated amortization of
  $15,831 in 1996 and $5,831 in 1995).....................      34,169        44,169
Other.....................................................      11,263         9,678
                                                            ----------    ----------
                                                            $1,410,464    $1,284,428
                                                            ==========    ==========

5. PENSION PLAN

     The Company has two noncontributory, defined benefit pension plans covering principally all full-time salaried and hourly employees and certain part-time employees. Pension expense allocable

                      WJAC, INCORPORATED AND SUBSIDIARIES
to the Company for the years ended December 31, 1996 and 1995 was approximately $5,000 and $17,000, respectively.

     The Company's pension benefits are based on a formula which takes into consideration an employee's compensation and years of service. The Company's funding policy is to make annual contributions to the plans based upon the funding standards developed by the plans' actuary. The actuary uses the Projected Unit Credit actuarial cost method. The Company's contributions for 1996 and 1995 at least equaled the minimum funding requirements of ERISA.

     The Company's actuarial present value of accumulated benefit obligation was $1,426,077 and $1,100,186, and included vested benefits of $1,224,399 and $883,789, for 1996 and 1995, respectively.

     The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheets as of December 31, 1996 and 1995:

                                                               1996          1995
                                                            ----------    ----------
Plan assets at fair value consisting principally of
  marketable securities...................................  $2,143,962    $1,852,309
Actuarial present value of projected benefit obligation
  for service rendered to date............................   1,696,211     1,315,607
                                                            ----------    ----------
Plan assets in excess of projected benefit obligation.....     447,751       536,702
Unrecognized net loss (gain)..............................     140,364       (45,840)
Unrecognized net asset at October 1, 1989, being
  recognized over 15 years................................     (94,054)     (107,489)
                                                            ----------    ----------
                                                            $  494,061    $  383,373
                                                            ==========    ==========

     Pension expense for the years ended December 31, 1996 and 1995 included the following components:

                                                               1996         1995
                                                             ---------    ---------
Service cost -- benefits earned during the period..........  $  61,693    $  56,736
Interest cost on projected benefit obligation..............    103,225       92,330
Actual return on plan assets...............................   (194,485)    (248,621)
Net amortization and deferral:
  Actual versus expected return on plan assets.............     47,556      129,701
  Unrecognized net asset...................................    (13,435)     (13,435)
                                                             ---------    ---------
Pension expense............................................  $   4,554    $  16,711
                                                             ==========   ==========

     The principal actuarial assumptions for the plans were as follows for 1996 and 1995:

                                                              1996      1995
                                                              -----    ------
Weighted average discount rate used in determining the
  actuarial present value of the benefit obligations........  7.00%     8.00%
Expected weighted average long-term rate of return on plan
  assets....................................................  7.50%     7.50%
Compensation increases......................................  4.50%     4.50%

6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company sponsors health and life insurance plans covering certain full-time employees and retirees. The plans are funded only as benefit payments are required. Effective January 1, 1995,

                      WJAC, INCORPORATED AND SUBSIDIARIES
the Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," whereby the cost of the health and life insurance postretirement benefits is accrued during the employees active service period. The Company elected to immediately recognize the accumulated benefit obligation rather than amortize it over future periods. The cumulative effect of this accounting change as of January 1, 1995 was to decrease net earnings by $1,144,934, net of a deferred income tax benefit of $763,288. The effect of the accounting change was to increase benefit expense by approximately $148,000 for the year ended December 31, 1995.

     The plans also include cost sharing coverage provisions, such as co-insurance and deductibles. The health insurance plan coordinates benefits with Medicare coverage for participants that are 65 years and older.

     The components of the net postretirement benefit cost for the years ended December 31, 1996 and 1995 are as follows:

                                                                1996        1995
                                                              --------    --------
Service cost -- benefits earned during the year.............  $ 65,666    $ 64,930
Interest cost on the projected benefit obligation...........   141,291     146,873
Amortization of net gain....................................    (4,180)         --
                                                              --------    --------
Net postretirement benefit cost.............................  $202,777    $211,803
                                                              =========   =========

     The status of the Company's unfunded postretirement benefit obligation at December 31, 1996 and 1995 is as follows:

                                                               1996          1995
                                                            ----------    ----------
Actuarial present value of benefit obligations:
  Retirees................................................  $  296,580    $  821,559
  Fully eligible active plan participants.................      80,385        75,108
  Other active plan participants..........................     335,524       922,136
                                                            ----------    ----------
Accumulated postretirement benefit obligations............     712,489     1,818,803
Unrecognized net gain.....................................   1,494,270       242,459
                                                            ----------    ----------
Accrued postretirement benefit cost.......................  $2,206,759    $2,061,262
                                                            ==========    ==========

     The principal actuarial assumptions for the plan were as follows:

                                                              1996    1995
                                                              ----    ----
Weighted average discount rate used in determining the
  actuarial present value of the projected postretirement
  benefit obligation........................................  7.50%   8.00%
Assumed health care cost trend rates:
  First four years (five years for 1995):...................  8.00%   8.00%
  Next five years:..........................................  7.00%   7.00%
  Thereafter:...............................................  6.00%   6.00%

     The 1996 actuarial valuation includes as an experience gain that, beginning in 1997, certain existing Medicare eligible retirees and all new Medicare retirees will be receiving coverage under a managed care program.

     A 1% increase in the assumed health care cost trend rates would increase the service and interest components of the net postretirement benefit cost for the year ended December 31, 1996 by approximately $13,000, as well as increase the December 31, 1996 accumulated postretirement benefit obligation by approximately $87,000.

                      WJAC, INCORPORATED AND SUBSIDIARIES

7. AGREEMENTS WITH EMPLOYEES

     Under the terms of salary continuation agreements with four employees, the Company is to provide monthly postretirement compensation for a maximum period of 15 years, or until death, whichever occurs first. The present value of the future payments required under each of the agreements is being charged to operations over the remaining service periods of the employee. The total amount charged to operations related to these agreements approximated $59,000 and $37,000 during 1996 and 1995, respectively.

     The Company has a long-term employment contract with the president of the Company which expires in April 2001. The contract provides for, among other things, salary continuation in the event of disability or termination for other than just cause (see Note 11).

     Certain employees are covered under a collective bargaining agreement.

8. OTHER INCOME AND EXPENSES

     Other income and expenses for the years ended December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Interest income.............................................  $224,748    $230,073
Dividends...................................................    56,260      41,342
Miscellaneous -- net........................................      (628)     16,293
                                                              --------    --------
                                                              $280,380    $287,708
                                                              =========   =========

9. INCOME TAXES

     The income tax provision for the years ended December 31, 1996 and 1995 is summarized as follows:

                                                               1996          1995
                                                            ----------    ----------
Current:
  Federal.................................................  $  756,000    $  825,000
  State...................................................     272,000       326,000
                                                            ----------    ----------
                                                             1,028,000     1,151,000
                                                            ----------    ----------
Deferred:
  Federal.................................................      (3,500)      (81,000)
  State...................................................      46,500        (6,000)
                                                            ----------    ----------
                                                                43,000       (87,000)
                                                            ----------    ----------
                                                            $1,071,000    $1,064,000
                                                            ==========    ==========

                      WJAC, INCORPORATED AND SUBSIDIARIES

     Reconciliations between the statutory federal income tax rate and the Company's effective income tax rate as a percentage of earnings before income taxes and cumulative effect of change in accounting principle are as follows:

                                                              1996    1995
                                                              ----    ----
Statutory federal income tax rate...........................   34%     34%
State taxes, net of federal tax benefit.....................    8       8
Other.......................................................   (1)     (2)
                                                               --      --
Effective income tax rate...................................   41%     40%
                                                              ====    ====

     The tax effects of significant items comprising the Company's total deferred tax assets and total deferred tax liabilities as of December 31, 1996 and 1995 are as follows:

                                                               1996          1995
                                                            ----------    ----------
Deferred tax assets:
  Postretirement benefits other than pensions.............  $  895,944    $  865,730
  Deferred compensation...................................     162,502       154,019
  Operating loss carryforwards............................     132,728       106,284
  Valuation allowance on operating loss carryforwards.....    (132,728)     (106,284)
  Other...................................................      76,846        73,585
                                                            ----------    ----------
Total deferred tax assets.................................  $1,135,292    $1,093,334
                                                            ----------    ----------
Deferred tax liabilities:
  Prepaid pension cost....................................  $  220,728    $  152,297
  Differences between book and tax basis of property,
     plant and equipment..................................     187,396       181,587
  Other...................................................      51,690        44,706
                                                            ----------    ----------
Total deferred tax liabilities............................  $  459,814    $  378,590
                                                            ----------    ----------

     At December 31, 1996 and 1995, the Johnstown Chiefs, Inc. has remaining preacquisition net operating loss carryforwards for federal tax purposes of approximately $312,600. Also, the Johnstown Chiefs, Inc. has approximately $265,000 of loss carryforward for state income tax purposes at December 31, 1996. The carryforwards expire in varying amounts through 2011 for federal tax purposes and through 1999 for state tax purposes. The ability of the Company to utilize these carryforwards is dependent on the ability of the Johnstown Chiefs, Inc. to generate income during the carryforward period. As a result, the potential tax benefit of these net operating loss carryforwards and deferred taxes from purchase date basis differences have been fully reserved with a valuation allowance at December 31, 1996 and 1995. Unamortized purchase date basis differences were approximately $90,000 and $150,000 at December 31, 1996 and 1995, respectively.

     No additional deferred tax valuation allowance is deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

10. COMMITMENTS

     In addition to program rights payable as reflected in the consolidated financial statements, the Company has contracted the right to broadcast certain programs in the future. The total commitment to be paid under these contracts to broadcast future programs was approximately $1,268,000 at December 31, 1996, and payments will begin primarily at the time of initial broadcast.

                      WJAC, INCORPORATED AND SUBSIDIARIES

11. SUBSEQUENT EVENTS

     On April 7, 1997, the Company signed a Separation Agreement with the president of the Company which provided severance of approximately $1,250,000 and the payment of $200,000 for a one year noncompetition agreement. As a result of the Separation Agreement, the provisions of the long-term employment contract described in Note 7 were fulfilled. At December 31, 1996, there was approximately $225,000 included in the Company's deferred compensation liability related to this employee.

     On May 5, 1997 the Board of Directors of the Parent approved the sale of the stock of the Johnstown Chiefs, Inc. (the "Chiefs") to a major shareholder of the Parent for $50,000 plus additional amounts if that company is later sold for the purpose of moving the team out of the Johnstown, Pennsylvania area before the 2000-2001 hockey season. The proposed sales price for the stock is less than the carrying amount of the net assets. The sale of the stock of the Chiefs is subject to the approval of the shareholders.

     On May 8, 1997, the Parent entered into an Agreement and Plan of Merger (the "Agreement") whereby, upon the closing (expected before December 31, 1997), the Parent becomes a wholly owned subsidiary of STC Broadcasting, Inc. and the stockholders of the Parent will receive approximately $36,000,000, plus or minus a calculated net current asset adjustment. The Agreement provides for the proceeds from a sale of the stock of the Chiefs to be distributed to the current shareholders of the Parent.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,791,284
  Short-term investments....................................    3,725,248
  Accounts receivable -- trade (net of allowance of
     $20,000)...............................................    1,635,944
  Program rights -- current portion.........................      161,523
  Prepaid expenses..........................................      136,794
  Deferred income taxes.....................................      138,103
  Accrued interest receivable...............................       14,459
  Other current assets......................................       12,985
                                                              -----------
          Total current assets..............................    7,616,340
                                                              -----------
PROPERTY, PLANT AND EQUIPMENT -- At cost:
     Land and land improvements.............................      103,792
     Buildings..............................................    2,320,253
     Equipment and fixtures.................................    7,357,442
                                                              -----------
                                                                9,781,487
  Less accumulated depreciation.............................   (7,279,687)
                                                              -----------
                                                                2,501,800
                                                              -----------
DEFERRED INCOME TAXES.......................................      535,364
                                                              -----------
OTHER ASSETS................................................    1,418,577
                                                              -----------
                                                              $12,072,081
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $    78,430
  Accrued salaries and wages................................       43,247
  Payroll taxes and withholdings............................       43,935
  Accrued vacation pay......................................      168,597
  Deferred compensation -- current portion..................       12,780
  Program rights payable -- current portion.................      107,523
  Accrued income taxes......................................      138,294
  Deferred revenues.........................................       24,488
                                                              -----------
          Total current liabilities.........................      617,294
                                                              -----------
PROGRAM RIGHTS PAYABLE -- Less current portion..............       62,166
                                                              -----------
DEFERRED COMPENSATION.......................................      397,055
                                                              -----------
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.................    2,206,759
                                                              -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; authorized, 37,750 shares;
     issued, 30,436 shares..................................       50,000
  Additional paid-in capital................................        9,435
  Retained earnings.........................................    9,033,298
  Less unrealized losses on investments.....................      (85,876)
  Less treasury stock -- at cost, 7,314 shares..............     (218,050)
                                                              -----------
                                                                8,788,807
                                                              -----------
                                                              $12,072,081
                                                              ===========

           See notes to unaudited consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS
                    THREE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

REVENUE:
  Broadcasting..............................................    $2,229,260
  Hockey team...............................................       499,098
  Production and recording..................................        13,581
  Other operating...........................................        26,665
                                                                ----------
          Total revenue.....................................     2,768,604
                                                                ----------
EXPENSES:
  General and administrative................................       492,749
  News......................................................       377,667
  Selling...................................................       298,613
  Technical and production..................................       213,878
  Program and promotion.....................................       114,388
  Amortization of program rights............................       271,963
  Depreciation and amortization.............................       147,368
  Direct costs of hockey operations.........................       308,578
  Maintenance -- buildings and transmitters.................        70,172
  Other operating...........................................        73,252
                                                                ----------
          Total expenses....................................     2,368,628
                                                                ----------
OPERATING INCOME............................................       399,976
OTHER INCOME AND EXPENSES...................................        82,017
                                                                ----------
EARNINGS BEFORE INCOME TAXES................................       481,993
INCOME TAXES................................................      (174,171)
                                                                ----------
NET EARNINGS................................................    $  307,822
                                                                ==========
Earnings per share..........................................    $    10.11
                                                                ==========

           See notes to unaudited consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    THREE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                                    ADDITIONAL                UNREALIZED
                                          COMMON     PAID-IN      RETAINED     LOSSES ON
                                           STOCK     CAPITAL      EARNINGS    INVESTMENTS
                                          -------   ----------   ----------   -----------
BALANCE, DECEMBER 31, 1996..............  $50,000     $9,435     $8,938,528    $(71,669)
Net Earnings............................       --         --        307,822          --
Unrealized loss on investments..........       --         --             --     (14,207)
Cash Dividends -- $7.00 per share.......       --         --       (213,052)         --
                                          -------     ------     ----------    --------
BALANCE, MARCH 31, 1997.................  $50,000     $9,435     $9,033,298    $(85,876)
                                          =======     ======     ==========    ========


                                          TREASURY    STOCKHOLDERS'
                                            STOCK        EQUITY
                                          ---------   -------------
BALANCE, DECEMBER 31, 1996..............  $(218,050)    $8,708,244
Net Earnings............................         --        307,822
Unrealized loss on investments..........                   (14,207)
Cash Dividends -- $7.00 per share.......         --       (213,052)
                                          ---------     ----------
BALANCE, MARCH 31, 1997.................  $(218,050)    $8,788,807
                                          =========     ==========

           See notes to unaudited consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    THREE MONTH PERIOD ENDED MARCH 31, 1997
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings..............................................  $  307,822
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................     147,368
     Deferred compensation expense..........................      (3,195)
     Deferred income taxes..................................      11,884
     Accounts receivable -- trade...........................     506,087
     Program rights.........................................      56,313
     Accounts payable -- trade..............................     (23,182)
     Deferred revenue.......................................    (319,409)
     Program rights payable.................................     (31,820)
     Prepaid pension cost...................................     (45,321)
     Increase in cash surrender value -- life insurance.....      (8,311)
     Accrued vacation.......................................        (906)
     Accrued income taxes...................................     (24,868)
     Prepaid expense and other current assets...............     (18,431)
     Accrued salaries & payroll taxes.......................     (25,483)
                                                              ----------
          Net cash provided by operating activities.........     528,548
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment................    (147,316)
  Net proceeds from sale of short-term investments..........     108,524
                                                              ----------
          Net cash used in investing activities.............     (38,792)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES -- Dividends paid......    (426,104)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      63,652
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............   1,727,632
                                                              ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $1,791,284
                                                              ==========

           See notes to unaudited consolidated financial statements.

                      WJAC, INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1997

BASIS OF PRESENTATION

     The accompanying consolidated financial statements, which include WJAC, Incorporated and its subsidiaries (the "Company"), as of March 31, 1997 and for the three months then ended are unaudited. Significant intercompany transactions and accounts have been eliminated. In the opinion of management, all adjustments necessary for the fair presentation of such financial information have been included. These adjustments are of a normal recurring nature. There have been no changes in accounting policies since the year ended December 31, 1996.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements, footnotes, and discussions should be read in conjunction with the December 31, 1996 and 1995 financial statements and related footnotes contained elsewhere in the Prospectus.

SUBSEQUENT EVENTS

     On April 7, 1997, the Company signed a Separation Agreement with the president of the Company which provided severance of approximately $1,250,000 and the payment of $200,000 for a one year noncompetition agreement. As a result of the Separation Agreement, the provisions of the long-term employment contract described in Note 7 were fulfilled. At December 31, 1996, there was approximately $225,000 included in the Company's deferred compensation liability related to this employee.

     On May 5, 1997 the Board of Directors of the Parent approved the sale of the stock of the Johnstown Chiefs, Inc. (the "Chiefs") to a major shareholder of the Parent for $50,000 plus additional amounts if that company is later sold for the purpose of moving the team out of the Johnstown, PA area before the 2000-2001 hockey season. The proposed sales price for the stock is less than the carrying amount of the net assets. The sale of the stock of the Chiefs is subject to the approval of shareholders.

     On May 8, 1997, the Company entered into an agreements and plan of merger (the "Merger Agreement") with STC Broadcasting, Inc. ("STC"), pursuant to which the Company will become a wholly owned subsidiary of STC. The company owns and operates the NBC affiliate for the Johnstown/Altoona, Pennsylvania market. The approximate purchase price will be $36,000,000 plus or minus a calculated net current asset adjustment, and the expected closing date will be in the fourth quarter of 1997. The hockey operation will not be part of the sale to STC. The Agreement provides for the proceeds from a sale of the stock of the Chiefs to be distributed to the current shareholders of the Parent.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE NEW NOTES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

------------------------------------------------------------

TABLE OF CONTENTS

Available Information........................     i
Certain Definitions and Market and Industry
  Data.......................................    ii
Summary......................................     1
Risk Factors.................................    13
The Acquisition..............................    20
Recent Development...........................    20
Use of Proceeds..............................    21
Capitalization...............................    22
Selected Historical Financial Information....    23
Unaudited Pro Forma Financial Information....    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................    31
Business.....................................    38
Management and Directors.....................    62
Certain Transactions.........................    66
Securities Ownership of Certain Beneficial
  Owners.....................................    67
Description of the Credit Agreement..........    68
Description of Redeemable Preferred Stock....    70
The Exchange Offer...........................    71
Description of New Notes.....................    79
Certain Federal Income Tax Considerations....   103
Plan of Distribution.........................   104
Legal Matters................................   104
Independent Auditors.........................   104
Index to Financial Statements................   F-1

------------------------------------------------------------

    UNTIL               , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                         11% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                                      FOR
                         11% SENIOR SUBORDINATED NOTES
                                    DUE 2007

STC BROADCASTING, INC.

                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                         , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

SEC Registration Fee........................................  $30,304
Printing and Engraving Expenses.............................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................     *
                                                              ========

---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation of STC Broadcasting, Inc. ("the Registrant") provides for the mandatory indemnification of the directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Code"). Pursuant to
Section 145 of the Delaware Code, the Registrant has the discretionary power to indemnify its present and former directors and officers against expenses actually and reasonably incurred by them in connection with any suit (other than an action by or in the right of the Registrant) to which such directors and officers were, are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation for which they served in such positions, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

     Under the Delaware Code, a corporation may also indemnify any person who was or is a party to an action brought by or in the right of the Registrant, but only for actual or reasonable defense and settlement expenses and not for any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication that such director or officer is liable to the corporation unless the court, upon application, finds that in light of all the circumstances such person is fairly and reasonably entitled to indemnity for such expenses. The Delaware Code further provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     The above discussion of the Amended and Restated Certificate of Incorporation of the Registrant and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and the Delaware Code.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in this Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On February 24, 1997, the Registrant issued 1,000 shares of its common stock, par value $.01 per share, to Sunrise Television Corp. in a private transaction for a cash purchase price of $1,000 in reliance on the exemption, set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), from the registration requirement set forth in Section 5 of the Securities Act.

     On February 28, 1997, the Registrant sold 300,000 shares of its 14% Redeemable Preferred Stock in a private placement in reliance on Section 4(2) of the Securities Act for a cash purchase price of $30,000,000.

     On March 25, 1997, the Registrant sold $100,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2007 (the "Old Notes") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to 100% of the stated principal amount of such Old Notes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
          NO.
        -------
          2.1              -- Asset Purchase Agreement, dated as of November 4, 1996, by and among Smith Television of Michigan, L.P., Smith
                              Television of Michigan License, L.P., Smith Television of
                              Rochester, L.P., Smith Television of Rochester License,
                              L.P., Smith Television of Salinas-Monterey, L.P., Smith
                              Television of Salinas-Monterey License, L.P., as Sellers,
                              and STV Acquisition Company (now known as STC
                              Broadcasting, Inc.), as Buyer*
          2.2              -- Asset Purchase Agreement, dated as of November 4, 1996, by and among Smith Television-WTOV, L.P. and Smith
                              Television-WTOV License, L.P., as Sellers, and Smith
                              Acquisition Company, as Buyer*
          2.3              -- Agreement and Plan of Merger, dated as of May 9, 1997, by and among STC Broadcasting, Inc., WJAC Acquisition Corp.
                              and WJAC, Incorporated*
          3.1              -- Amended and Restated Certificate of Incorporation of STV
                              Acquisition Company (now known as STC Broadcasting,
                              Inc.)*
          3.2              -- Certificate of Designation for the 14% Redeemable
                              Preferred Stock*
          3.3              -- Certificate of Amendment to the Certificate of
                              Designation for the 14% Redeemable Preferred Stock*
          3.4              -- Amended and Restated Bylaws of STC Broadcasting, Inc.*
          4.1              -- Indenture, dated as of March 25, 1997, between STC
                              Broadcasting, Inc. and U.S. Trust Company of Texas, N.A.,
                              relating to the outstanding 11% Senior Subordinated Notes
                              due 2007*
          4.2              -- Form of Old Note (included in Exhibit 4.1, Exhibit A)*
          4.3              -- Form of New Note (included in Exhibit 4.1, Exhibit B)*
          5.1              -- Opinion of Weil, Gotshal & Manges LLP as to the validity of securities registered hereby+

        EXHIBIT
          NO.
        -------
         10.1              -- Credit Agreement, dated as of February 28, 1997, by and among STC Broadcasting, Inc., as Borrower, NationsBank of
                              Texas, N. A., as Documentation Agent, The Chase Manhattan
                              Bank, as Administrative and Syndication Agent, and the
                              lenders party thereto*
         10.2              -- Guarantee and Collateral Agreement, dated as of February
                              28, 1997, by STC Broadcasting, Inc., certain of its
                              subsidiaries, and Sunrise Television Corp. in favor of
                              The Chase Manhattan Bank*
         10.3              -- First Amendment, dated March 25, 1997, to the Credit
                              Agreement, dated February 28, 1997, by and among STC
                              Broadcasting, Inc., as Borrower, NationsBank of Texas, N.
                              A., as Documentation Agent, The Chase Manhattan Bank, as
                              Administrative and Syndication Agent, and the lenders
                              party thereto*
         10.4              -- Exchange and Registration Rights Agreement, dated March
                              25, 1997, by and among STC Broadcasting, Inc., Chase
                              Securities Inc., NationsBanc Capital Markets, Inc. and
                              Schroder Wertheim & Co., Incorporated*
         10.5              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and Robert N. Smith*
         10.6              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and David A. Fitz*
         10.7              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and Sandy DiPasquale*
         10.8              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and John M. Purcell*
         10.9              -- Monitoring and Oversight Agreement, dated as of February
                              28, 1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc. and Hicks, Muse & Co. Partners, L.P.*
         10.10             -- Financial Advisory Agreement, dated as of February 28,
                              1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc. and Hicks, Muse & Co. Partners, L.P.*
         10.11             -- Securities Purchase Agreement, dated as of February 28,
                              1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc., Hicks, Muse, Tate & Furst Equity Fund
                              III, L.P. and Chase Equity Associates*
         10.12             -- Deposit Escrow Agreement, dated as of November 4, 1996, by and among Smith Television of Michigan, L.P., Smith
                              Television of Michigan License, L.P., Smith Television of
                              Rochester, L.P., Smith Television of Rochester License,
                              L.P., Smith Television of Salinas-Monterey, L.P., Smith
                              Television of Salinas-Monterey License, L.P., Smith
                              Television-WTOV, L.P. and Smith Television-WTOV License,
                              L.P., Hicks, Muse, Tate & Furst Equity Fund III, L.P.,
                              STV Acquisition Company (now known as STC Broadcasting,
                              Inc.) and Smith Acquisition Company*
         10.13             -- Promissory Note, dated February 28, 1997, by Smith
                              Acquisition Company, in the original principal amount of
                              $28,500,000, payable to STC Broadcasting, Inc.*
         10.14             -- Letter Agreement, dated November 4, 1996, by and among
                              STV Acquisition Company (now known as STC Broadcasting,
                              Inc.), Smith Acquisition Company and Robert N. Smith*
         10.15             -- Letter Agreement, dated February 28, 1997, by and among
                              Smith Broadcasting Partners, L.P., SBP II, L.P. and Smith
                              Acquisition Company*
         10.16             -- Affiliation Agreement, dated July 10, 1995, between
                              National Broadcasting Company, Inc. and WEYI Associates
                              (WEYI-TV)*

        EXHIBIT
          NO.
        -------
         10.17             -- Letter Agreement, dated December 15, 1995, between NBC
                              Television Network and Smith Broadcasting Group, Inc., on
                              behalf of Smith Television of Michigan License, L.P.
                              (WEYI-TV)*
         10.18             -- Affiliation Agreement, dated January 12, 1995, between
                              CBS Television Network and Television Station Partners,
                              L.P. (WROC-TV)*
         10.19             -- Affiliation Agreement, dated December 20, 1995, among the
                              National Broadcasting Company, Inc., Television Station
                              Partners, L.P. and WTOV Associates (WTOV-TV)*
         10.20             -- Affiliation Agreement, dated March 8, 1995, between
                              American Broadcasting Companies, Inc. and WTOV Associates
                              (WTOV-TV)*
         10.21             -- Affiliation Agreement, dated March 20, 1996, between
                              National Broadcasting Company, Inc. and Smith
                              Broadcasting Partners, L.P. (KSBW-TV)*
         10.22             -- Collective Bargaining Agreement, dated August 8, 1994,
                              between WEYI-TV and International Union, United
                              Automobile, Aerospace and Agricultural Implement Workers
                              of America*
         10.23             -- Collective Bargaining Agreement, dated June 1, 1993,
                              between Television Station Partners (WROC-TV) and
                              American Federation of Television and Radio Artists*
         10.24             -- Collective Bargaining Agreement, dated June 1, 1996,
                              between WROC-TV and National Association of Broadcast
                              Employees and Technicians*
         10.25             -- Collective Bargaining Agreement, dated May   , 1997,
                              between WROC-TV and the American Federation of Television
                              and Radio Artists+
         10.26             -- Agreement, dated December 1, 1994, between International
                              Brotherhood of Electrical Workers and Television Station
                              Partners (WTOV-TV)*
         10.27             -- Agreement, dated January 29, 1996, between American
                              Federation of Television and Radio Artists and Smith
                              Broadcasting Group, Inc. (WTOV-TV)*
         10.28             -- Purchase Agreement, dated March 19, 1997, by and among
                              STC Broadcasting, Inc., Chase Securities Inc.,
                              NationsBanc Capital Markets, Inc. and Schroder Wertheim &
                              Co., Incorporated*
         10.29             -- Shareholders' Voting Agreement, dated May 9, 1997, by and among STC Broadcasting, Inc., WJAC Acquisition Corp. and
                              certain shareholders of WJAC, Incorporated*
         10.30             -- Deposit Escrow Agreement, dated May 9, 1997, by and among
                              STC Broadcasting, Inc., WJAC Acquisition Corp., WJAC,
                              Incorporated and Mellon Bank, N.A.*
         12.1              -- Computation of Ratio of Earnings to Fixed Charges of STC
                              Broadcasting, Inc.*
         21.1              -- Subsidiaries of STC Broadcasting, Inc.*
         23.1              -- Consent of Weil, Gotshal & Manges LLP (included in
                              Exhibit 5.1)+
         23.2              -- Consent of Arthur Andersen LLP, independent auditors*
         23.3              -- Consent of Deloitte & Touche LLP*

        EXHIBIT
          NO.
        -------
         24.1              -- Power of Attorney (included in the signature pages in
                              Part II of this Registration Statement)*
         25.1              -- Statement of Eligibility and Qualifications of U.S. Trust
                              Company of Texas, N.A., on Form T-1*
         27.1              -- Financial Data Schedule*
         99.1              -- Form of Letter of Transmittal*
         99.2              -- Form of Notice of Guaranteed Delivery*

---------------

* Filed herewith.

+ To be filed by amendment

     (b) Financial Statement Schedules:

     All schedules are omitted since the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) See Item 14.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 19, 1997.

                                            STC BROADCASTING, INC.

                                            By: /s/  ROBERT N. SMITH
                                               ---------------------------------
                                               Robert N. Smith,
                                               Chief Executive Officer

     Each person whose signature to this Registration Statement appears below hereby appoints Robert N. Smith and David A. Fitz, and each of them individually, any one of whom may act without the joinder of the other, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all pre- and post-effective amendments to this Registration Statement, which may make such changes and additions to this Registration Statement as such agent and attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                     TITLE                   DATE
              ---------                                     -----                   ----

          /s/  ROBERT N. SMITH               Chief Executive Officer and          June 19, 1997
          -------------------------           Director (Principal Executive
          Robert N. Smith                     Officer)


          /s/  DAVID A. FITZ                 Senior Vice President and Chief      June 19, 1997
          -------------------------            Financial Officer (Principal
          David A. Fitz                        Accounting and Financial
                                               Officer)


          /s/  JOHN R. MUSE                  Chairman of the Board of             June 19, 1997
          -------------------------            Directors
          John R. Muse

          /s/  MICHAEL J. LEVITT             Director                             June 19, 1997
          --------------------------
          Michael J. Levitt

          /s/  JOHN H. MASSEY                Director                             June 19, 1997
          ---------------------------
          John H. Massey

          /s/  ERIC C. NEUMAN                Director                             June 19, 1997
          ---------------------------
          Eric C. Neuman

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                      DESCRIPTION
        -------                                    -----------
          2.1              -- Asset Purchase Agreement, dated as of November 4, 1996, by and among Smith Television of Michigan, L.P., Smith
                              Television of Michigan License, L.P., Smith Television of
                              Rochester, L.P., Smith Television of Rochester License,
                              L.P., Smith Television of Salinas-Monterey, L.P., Smith
                              Television of Salinas-Monterey License, L.P., as Sellers,
                              and STV Acquisition Company (now known as STC
                              Broadcasting, Inc.), as Buyer*
          2.2              -- Asset Purchase Agreement, dated as of November 4, 1996, by and among Smith Television-WTOV, L.P. and Smith
                              Television-WTOV License, L.P., as Sellers, and Smith
                              Acquisition Company, as Buyer*
          2.3              -- Agreement and Plan of Merger, dated as of May 9, 1997, by and among STC Broadcasting, Inc., WJAC Acquisition Corp.
                              and WJAC, Incorporated*
          3.1              -- Amended and Restated Certificate of Incorporation of STV
                              Acquisition Company (now known as STC Broadcasting,
                              Inc.)*
          3.2              -- Certificate of Designation for the 14% Redeemable
                              Preferred Stock*
          3.3              -- Certificate of Amendment to the Certificate of
                              Designation for the 14% Redeemable Preferred Stock*
          3.4              -- Amended and Restated Bylaws of STC Broadcasting, Inc.*
          4.1              -- Indenture, dated as of March 25, 1997, between STC
                              Broadcasting, Inc. and U.S. Trust Company of Texas, N.A.,
                              relating to the outstanding 11% Senior Subordinated Notes
                              due 2007*
          4.2              -- Form of Old Note (included in Exhibit 4.1, Exhibit A)*
          4.3              -- Form of New Note (included in Exhibit 4.1, Exhibit B)*
          5.1              -- Opinion of Weil, Gotshal & Manges LLP as to the validity of securities registered hereby+
         10.1              -- Credit Agreement, dated as of February 28, 1997, by and among STC Broadcasting, Inc., as Borrower, NationsBank of
                              Texas, N. A., as Documentation Agent, The Chase Manhattan
                              Bank, as Administrative and Syndication Agent, and the
                              lenders party thereto*
         10.2              -- Guarantee and Collateral Agreement, dated as of February
                              28, 1997, by STC Broadcasting, Inc., certain of its
                              subsidiaries, and Sunrise Television Corp. in favor of
                              The Chase Manhattan Bank*
         10.3              -- First Amendment, dated March 25, 1997, to the Credit
                              Agreement, dated February 28, 1997, by and among STC
                              Broadcasting, Inc., as Borrower, NationsBank of Texas, N.
                              A., as Documentation Agent, The Chase Manhattan Bank, as
                              Administrative and Syndication Agent, and the lenders
                              party thereto*
         10.4              -- Exchange and Registration Rights Agreement, dated March
                              25, 1997, by and among STC Broadcasting, Inc., Chase
                              Securities Inc., NationsBanc Capital Markets, Inc. and
                              Schroder Wertheim & Co., Incorporated*
         10.5              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and Robert N. Smith*
         10.6              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and David A. Fitz*
         10.7              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and Sandy DiPasquale*
         10.8              -- Employment Agreement, dated as of February 28, 1997, by and between Sunrise Television Corp., STC Broadcasting,
                              Inc. and John M. Purcell*

        EXHIBIT
          NO.                                      DESCRIPTION
        -------                                    -----------
         10.9              -- Monitoring and Oversight Agreement, dated as of February
                              28, 1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc. and Hicks, >Muse & Co. Partners, L.P.*
         10.10             -- Financial Advisory Agreement, dated as of February 28,
                              1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc. and Hicks, Muse & Co. Partners, L.P.*
         10.11             -- Securities Purchase Agreement, dated as of February 28,
                              1997, by and among Sunrise Television Corp., STC
                              Broadcasting, Inc., Hicks, Muse, Tate & Furst Equity Fund
                              III, L.P. and Chase Equity Associates*
         10.12             -- Deposit Escrow Agreement, dated as of November 4, 1996, by and among Smith Television of Michigan, L.P., Smith
                              Television of Michigan License, L.P., Smith Television of
                              Rochester, L.P., Smith Television of Rochester License,
                              L.P., Smith Television of Salinas-Monterey, L.P., Smith
                              Television of Salinas-Monterey License, L.P., Smith
                              Television-WTOV, L.P. and Smith Television-WTOV License,
                              L.P., Hicks, Muse, Tate & Furst Equity Fund III, L.P.,
                              STV Acquisition Company (now known as STC Broadcasting,
                              Inc.) and Smith Acquisition Company*
         10.13             -- Promissory Note, dated February 28, 1997, by Smith
                              Acquisition Company, in the original principal amount of
                              $28,500,000, payable to STC Broadcasting, Inc.*
         10.14             -- Letter Agreement, dated November 4, 1996, by and among
                              STV Acquisition Company (now known as STC Broadcasting,
                              Inc.), Smith Acquisition Company and Robert N. Smith*
         10.15             -- Letter Agreement, dated February 28, 1997, by and among
                              Smith Broadcasting Partners, L.P., SBP II, L.P. and Smith
                              Acquisition Company*
         10.16             -- Affiliation Agreement, dated July 10, 1995, between
                              National Broadcasting Company, Inc. and WEYI Associates
                              (WEYI-TV)*
         10.17             -- Letter Agreement, dated December 15, 1995, between NBC
                              Television Network and Smith Broadcasting Group, Inc., on
                              behalf of Smith Television of Michigan License, L.P.
                              (WEYI-TV)*
         10.18             -- Affiliation Agreement, dated January 12, 1995, between
                              CBS Television Network and Television Station Partners,
                              L.P. (WROC-TV)*
         10.19             -- Affiliation Agreement, dated December 20, 1995, among the
                              National Broadcasting Company, Inc., Television Station
                              Partners, L.P. and WTOV Associates (WTOV-TV)*
         10.20             -- Affiliation Agreement, dated March 8, 1995, between
                              American Broadcasting Companies, Inc. and WTOV Associates
                              (WTOV-TV)*
         10.21             -- Affiliation Agreement, dated March 20, 1996, between
                              National Broadcasting Company, Inc. and Smith
                              Broadcasting Partners, L.P. (KSBW-TV)*
         10.22             -- Collective Bargaining Agreement, dated August 8, 1994,
                              between WEYI-TV and International Union, United
                              Automobile, Aerospace and Agricultural Implement Workers
                              of America*
         10.23             -- Collective Bargaining Agreement, dated June 1, 1993,
                              between Television Station Partners (WROC-TV) and
                              American Federation of Television and Radio Artists*
         10.24             -- Collective Bargaining Agreement, dated June 1, 1996,
                              between WROC-TV and National Association of Broadcast
                              Employees and Technicians*
         10.25             -- Collective Bargaining Agreement, dated May   , 1997,
                              between WROC-TV and the American Federation of Television
                              and Radio Artists+

        EXHIBIT
          NO.                                      DESCRIPTION
        -------                                    -----------
         10.26             -- Agreement, dated December 1, 1994, between International
                              Brotherhood of Electrical Workers and Television Station
                              Partners (WTOV-TV)*
         10.27             -- Agreement, dated January 29, 1996, between American
                              Federation of Television and Radio Artists and Smith
                              Broadcasting Group, Inc. (WTOV-TV)*
         10.28             -- Purchase Agreement, dated March 19, 1997, by and among
                              STC Broadcasting, Inc., Chase Securities Inc.,
                              Nationsbanc Capital Markets, Inc. and Schroder Wertheim &
                              Co., Incorporated*
         10.29             -- Shareholders' Voting Agreement, dated May 9, 1997, by and among STC Broadcasting, Inc., WJAC Acquisition Corp. and
                              certain shareholders of WJAC, Incorporated*
         10.30             -- Deposit Escrow Agreement, dated May 9, 1997, by and among
                              STC Broadcasting, Inc., WJAC Acquisition Corp., WJAC,
                              Incorporated and Mellon Bank, N.A.*
         12.1              -- Computation of Ratio of Earnings to Fixed Charges of STC
                              Broadcasting, Inc.*
         21.1              -- Subsidiaries of STC Broadcasting, Inc.*
         23.1              -- Consent of Weil, Gotshal & Manges LLP (included in
                              Exhibit 5.1)+
         23.2              -- Consent of Arthur Andersen LLP, independent auditors*
         23.3              -- Consent of Deloitte & Touche LLP*
         24.1              -- Power of Attorney (included in the signature pages in
                              Part II of this Registration Statement)*
         25.1              -- Statement of Eligibility and Qualifications of U.S. Trust
                              Company of Texas, N.A., on Form T-1*
         27.1              -- Financial Data Schedule*
         99.1              -- Form of Letter of Transmittal*
         99.2              -- Form of Notice of Guaranteed Delivery*

---------------

* Filed herewith.

+ To be filed by amendment